THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN DECLARED EFFECTIVE BY THE SECURITIES AND EXCHANGE COMMISSION. WE ARE NOT USING THIS PROSPECTUS SUPPLEMENT TO OFFER TO SELL THESE SECURITIES OR TO SOLICIT OFFERS TO BUY THESE SECURITIES IN ANY PLACE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                                FILED PURSUANT TO RULE 424(B)(3)
                                                      REGISTRATION NO. 333-50985
                 SUBJECT TO COMPLETION, DATED NOVEMBER 8, 2001

PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus dated June 30, 1998)

$500,000,000

McKesson Corporation Logo
$
     % NOTES DUE 2006
Interest payable   and
ISSUE PRICE:    %

$
     % NOTES DUE 2011
Interest payable   and
ISSUE PRICE:    %

The 2006 Notes will mature on           , 2006. The 2011 Notes will mature on
          , 2011. Interest on the Notes will accrue from           , 2001. We
may redeem the Notes in whole or in part at any time at the redemption prices described on page S-62. The Notes will be issued in minimum denominations of $1,000 increased in multiples of $1,000.

SEE "RISK FACTORS" BEGINNING ON PAGE S-8 FOR A DISCUSSION OF CERTAIN RISKS THAT YOU SHOULD CONSIDER IN CONNECTION WITH AN INVESTMENT IN THE NOTES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

----------------------------------------------------------------------------------------------------------------------------
                                                                PRICE TO           DISCOUNTS AND             PROCEEDS
                                                                 PUBLIC             COMMISSIONS            TO MCKESSON
----------------------------------------------------------------------------------------------------------------------------
Per 2006 Note                                               %                 %                       %
----------------------------------------------------------------------------------------------------------------------------
Total                                                       $                 $                       $
----------------------------------------------------------------------------------------------------------------------------
Per 2011 Note                                               %                 %                       %
----------------------------------------------------------------------------------------------------------------------------
Total                                                       $                 $                       $
----------------------------------------------------------------------------------------------------------------------------

Neither series of Notes will be listed on any national securities exchange. Currently, there is no public market for either series of Notes.

We expect to deliver the Notes to investors through the book-entry system of The Depository Trust Company for the accounts of its participants on or about
          , 2001.

   Sole Bookrunner                 Joint Lead Manager
JPMORGAN                                          BANC OF AMERICA SECURITIES LLC
BANC ONE CAPITAL MARKETS, INC.
               CREDIT SUISSE FIRST BOSTON
                               LEHMAN BROTHERS
                                           TD SECURITIES
           , 2001                                    WACHOVIA SECURITIES

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus and the information to which we have referred you. We and the underwriters have not authorized anyone to provide you with any additional information.

This prospectus supplement and accompanying prospectus do not constitute an offer to sell, or the solicitation of an offer to purchase, the Notes offered by this prospectus supplement and the accompanying prospectus in any jurisdiction where the offer or sale is not permitted. Neither the delivery of this prospectus supplement and the accompanying prospectus nor any distribution of Notes pursuant to this prospectus supplement and the accompanying prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth in or incorporated by reference into this prospectus supplement and the accompanying prospectus or in our affairs since the date of this prospectus supplement.

The following information concerning McKesson Corporation and the Notes supplements, and should be read in conjunction with, the information contained in the accompanying prospectus. To the extent this prospectus supplement and the accompanying prospectus are inconsistent, the information in this prospectus supplement will supersede the information in the accompanying prospectus. As used in this prospectus supplement, the terms "McKesson," "we," "us" and "our" refer to McKesson Corporation and its subsidiaries as a combined entity, unless the context otherwise requires.

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                               PAGE
                                                               ----
Where You Can Find More Information.........................    S-1
Summary.....................................................    S-2
Risk Factors................................................    S-8
Forward-Looking Statements..................................   S-12
Capitalization..............................................   S-13
Use of Proceeds.............................................   S-13
Selected Historical Consolidated Financial Data.............   S-14
Financial Review............................................   S-17
Business....................................................   S-40
Management..................................................   S-56
Description of Notes........................................   S-59
Underwriting................................................   S-66
Experts.....................................................   S-67
Legal Matters...............................................   S-67

                                   PROSPECTUS

                                                               PAGE
                                                               ----
Available Information.......................................      4
Incorporation of Certain Documents by Reference.............      5
The Company.................................................      6
Risk Factors................................................      7
The McKesson Trusts.........................................      8
Use of Proceeds.............................................      9
Ratios of Earnings to Fixed Charges and Earnings to Combined
  Fixed Charges and
  Preferred Stock Dividends.................................      9
Description of Debt Securities..............................      9
Description of Capital Stock................................     17
Description of Depositary Shares............................     20
Description of Warrants.....................................     24
Description of Preferred Securities.........................     26
Description of Preferred Securities Guarantee...............     27
Description of Stock Purchase Contracts and Stock Purchase
  Units.....................................................     30
Plan of Distribution........................................     30
Legal Matters...............................................     31
Experts.....................................................     31

                      WHERE YOU CAN FIND MORE INFORMATION

The following documents which we have filed with the Commission are hereby incorporated by reference in, and shall be deemed to be a part of, this prospectus supplement:

- Annual Report on Form 10-K for the fiscal year ended March 31, 2001, filed on June 1, 2001;

- Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2001, filed on August 10, 2001; and

- Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2001, filed on November 2, 2001.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to the date of this prospectus supplement and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference into this prospectus supplement and to be a part thereof from the respective dates of filing of such documents. Any statement contained in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference in this prospectus supplement, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this prospectus supplement except as so modified or superseded.

This prospectus supplement incorporates documents by reference which are not presented herein or delivered herewith. We will provide without charge to any person to whom this prospectus supplement is delivered, on the written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference, other than exhibits to such documents unless such exhibits are specifically incorporated by reference therein. Requests should be directed to our Corporate Secretary, McKesson Corporation, McKesson Plaza, One Post Street, San Francisco, California 94104. Our telephone number is
(415) 983-8300.

                                    SUMMARY

This summary contains basic information about us and our offering of the Notes. It does not contain all the information that may be important to you. You should read the following summary together with the more detailed information and financial statements and notes to the financial statements contained elsewhere or incorporated by reference in this prospectus supplement as described under the heading "Where You Can Find More Information." To fully understand this offering, you should read all of these documents.

                                  THE COMPANY

We are the world's largest health care service and technology company and a Fortune 35 corporation. We deliver unique supply and information management solutions that reduce costs and improve quality for our health care customers.

We are organized under two operating segments: Supply Solutions, formerly Health Care Supply Management, and Information Solutions, formerly Health Care Information Technology. Within the United States and Canada, our Supply Solutions segment is a leading wholesale distributor of ethical and proprietary drugs, medical-surgical supplies and health and beauty care products principally to chain and independent drug stores, hospitals, alternate care sites, food stores and mass merchandisers. Our Information Solutions segment delivers enterprise-wide patient care, clinical, financial, managed care, payor and strategic management software solutions, as well as networking technologies, electronic commerce, information outsourcing and other services to health care organizations throughout the United States and certain foreign countries.

We generated annual sales of $42.0 billion, $36.7 billion and $30.0 billion in fiscal years 2001, 2000, and 1999; approximately $41.1 billion, 98%, $35.7 billion, 97%, and $28.7 billion, 96%, in the Supply Solutions segment; and approximately $0.9 billion, 2%, $1.0 billion, 3% and $1.3 billion, 4%, in the Information Solutions segment.

Our principal executive offices are located at McKesson Plaza, One Post Street, San Francisco, California 94104. Our telephone number is (415) 983-8300.

                                  THE OFFERING

PRINCIPAL AMOUNT..............   $500 million initial aggregate principal amount
                                 of Notes.

SECURITIES OFFERED............   $   million initial principal amount of    %
                                 Notes due 2006.

                                 $   million initial principal amount of    %
                                 Notes due 2011.

MATURITY DATE.................             , 2006 for the 2006 Notes.

                                           , 2011 for the 2011 Notes.

INTEREST PAYMENT DATES........             and           of each year,
                                 commencing           , 2002.

REDEMPTION....................   At our option, we may redeem any or all of the
                                 Notes, in whole or in part, at any time, as described on page S-62 under the heading
                                 "Description of Notes -- Optional Redemption" in this prospectus supplement.

RANKING.......................   The Notes:

                                 - are unsecured;

                                 - rank equally with all existing and future
                                   unsecured and unsubordinated debt from time to time outstanding of McKesson;

                                 - are senior to any future subordinated debt
                                   from time to time outstanding; and

                                 - are effectively junior to any secured debt
                                   from time to time outstanding.

COVENANTS.....................   We will issue the Notes under an indenture
                                 containing covenants for your benefit. These covenants restrict our ability, with certain exceptions, to:

                                 - incur debt secured by liens;

                                 - engage in sale/leaseback transactions; or

                                 - merge or consolidate with another entity.

USE OF PROCEEDS...............   We estimate that we will receive net proceeds
                                 from this offering of approximately $
                                 million, which we intend to use for general corporate purposes, which could include the repayment of current indebtedness.

FURTHER ISSUES................   We may create and issue further 2006 Notes and
                                 2011 Notes ranking equally and ratably with the Notes of that series in all respects, so that such further notes shall be consolidated and form a single series with the Notes of that series and shall have the same terms as to status, redemption or otherwise as the Notes of that series.

            SUMMARY SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table sets forth our summary selected historical consolidated financial data for each of the three years ended March 31, 2001 and for the six-month periods ended September 30, 2001 and 2000. Such data have been derived from, and should be read in conjunction with, our audited consolidated financial statements and our unaudited condensed consolidated interim financial statements and related notes, which are incorporated by reference herein. The results for the six-month periods are not necessarily indicative of the results to be expected for the full year or for any other interim period.

                                                                 SIX MONTHS ENDED
                                                                  SEPTEMBER 30,                YEAR ENDED MARCH 31,
                                                              ----------------------    -----------------------------------
                                                                2001         2000         2001         2000         1999
                                                              ---------    ---------    ---------    ---------    ---------
                                                                   (UNAUDITED)
                                                                          (IN MILLIONS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Revenues....................................................  $23,813.2    $19,583.1    $42,010.0    $36,687.0    $29,970.9
Gross profit(1).............................................    1,327.5      1,138.3      2,431.0     2,224.9       2,320.5
Operating profit............................................      376.3(2)     312.2(3)     370.0(4)    322.4(5)      310.0(6)
Interest expense............................................       54.0         56.1        111.6       114.2         118.0
Income from continuing operations before income taxes.......      248.0(7)     212.2(8)      15.8(9)    313.1(10)     168.2
Income taxes................................................       60.5         83.6         52.3       122.3         101.4
Dividends on preferred securities of subsidiary trust, net
 of tax benefit.............................................        3.1          3.1          6.2         6.2           6.2
Income (loss) after taxes
 Continuing operations......................................      184.4        125.5        (42.7)      184.6          60.6
 Discontinued operations....................................         --           --         (5.6)(11)    539.1(12)      24.3
Net income (loss)...........................................      184.4        125.5        (48.3)      723.7          84.9
CASH FLOW DATA:
Net cash provided (used) by operating activities............        3.6       (160.5)       353.1      (313.5)        234.1
Net cash provided (used) by investing activities............     (134.0)      (153.6)      (342.8)      552.3        (587.2)
Net cash provided (used) by financing activities............      (16.9)       (58.4)      (125.5)       76.4          22.4
OTHER SUPPLEMENTAL DATA:
EBIT(13,15).................................................      302.0        268.3        127.4       427.3         286.2
EBIT(13,15), excluding unusual items(16)....................      351.2        266.1        585.7       554.8         682.1
Amortization of intangibles.................................        0.7         25.5         66.2        55.5          41.0
EBITDA(14,15)...............................................      361.5        349.9        309.2       599.1         431.1
EBITDA(14,15), excluding unusual items(16)..................      410.7        347.7        767.5       726.6         827.0
Ratio of EBITDA(14,15) to interest expense..................        6.7x         6.2x         2.8x        5.2x          3.7x

                                                                  SEPTEMBER 30,                  MARCH 31,
                                                              ---------------------   --------------------------------
                                                                2001        2000        2001        2000        1999
                                                              ---------   ---------   ---------   ---------   --------
                                                                   (UNAUDITED)
                                                                                   (IN MILLIONS)
BALANCE SHEET & OTHER DATA:
Cash, cash equivalents and marketable securities............  $   293.1   $   211.2   $   445.6   $  605.9    $  261.9
Receivables.................................................    3,657.0     3,221.4     3,443.4    3,034.5     2,552.0
Inventories.................................................    5,654.8     4,467.5     5,116.4    4,149.3     3,522.5
Drafts and accounts payable.................................    5,961.7     4,344.2     5,361.9    3,883.9     3,549.4
Current assets..............................................    9,751.3     8,069.1     9,164.0    7,965.5     6,452.8
Current liabilities.........................................    7,025.6     5,209.9     6,549.7    5,121.8     4,744.8
Working capital.............................................    2,725.7     2,859.2     2,614.3    2,843.7     1,708.0
Property, plant and equipment, net..........................      579.2       556.6       595.3      555.4       529.6
Capital expenditures........................................       43.1        59.6       158.9      145.1       199.2
Total assets................................................   12,198.1    10,548.0    11,529.9   10,372.9     9,020.0
Total debt..................................................    1,216.8     1,241.4     1,229.7    1,260.0     1,151.2
Convertible preferred securities............................      196.0       195.9       195.9      195.8       195.6
Total stockholders' equity..................................    3,684.2     3,667.8     3,492.9    3,565.8     2,881.8

---------------

 (1) Revenues less cost of sales; the six months ended September 30, 2001, fiscal 2000 and fiscal 1999 include Supply Solutions segment charges of $4.8 million, $0.8 million and $1.2 million for restructuring, asset impairment and other operating items.

 (2) Includes Supply Solutions segment charges for asset impairments, severance and facility-closing costs of $29.1 million related to distribution center closures in the medical-surgical business, partially offset by proceeds of $2.8 million in settlements from third parties in the medical-surgical and medical management businesses. Also includes charges of $3.1 million for asset impairments offset by net reductions in severance and exit-related reserves of $4.3 million associated with prior year restructuring plans of the pharmaceutical and medical-surgical businesses. In addition, includes Information Solutions segment charges for a net impairment of $2.2 million related to purchased software and pre-tax losses of $18.4 million on the sales of two businesses.

 (3) Includes a Supply Solutions segment $7.8 million pre-tax gain on the liquidation of an investment partially offset by charges of $0.5 million for severance in the pharmacy management business and $2.3 million for severance and facility closing costs in the medication management businesses. Also includes an Information Solutions segment charge of $2.1 million for the write-off of purchased in-process technology related to an acquisition.

 (4) Includes Supply Solutions segment charges for asset impairments, severance and facility closing costs of $28.9 million (including $18.2 million for the restructure of the former iMcKesson business), partially offset by a $7.8 million gain from the liquidation of an investment. Also includes Information Solutions segment charges of $161.1 million for customer settlements and $134.5 million for asset impairments, severance and exit-related costs primarily related to the restructure of the former iMcKesson business.

 (5) Includes Supply Solutions segment charges of $40.0 million for asset impairments, accounts receivable reserves and customer settlements primarily related to a prior year implementation of a contract system, and $2.9 million in severance and exit-related charges primarily associated with segment staff reductions, partially offset by income of $8.1 million related to reductions in prior year restructuring accruals. Also includes Information Solutions segment charges of $239.8 million for asset impairments, customer accounts receivables, severance and exit costs primarily associated with product streamlining and reorganization, $61.8 million for accounts receivable and customer settlements, $1.5 million for the write-off of purchased in-process technology, partially offset by income of $7.0 million related to a reduction in prior year accruals for acquisition-related activities.

 (6) Includes $214.3 million of Supply Solutions and $181.6 million of Information Solutions segment charges for transaction costs, costs associated with employee benefits, primarily related to change of control provisions, employee severance, asset impairment write-downs, restructuring, integration and affiliation costs incurred, and system installation costs associated primarily with acquisitions.

 (7) In addition to the items described in note 2 above, includes Corporate segment losses on equity investments of $5.7 million and costs associated with the accounting litigation of $1.5 million, partially offset by a $2.8 million reduction in prior year severance reserves and $0.9 million in settlement proceeds from an investment that was previously written off.

 (8) In addition to the items described in note 3 above, includes costs associated with the accounting litigation of $0.7 million.

 (9) In addition to the items described in note 4 above, includes Corporate segment charges of $33.9 million for asset impairments, severance and facility closing costs related to the restructure of the former iMcKesson business, $105.2 million for asset impairments of investments and $2.5 million in legal fees incurred in connection with our earlier restatement of prior years' financial results and resulting accounting litigation.

(10) In addition to items described in note 5 above, includes Corporate segment net gains of $259.2 million from the exchange and subsequent sale and donation of equity investments, partially offset by charges of $55.8 million for accounting, legal and other costs incurred in connection with our earlier restatement of prior years' financial results and resulting accounting litigation, costs associated with former employees and other acquisition related costs.

(11) Includes an after-tax loss reflecting an adjustment to the gain recorded on the fiscal 2000 sale of the McKesson Water Products business.

(12) Includes after-tax income from the McKesson Water Products business of $24.4 million, an after-tax charge of $1.2 million for increases in environmental costs for sites associated with the discontinued chemical operations and a $515.9 million after-tax gain on sale of the McKesson Water Products business.

(13) Income from continuing operations before interest expense, taxes and dividends on preferred securities of subsidiary trust.

(14) Income from continuing operations before interest expense, taxes, dividends on preferred securities of subsidiary trust, depreciation expense and amortization of intangibles.

(15) EBITDA and EBIT are not intended to represent cash flow from operations, or alternatives to net income, each as defined by accounting principles generally accepted in the United States of America. In addition, the measures of EBITDA and EBIT presented herein may not be comparable to other similarly titled measures used by other companies. We believe that EBITDA and EBIT are standard measures commonly reported and widely used by analysts, investors and other interested parties operating in our industries. Accordingly, this information has been disclosed herein to permit a more complete comparative analysis of our operating performance relative to other companies in similar industries.

(16) Unusual items include those which management believes are either one-time occurrences and/or events which are not related to normal, on-going operations or represent charges that are in excess of normal/historical amounts. See notes 1 to 10 above.

                       RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the ratio of earnings to fixed charges for the periods indicated:

                                             SIX MONTHS
                                               ENDED
                                           SEPTEMBER 30,             YEAR ENDED MARCH 31,
                                           --------------    ------------------------------------
                                           2001     2000     2001    2000    1999    1998    1997
                                           -----    -----    ----    ----    ----    ----    ----
Ratio of Earnings to Fixed Charges.......  4.07x    3.49x      --    2.74x   1.85x   3.96x   2.47x

The ratio of earnings to fixed charges was computed by dividing fixed charges (interest expense, the portion of rental expense under operating leases deemed by us to be representative of the interest factor and dividends on preferred securities of a subsidiary grantor trust) into earnings available for fixed charges (income from continuing operations plus fixed charges). The ratio of earnings to fixed charges was less than 1.0x in fiscal 2001. The deficiency in the ratio of earnings to fixed charges was $0.9 million. The ratios of earnings to fixed charges excluding the items described in notes 1 to 10 on pages S-5 and S-6 would have been 4.69x and 3.47x in the six-month periods ended September 30, 2001 and 2000, and 3.87x, 3.51x, 4.20x, 4.61x, and 5.14x in the years ended
March 31, 2001, 2000, 1999, 1998, and 1997.

                                  RISK FACTORS

In considering whether to purchase our Notes, you should carefully consider all the information contained in this prospectus supplement and the accompanying prospectus as well as the information we have incorporated by reference in this prospectus supplement. In particular, you should carefully consider the risk factors described below. In addition, please read "Forward-Looking Statements" on page S-12 of this prospectus supplement.

ADVERSE RESOLUTION OF PENDING LITIGATION REGARDING THE RESTATEMENT OF OUR HISTORICAL FINANCIAL STATEMENTS MAY CAUSE US TO INCUR MATERIAL LOSSES.

Subsequent to our April 28, 1999 restatement of financial results announcement, and as of October 31, 2001, 86 lawsuits have been filed against us, certain of our or HBO & Company's, or HBOC, current or former officers or directors, and other defendants. In addition, the United States Attorney's Office for the Northern District of California and the San Francisco District Office of the SEC have also commenced investigations in connection with the matters relating to the restatement of previously reported amounts.

We do not believe it is feasible to predict or determine the outcome or resolution of these proceedings, or to estimate the amount of, or potential range of, loss with respect to these proceedings. In addition, the timing of the final resolution of these proceedings is uncertain. The range of possible resolutions of these proceedings could include judgments against us or settlements that could require substantial payments by us which could cause us to incur material losses.

THE RESTATEMENT OF OUR EARNINGS MAY NEGATIVELY IMPACT THE MANAGEMENT OF OUR BUSINESS.

The effect of the pending litigation and government investigations could impair our ability to attract and retain quality employees and managers.

CHANGES IN THE UNITED STATES HEALTHCARE ENVIRONMENT COULD HAVE A MATERIAL NEGATIVE IMPACT ON OUR REVENUES.

Our products and services are intended to function within the structure of the healthcare financing and reimbursement system currently being used in the United States. In recent years, the healthcare industry has changed significantly in an effort to reduce costs. These changes include increased use of managed care, cuts in Medicare reimbursement levels, consolidation of pharmaceutical and medical-surgical supply distributors, and the development of large, sophisticated purchasing groups.

We expect the healthcare industry to continue to change significantly in the future. Some of these changes, such as a reduction in governmental funding of healthcare services or adverse changes in legislation or regulations governing the privacy of patient information, or the delivery or pricing of pharmaceuticals and healthcare services or mandated benefits, may cause healthcare industry participants to greatly reduce the amount of our products and services they purchase or the price they are willing to pay for our products and services.

Changes in pharmaceutical manufacturers' pricing or distribution policies could also significantly reduce our income. Due to the diverse range of health care supply management and health care information technology products and services we offer, such changes may adversely impact us while not affecting some of our competitors that offer a more narrow range of products and services.

SUBSTANTIAL DEFAULTS IN PAYMENT OR A MATERIAL REDUCTION IN PURCHASES OF OUR PRODUCTS BY LARGE CUSTOMERS COULD HAVE A SIGNIFICANT NEGATIVE IMPACT ON OUR FINANCIAL CONDITION, RESULTS OF OPERATIONS AND LIQUIDITY.

Our recent strategy has been to build relationships with a limited number of large customers that are achieving rapid growth. During the fiscal year ended March 31, 2001, sales to our ten largest customers accounted for approximately 57% of our total revenues. Sales to our largest customer, Rite Aid Corporation, represented approximately 16% of our fiscal 2001 revenues. As a result, our sales and credit concentration have significantly increased. Any defaults in payment or a material reduction in purchases from us by these large customers could have a significant negative impact on our financial condition, results of operations and liquidity.

THE ABILITY OF OUR INFORMATION SOLUTIONS BUSINESS TO ATTRACT AND RETAIN CUSTOMERS DUE TO CHALLENGES IN INTEGRATING SOFTWARE PRODUCTS AND TECHNOLOGICAL ADVANCES MAY SIGNIFICANTLY REDUCE OUR REVENUES.

Our Information Solutions business delivers enterprise-wide patient care, clinical, financial, managed care, payor and strategic management software solutions, as well as networking technologies, electronic commerce, outsourcing and other services to health care organizations throughout the United States and certain foreign countries. Challenges in integrating Information Solutions software products could impair our ability to attract and retain customers and may reduce our revenues or increase our expenses.

Future advances in the health care information systems industry could lead to new technologies, products or services that are competitive with the products and services offered by the Information Solutions business. Such technological advances could also lower the cost of such products and services or otherwise result in competitive pricing pressure. The success of the Information Solutions business will depend, in part, on its ability to be responsive to technological developments, pricing pressures and changing business models. To remain competitive in the evolving health care information systems marketplace, the Information Solutions business must develop new products on a timely basis. The failure to develop competitive products and to introduce new products on a timely basis could curtail the ability of the Information Solutions business to attract and retain customers and thereby significantly reduce our net income.

PROPRIETARY TECHNOLOGY PROTECTIONS MAY NOT BE ADEQUATE AND PROPRIETARY RIGHTS MAY INFRINGE ON RIGHTS OF THIRD PARTIES.

We rely on a combination of trade secret, patent, copyright and trademark laws, nondisclosure and other contractual provisions and technical measures to protect our proprietary rights to our products. There can be no assurance that these protections will be adequate or that our competitors will not independently develop technologies that are substantially equivalent or superior to our technology. Although we believe that our products and other proprietary rights do not infringe upon the proprietary rights of third parties, from time to time third parties have asserted infringement claims against us and there can be no assurance that third parties will not assert infringement claims against us in the future. Additionally, we may find it necessary to initiate litigation to protect our trade secrets, to enforce our patent, copyright and trademark rights, and to determine the scope and validity of the proprietary rights of others. These types of litigation can be costly and time consuming. These litigation expenses or any damage payments resulting from adverse determinations of third party claims could be significant and result in material losses to us.

POTENTIAL PRODUCT LIABILITY CLAIMS ARISING FROM HEALTH CARE INFORMATION TECHNOLOGY BUSINESS PRODUCTS COULD RESULT IN MATERIAL LOSSES TO US.

We provide products that assist clinical decision-making and relate to patient medical histories and treatment plans. If these products fail to provide accurate and timely information, customers could assert liability claims against us. Litigation with respect to liability claims, regardless of the outcome, could result in substantial cost to us, divert management's attention from operations and decrease market acceptance of our products. We attempt to limit by contract our liability for damages from negligence, errors or mistakes. Despite this precaution, the limitations of liability set forth in the contracts may not be enforceable or may not otherwise protect us from liability for damages. We maintain general liability insurance coverage, including coverage for errors and omissions. However, this coverage may not continue to be available on acceptable terms or may not be available in sufficient amounts to cover one or more large claims against us. In addition, the insurer might disclaim coverage as to any future claim.

SYSTEM ERRORS AND WARRANTIES IN INFORMATION SOLUTIONS BUSINESS PRODUCTS COULD CAUSE UNFORESEEN LIABILITIES.

Our Information Solutions business systems are very complex. As with complex systems offered by others, our systems may contain errors, especially when first introduced. Our Information Solutions business systems are intended to provide information for health care providers in providing patient care. Therefore, users of our products have a greater sensitivity to system errors than the market for software products generally. Failure of a client's system to perform in accordance with our documentation could constitute a breach of warranty and could require us to incur additional expense in order to make the system comply with the documentation. If such failure is not timely remedied, it could constitute a material breach under a contract allowing the client to cancel the contract, obtain refunds of amounts previously paid or assert claims for significant damages.

POTENTIAL REGULATION BY THE U.S. FOOD AND DRUG ADMINISTRATION, OR FDA, OF INFORMATION SOLUTIONS PRODUCTS AS MEDICAL DEVICES COULD IMPOSE INCREASED COSTS, DELAY THE INTRODUCTION OF NEW PRODUCTS AND HURT OUR BUSINESS.

The FDA is likely to become increasingly active in regulating computer software intended for use in the health care setting. The FDA has increasingly focused on the regulation of computer products and computer-assisted products as medical devices under the federal Food, Drug and Cosmetic Act. If the FDA chooses to regulate any of our products as medical devices, it can impose extensive requirements upon us. If we fail to comply with the applicable requirements, the FDA could respond by imposing fines, injunctions or civil penalties, requiring recalls or product corrections, suspending production, refusing to grant pre-market clearance of products, withdrawing clearances and initiating criminal prosecution. Any final FDA policy governing computer products, once issued, may increase the cost and time to market of new or existing products or may prevent us from marketing our products.

NEW AND POTENTIAL FEDERAL REGULATIONS RELATING TO PATIENT CONFIDENTIALITY COULD DEPRESS THE DEMAND FOR OUR INFORMATION SOLUTIONS PRODUCTS AND IMPOSE SIGNIFICANT PRODUCT REDESIGN COSTS ON US.

State and federal laws regulate the confidentiality of patient records and the circumstances under which those records may be released. These regulations govern both the disclosure and use of confidential patient medical record information and may require the users of such information to implement specified security measures. Regulations governing electronic health data transmissions are evolving rapidly and are often unclear and difficult to apply.

The Health Insurance Portability and Accountability Act of 1996, or HIPAA, requires national standards for some types of electronic health information transactions and the data elements used in those transactions, standards to ensure the integrity and confidentiality of health information and national health data privacy legislation or regulations. In December 2000, final health data privacy regulations were published which will require health care organizations to be in compliance by April 2003. These regulations restrict the use and disclosure of personally identifiable health information without the prior informed consent of the patient.

Evolving HIPAA-related laws or regulations could restrict the ability of our customers to obtain, use or disseminate patient information. This could adversely affect demand for our products and force product re-design in order to meet the requirements of any new regulations and protect the privacy and integrity of patient data. We may need to expend significant capital, research and development and other resources to modify our products to address these evolving data security and privacy issues.

OUR BUSINESS COULD BE HINDERED IF WE ARE UNABLE TO COMPLETE AND INTEGRATE ACQUISITIONS SUCCESSFULLY.

An element of our business is to pursue strategic acquisitions that either expand or complement our business. We routinely review such potential acquisition opportunities and have historically engaged in numerous acquisitions. Integration of acquisitions involves a number of special risks. Such risks include:

- the diversion of management's attention to the assimilation of the operations of businesses we have acquired;

- difficulties in the integration of operations and systems and the realization of potential operating synergies;

- difficulties in the integration of any acquired companies operating in a different sector of the health care industry;

- delays or difficulties in opening and operating larger distribution centers in a larger and more complex distribution network;

- the assimilation and retention of the personnel of the acquired companies;

- challenges in retaining the customers of the combined businesses; and

- potential adverse effects on operating results.

If we are unable to successfully complete and integrate strategic acquisitions in a timely manner, our business and our growth strategies could be negatively affected.

                           FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus and the documents incorporated by reference in this prospectus supplement contain forward-looking statements. These statements include statements relating to our plans, strategies, objectives, expectations, intentions and adequacy of resources, and are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Exchange Act.

The words "believes," "expects," "may," "will," "should," "seeks," "approximately," "intends," "plans," "estimates," or "anticipates" and similar expressions are intended to identify forward-looking statements. These forward-looking statements reflect our current views with respect to future events and financial performance and are subject to risks and uncertainties, including, among other things:

- the speed of the integration of businesses we acquire;

- the impact of continued competition in our industry;

- the success of strategic initiatives;

- the implementation of new technologies;

- continued industry consolidation;

- changes in customer mix, defaults or reduction in purchases by large customers;

- changes in pharmaceutical manufacturers' pricing and distribution policies;

- the resolution of pending litigation and government investigations regarding the restatement of our historical financial statements, including the impact of the restatement of our earnings;

- adequacy of intellectual property rights and protections;

- potential liability associated with our Information Solutions business products;

- the changing United States health care environment, including regulatory changes in the health care industry; and

- other factors discussed in or incorporated by reference in this prospectus supplement.

                                 CAPITALIZATION

The following table sets forth our short-term borrowings and total capitalization at September 30, 2001: (1) on an actual basis; and (2) on an as adjusted basis to reflect the issuance of the $500 million of Notes pursuant to this offering. The capitalization table should be read in conjunction with the audited consolidated financial statements and other financial information contained in our Annual Report on Form 10-K for the year ended March 31, 2001 and the unaudited condensed consolidated interim financial information contained in our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2001 and September 30, 2001, including the notes thereto, which are incorporated by reference herein.

                                                                SEPTEMBER 30, 2001
                                                              ----------------------
                                                               ACTUAL    AS ADJUSTED
                                                              --------   -----------
                                                                  (IN MILLIONS)
Short-term borrowings.......................................        --          --
                                                              ========    ========
Long-term debt and capital lease obligations (including
  current portion):
  Term debt.................................................  $1,195.2    $1,195.2
  Notes offered hereby......................................        --       500.0
  Exchangeable subordinated debentures......................       6.5         6.5
  Capital lease obligations.................................      10.6        10.6
  Other.....................................................       4.5         4.5
                                                              --------    --------
       Total................................................   1,216.8     1,716.8
                                                              --------    --------
McKesson-obligated mandatorily redeemable preferred
  securities of subsidiary grantor trust whose sole assets
  are junior subordinated debentures of McKesson............     196.0       196.0
                                                              --------    --------
Stockholders' Equity:
  Common stock, $.01 par value, 400.0 shares authorized,
     287.1 shares issued....................................       2.9         2.9
  Additional paid-in capital................................   1,825.4     1,825.4
  Other capital.............................................    (102.9)     (102.9)
  Retained earnings.........................................   2,157.1     2,157.1
  Accumulated other comprehensive losses....................     (82.8)      (82.8)
  ESOP notes and guarantees.................................     (80.1)      (80.1)
  Treasury shares, 1.1 shares at cost.......................     (35.4)      (35.4)
                                                              --------    --------
       Total stockholders' equity...........................   3,684.2     3,684.2
                                                              --------    --------
          Total capitalization..............................  $5,097.0    $5,597.0
                                                              ========    ========

                                USE OF PROCEEDS

We estimate that the net proceeds we will receive from this offering will be
approximately $     million, after deducting underwriters' discounts and
commissions and other offering expenses payable by us.

We expect to use the net proceeds from this offering for general corporate purposes, which could include the repayment of current indebtedness.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table sets forth our selected historical consolidated financial data for each of the five years ended March 31, 2001 and for the six-month periods ended September 30, 2001 and 2000. Such data have been derived from, and should be read in conjunction with, the audited consolidated financial statements and other financial information contained in our Annual Report on Form 10-K for the year ended March 31, 2001 and the unaudited condensed consolidated interim financial information contained in our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2001 and September 30, 2001, including the notes thereto, which are incorporated by reference herein. The results for the six-month periods are not necessarily indicative of the results to be expected for the full year or for any other interim period. See "Where You Can Find More Information" in this prospectus supplement.

                                    SIX MONTHS ENDED
                                     SEPTEMBER 30,                                   YEARS ENDED MARCH 31,
                                ------------------------      -------------------------------------------------------------------
                                  2001           2000           2001           2000           1999          1998         1997(1)
                                ---------      ---------      ---------      ---------      ---------     ---------     ---------
                                                              (IN MILLIONS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA
Revenues......................  $23,813.2      $19,583.1      $42,010.0      $36,687.0      $29,970.9     $22,041.8     $16,559.3
Costs and expenses
 Cost of sales(2).............   22,485.7       18,444.8       39,579.0       34,462.1       27,650.4      19,947.0      15,133.2
 Selling, distribution,
   research and development
   and administration.........    1,020.6(3)       898.0(4)     2,223.0(5)     2,113.9(6)     2,092.1(7)    1,596.2(8)    1,286.5(9)
                                ---------      ---------      ---------      ---------      ---------     ---------     ---------
       Total..................   23,506.3       19,342.8       41,802.0       36,576.0       29,742.5      21,543.2      16,419.7
                                ---------      ---------      ---------      ---------      ---------     ---------     ---------
Operating income..............      306.9          240.3          208.0          111.0          228.4         498.6         139.6
Interest expense..............      (54.0)         (56.1)        (111.6)        (114.2)        (118.0)       (103.2)        (58.0)
Loss on sales of businesses,
 net..........................      (18.4)(10)        --             --             --             --            --            --
Gain (loss) on investments....       (5.7)(11)       7.8(12)     (120.9)(13)     269.1(14)         --            --            --
Other income, net.............       19.2(15)       20.2           40.3           47.2           57.8          63.9          53.4
                                ---------      ---------      ---------      ---------      ---------     ---------     ---------
Income from continuing
 operations before income
 taxes........................      248.0          212.2           15.8          313.1          168.2         459.3         135.0
Income taxes..................      (60.5)(16)     (83.6)         (52.3)        (122.3)        (101.4)       (177.9)(17)     (73.3)
Dividends on preferred
 securities of subsidiary
 trust, net of tax benefit....       (3.1)          (3.1)          (6.2)          (6.2)          (6.2)         (6.2)         (0.7)
                                ---------      ---------      ---------      ---------      ---------     ---------     ---------
Income (loss) after taxes
 Continuing operations........      184.4          125.5          (42.7)         184.6           60.6         275.2          61.0
 Discontinued operations......         --             --           (5.6)          23.2           24.3          29.4          30.9
 Discontinued
   operations -- Gain on sale
   of McKesson Water Products
   Company....................         --             --             --          515.9             --            --            --
 Discontinued
   operations -- Gain on sale
   of Armor All stock.........         --             --             --             --             --            --         120.2
                                ---------      ---------      ---------      ---------      ---------     ---------     ---------
Net income (loss).............  $   184.4      $   125.5      $   (48.3)     $   723.7      $    84.9     $   304.6     $   212.1
                                =========      =========      =========      =========      =========     =========     =========
Earnings (loss) per common
 share
 Diluted
   Continuing operations......  $    0.63      $    0.44      $   (0.15)     $    0.66      $    0.22     $    1.00     $    0.23
   Discontinued operations....         --             --          (0.02)          0.08           0.09          0.10          0.12
   Discontinued
     operations -- Gain on
     sale of McKesson Water
     Products Company.........         --             --             --           1.83             --            --            --
   Discontinued
     operations -- Gain on
     sale of Armor All
     stock....................         --             --             --             --             --            --          0.45
                                ---------      ---------      ---------      ---------      ---------     ---------     ---------
       Total..................  $    0.63      $    0.44      $   (0.17)     $    2.57      $    0.31     $    1.10     $    0.80
                                =========      =========      =========      =========      =========     =========     =========
Diluted shares................      297.5          290.7          283.1          281.3          275.2         282.1         265.2
Earnings (loss) per common
 share
 Basic
   Continuing operations......  $    0.65      $    0.44      $   (0.15)     $    0.66      $    0.22     $    1.03     $    0.24
   Discontinued operations....         --             --          (0.02)          0.08           0.09          0.11          0.12
   Discontinued
     operations -- Gain on
     sale of McKesson Water
     Products Company.........         --             --             --           1.83             --            --            --
   Discontinued
     operations -- Gain on
     sale of Armor All
     stock....................         --             --             --             --             --            --          0.47
                                ---------      ---------      ---------      ---------      ---------     ---------     ---------
       Total..................  $    0.65      $    0.44      $   (0.17)     $    2.57      $    0.31     $    1.14     $    0.83
                                =========      =========      =========      =========      =========     =========     =========
Basic shares..................      284.5          282.8          283.1          281.3          275.2         266.2         253.9

                                               SEPTEMBER 30,                             MARCH 31,
                                           ---------------------   ------------------------------------------------------
                                             2001        2000        2001        2000        1999       1998       1997
                                           ---------   ---------   ---------   ---------   --------   --------   --------
BALANCE SHEET DATA
Cash, cash equivalents and marketable
  securities.............................  $   293.1   $   211.2   $   445.6   $   605.9   $  261.9   $  681.5   $  592.6
Working capital..........................    2,725.7     2,859.2     2,614.3     2,843.7    1,708.0    2,234.3    1,539.8
Total assets.............................   12,198.1    10,548.0    11,529.9    10,372.9    9,020.0    7,291.8    6,413.4
Total debt...............................    1,216.8     1,241.4     1,229.7     1,260.0    1,151.2    1,318.4    1,032.0
Convertible preferred securities of
  subsidiary trust.......................      196.0       195.9       195.9       195.8      195.6      195.4      194.8
Stockholders' equity.....................    3,684.2     3,667.8     3,492.9     3,565.8    2,881.8    2,561.7    2,081.8

---------------

 (1) Includes the results of the FoxMeyer Corporation pharmaceutical distribution business from the acquisition date of November 8, 1996 and of McKesson General Medical Corporation from the acquisition date of February 21, 1997.

 (2) Includes Supply Solutions segment charges of $4.8 million, $0.8 million and $1.2 million for restructuring, asset impairments and other operating items in the six months ended September 30, 2001, fiscal 2000 and fiscal 1999.

 (3) Includes Supply Solutions segment charges for asset impairments, severance and facility-closing costs of $29.1 million related to distribution center closures in the medical-surgical business, partially offset by proceeds of $2.8 million in settlements from third parties in the medical-surgical and medical management businesses. Also includes charges of $3.1 million for asset impairments offset by net reductions in severance and exit-related reserves of $4.3 million associated with prior year restructuring plans of the pharmaceutical and medical-surgical businesses. In addition, includes Information Solutions segment charges for a net impairment of $2.2 million related to purchased software. Also includes Corporate segment costs associated with the accounting litigation of $1.5 million, offset by a $2.8 million reduction in prior year severance reserves.

 (4) Includes Supply Solutions charges of $0.5 million for severance in the pharmacy management business and $2.3 million for severance and facility closing costs in the medication management businesses. Also includes an Information Solutions segment charge of $2.1 million for the write-off of purchased in-process technology related to an acquisition and Corporate segment charges of $0.7 million for the accounting litigation.

 (5) Includes Supply Solutions segment charges for asset impairments, severance and facility closing costs of $13.0 million (including $2.3 million for the restructure of the former iMcKesson segment). Also includes Information Solutions segment charges of $161.1 million for customer settlements and $134.1 million for asset impairments, severance and exit-related costs primarily related to the restructure of the former iMcKesson business. In addition, includes Corporate segment charges of $26.7 million for asset impairments, severance and facility closing costs related to the restructure of the iMcKesson business and $2.5 million in legal fees incurred in connection with the accounting litigation, costs associated with former employees and other acquisition related costs.

 (6) Includes Supply Solutions segment charges of $39.2 million for asset impairments, accounts receivable reserves and customer settlements primarily related to a prior year implementation of a contract system, and $2.9 million in severance and exit-related charges primarily associated with segment staff reductions, partially offset by income of $8.1 million related to reductions in prior year restructuring accruals. Also includes Information Solutions segment charges of $239.8 million for asset impairments, customer accounts receivables, severance and exit costs primarily associated with product streamlining and reorganization, $61.8 million for accounts receivable and customer settlements, $1.5 million for the write-off of purchased in-process technology, partially offset by income of $7.0 million related to a reduction in prior year accruals for acquisition-related activities. In addition, includes Corporate segment charges of $65.7 million for costs incurred in connection with our earlier restatement of prior years' financial results and resulting accounting litigation, costs associated with former employees, the donation of equity investments and other acquisition related costs.

 (7) Includes $213.1 million of Supply Solutions and $181.6 million of Information Solutions segment charges for transaction costs, costs associated with employee benefits, primarily related to change of control provisions, employee severance, asset impairment write-downs, restructuring, integration and affiliation costs incurred, and system installation costs associated primarily with acquisitions.

 (8) Includes $16.7 million of Supply Solutions segment charges for the terminated merger with AmeriSource Health Corporation and $44.1 million in costs associated primarily with the integration and rationalization of acquisitions. Also includes $35.3 million of Information Solutions segment charges related to acquisitions.

 (9) Includes Supply Solutions segment charges of $98.8 million for restructuring, asset impairment and other operating items, $48.2 million for the write-off of purchased in-process technology related to the acquisition of Automated Healthcare, Inc. and $6.4 million related to other acquisitions. Also includes Information Solutions segment charges of $68.1 million related to acquisitions.

(10) Reflects the loss on sales of two Information Solutions businesses.

(11) Reflects Corporate segment losses on equity investments.

(12) Reflects the gain on the liquidation of a Supply Solutions segment investment.

(13) Includes Supply Solutions net losses of $8.1 million, Information Solutions losses of $0.4 million and Corporate segment losses of $112.4 million.

(14) Reflects Corporate segment net gains from the exchange and subsequent sale of equity investments.

(15) Includes $0.9 million in settlement proceeds from an investment that was written off in prior years.

(16) Includes a $30.0 million tax benefit from the sale of an Information Solutions business.

(17) Includes a $4.6 million tax settlement.

                                FINANCIAL REVIEW

Management's discussion and analysis, referred to as the Financial Review, is intended to assist in the understanding and assessment of significant changes and trends related to our results of operations and financial position. This discussion and analysis should be read in conjunction with our consolidated financial statements and the related notes thereto, which are incorporated herein by reference. This discussion and analysis includes forward-looking statements that involve risks and uncertainties. You should review the "Risk Factors" section of this prospectus supplement for a discussion of the factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained herein.

BUSINESS SEGMENTS

We conduct our operations through two operating business segments: Supply Solutions, formerly Health Care Supply Management, and Information Solutions, formerly Health Care Information Technology. The Supply Solutions segment includes our pharmaceutical, health care products and medical-surgical supplies distribution businesses. Supply Solutions operations also include the manufacture and sale of automated pharmaceutical dispensing systems for hospitals and retail pharmacies, medical management services and tools to payors and providers, marketing and other support services to pharmaceutical manufacturers, consulting and outsourcing services to pharmacies, and distribution of first-aid products to industrial and commercial customers. In addition, Supply Solutions includes our international distribution operations, including operations in Canada and an equity interest in a Mexican distribution business. The Information Solutions segment delivers enterprise-wide patient care, clinical, financial, supply chain, managed care and strategic management software solutions, as well as networking technologies, including wireless capabilities, electronic commerce, outsourcing and other services to health care organizations throughout the United States and certain foreign countries.

SIX MONTHS ENDED SEPTEMBER 30, 2001 AND 2000

Results of Operations

The revenues and operating profits of our business segments are as follows:

                                                              SIX MONTHS ENDED SEPTEMBER 30,
                                                           ------------------------------------
                                                             2001          2000        % CHANGE
                                                           ---------     ---------     --------
                                                                  (DOLLARS IN MILLIONS)
REVENUES:
Supply Solutions
  Pharmaceutical Distribution & Services
     U.S. Health Care(1).................................  $ 20,421.5    $ 16,426.7       24%
     International.......................................     1,427.0       1,275.8       12
                                                           ---------     ---------
       Total Pharmaceutical Distribution & Services......    21,848.5      17,702.5       23
  Medical-Surgical Distribution & Services...............     1,484.4       1,434.0        4
                                                           ---------     ---------
       Total Supply Solutions............................    23,332.9      19,136.5       22
                                                           ---------     ---------
Information Solutions
  Software...............................................        87.6          59.8       46
  Services...............................................       358.6         350.6        2
  Hardware...............................................        32.9          34.8       (5)
                                                           ---------     ---------
       Total Information Solutions.......................       479.1         445.2        8
                                                           ---------     ---------
Corporate................................................         1.2           1.4      (14)
                                                           ---------     ---------
       Total.............................................  $ 23,813.2    $ 19,583.1       22
                                                           =========     =========
OPERATING PROFIT (LOSS):
Supply Solutions.........................................  $    372.8(3) $    309.6(6)    20
Information Solutions....................................         3.5(4)        2.6(7)    35
                                                           ---------     ---------
       Total.............................................       376.3         312.2       21
Interest Expense(2)......................................       (54.0)        (56.1)      (4)
Corporate................................................       (74.3)(5)      (43.9)(8)    69
                                                           ---------     ---------
Income before income taxes and dividends on preferred
  securities of subsidiary trust.........................  $    248.0    $    212.2       17
                                                           =========     =========

---------------

(1) Includes warehouse sales of $6,348.0 million and $4,700.6 million.

(2) Corporate interest income has been reclassified from Interest -- net to the Corporate segment for all periods presented.

(3) Includes pre-tax charges of $5.1 million for asset impairments and $24.0 million for severance and exit-related activities related to a product rationalization and distribution center closures in the medical-surgical business, partially offset by proceeds of $2.8 million in settlements from third parties in the medical-surgical and medical management businesses. Also includes charges for asset impairments of $3.1 million, and net reductions in severance and exit-related reserves of $4.3 million associated with prior year restructuring plans of the pharmaceutical and medical-surgical businesses.

(4) Includes a net impairment charge of $2.2 million related to purchased software. Also includes pre-tax losses of $18.4 million on the sales of two businesses.

(5) Includes a pre-tax loss on equity investments of $5.7 million and costs associated with the accounting litigation of $1.5 million. Also includes a $2.8 million reduction in prior year severance reserves and the receipt of $0.9 million in settlement proceeds from an investment that was previously written off.

(6) Includes a $7.8 million pre-tax gain on the liquidation of an investment partially offset by charges of $0.5 million for severance in the pharmacy management business and $2.3 million for severance and exit-related activities in the medication management business.

(7) Includes a $2.1 million charge for the write-off of purchased in-process technology related to an acquisition.

(8) Includes costs associated with the accounting litigation of $0.7 million.

Financial Results

The discussion of the financial results that follows focuses on the results excluding unusual items. The results of operations excluding "unusual items" are not intended to represent income from operations, or alternatives to net income, each as defined by accounting principles generally accepted in the United States of America. In addition, the charges included as "unusual items" presented herein may not be comparable to other similarly titled measures used by other companies. We believe, however, that the discussion of the results of operations excluding such unusual items is the most informative representation of recurring, non-transactional operating results. We believe that these items either represent one-time occurrences and/or events which are not related to normal, ongoing operations or represent charges that are in excess of normal/historical operating amounts.

Net income increased to $184.4 million, $0.63 per diluted share, from $125.5 million, $0.44 per diluted share. We elected to adopt Statement of Financial Accounting Standards, or SFAS No. 142, and accordingly discontinued the amortization of goodwill effective April 1, 2001. Excluding goodwill amortization of $23.5 million and a tax benefit on goodwill amortization of $1.5 million, net income as adjusted would have been $147.5 million and earnings per diluted share would have been $0.52 in the six months ended September 30, 2000.

The results include the following:

                                                               SIX MONTHS ENDED SEPTEMBER 30,
                                                          -----------------------------------------
                                                                 2001                  2000
                                                          -------------------   -------------------
                                                          PRE-TAX   AFTER-TAX   PRE-TAX   AFTER-TAX
                                                          -------   ---------   -------   ---------
                                                                        (IN MILLIONS)
Income before unusual items and dividends on convertible
  preferred securities of subsidiary trust..............  $297.2     $188.7     $210.0     $128.1
Dividends on convertible preferred securities of
  subsidiary trust......................................      --       (3.1)        --       (3.1)
                                                          ------     ------     ------     ------
Before unusual items....................................   297.2      185.6      210.0      125.0
Unusual items
  Supply Solutions......................................   (25.1)     (16.0)       5.0        3.0
  Information Solutions.................................   (20.6)      17.0       (2.1)      (2.1)
  Corporate.............................................    (3.5)      (2.2)      (0.7)      (0.4)
                                                          ------     ------     ------     ------
Income from operations..................................  $248.0     $184.4     $212.2     $125.5
                                                          ======     ======     ======     ======

The results for the six months ended September 30, 2001 include unusual items that decreased after-tax income by $1.2 million. These unusual items included charges of $3.3 million for asset impairments and $15.2 million for severance and exit-related costs related to a product rationalization and distribution center closures in the medical-surgical business of the Supply Solutions segment. These charges were partially offset by proceeds of $1.7 million from the settlement of claims with third parties, in the medical-surgical and medical management businesses. The results also include charges of $2.0 million for asset impairments, and net reductions of $2.8 million in costs associated with prior year restructuring reserves in the pharmaceutical and medical-surgical businesses. During the six months ended September 30, 2001, the Information Solutions segment recorded a net charge of $1.4 million related to purchased software and sold two businesses for an after-tax gain of $18.4 million. In the Corporate segment, we recorded after-tax losses on equity investments of $3.6 million and costs associated with the accounting litigation of

$1.0 million. These charges were offset in the six months by a reduction in prior year severance reserves of $1.8 million for executives of the former iMcKesson business and the receipt of $0.6 million in settlement proceeds representing a partial recovery from an investment that was written off in prior years.

The results for six months ended September 30, 2000 include unusual items that increased after-tax income by $0.5 million. These unusual items consisted of a $4.8 million gain on the liquidation of an investment partially offset by severance and exit-related costs of $1.8 million in the Supply Solutions segment, a $2.1 million write-off of purchased in-process technology related to an acquisition in the Information Solutions segment and $0.4 million in costs associated with the pending securities litigation.

Net income before unusual items increased to $185.6 million from $125.0 million in the six months ended September 30, 2001 and 2000, reflecting revenue growth and operating margin expansion in both the Supply Solutions and Information Solutions segments.

The effective income tax rate before unusual items for the six months ended September 30, 2001 declined from the effective income tax rate for the comparable prior year period due to the discontinuance of goodwill amortization, which is primarily non-tax-deductible, and tax planning initiatives. Unusual items included a $30.0 million tax benefit on the sale of the stock of an Information Solutions business.

Supply Solutions

The Supply Solutions segment includes the operations of our U.S. pharmaceutical distribution and services businesses, international pharmaceutical operations in Canada and Mexico, and medical-surgical distribution and services business. This segment accounted for 98% of consolidated revenues for the six months ended September 30, 2001 and 2000.

Pharmaceutical Distribution & Services revenues increased by 23% to $21.8 billion. This increase reflects growth in the U.S. direct delivery business of 20%, an increase in U.S. sales to customers' warehouses of 35% and an increase in international revenues of 12%. The revenue growth primarily reflects improved growth rates from a number of our largest U.S. retail drug chain customers and the impact of the implementation of certain distribution agreements which took full effect in the second quarter.

Medical-Surgical Distribution & Services revenues increased 4% to $1,484.4 million. The six months ended September 30, 2000 contained five more selling days than the current year's six-month period as a result of that business' fiscal calendar. Excluding the additional selling days in the prior year, six-month period revenues increased by 6%.

Supply Solutions operating profit increased $93.3 million or 31% to $397.9 million. Operating profit as a percent of revenues, which is calculated excluding warehouse sales, increased 23 basis points to 2.34% for the six months compared to prior year margins. Excluding goodwill amortization, operating profit increased 25% and the operating margin increased 14 basis points. The increase in the operating margin reflects productivity improvements in both back-office and field operations and expanded product sourcing activities.

Information Solutions

The Information Solutions segment includes revenues from software sales, services and hardware sales. This segment accounted for 2% of consolidated revenues for the six months ended September 30, 2001 and 2000. Information Solutions revenues increased 8% to $479.1 million from $445.2 million in the prior year six-month period. Software revenues increased 46% to $87.6 million from $59.8 million in the prior year six-month period, reflecting the recognition of previously deferred revenue as a result of our adoption of the percentage of completion accounting method for such revenues. Services revenues increased 2% to $358.6 million from $350.6 million. Hardware revenues decreased 5% to $32.9 million from $34.8 million.

Operating profit increased to $24.1 million in the current year six-month period from $4.7 million in the prior year six-month period. The operating profit margin increased to 5.03% in the first half compared to 1.06% in the prior year comparable period. Excluding goodwill amortization in the prior year period, operating profit increased 63% and the operating margin increased 171 basis points in the six months compared to the respective prior year period. The increase is primarily the result of the increase in higher margin software revenue and operating expense management.

Interest Expense

Interest expense decreased to $54.0 million from $56.1 million in the prior year first half. The decrease is due to lower interest rates partially offset by an increase in average borrowings to support revenue growth in the current year.

Corporate

Corporate expenses increased to $70.8 million from $43.2 million in the prior year first half. The increase in Corporate expenses reflects expenses for the sale of receivables associated with an increase in working capital, higher benefit costs and our share in the losses of HealthNexis, an Internet-based company we formed with other health care companies in fiscal 2001. The Corporate segment also includes the reclassification of Corporate interest income of $1.3 million and 4.3 million from Interest -- net in the current and prior year six-month periods.

YEARS ENDED MARCH 31, 2001, 2000 AND 1999

Acquisitions

     Fiscal Year 2001 Acquisitions and Investments

In April 2000, we and three other health care product distributors announced an agreement to form the New Health Exchange, or Health Nexis. Health Nexis is an Internet-based company focused on information systems and other technology solutions to streamline communication, processing and management of product and contract data across the health care supply chain. We account for our 34% interest in Health Nexis under the equity method of accounting. In fiscal 2001, we invested $10.8 million in Health Nexis and recorded equity in the losses of Health Nexis of $5.0 million.

In July 2000, we completed the acquisition of MediVation, Inc., a provider of an automated web-based system for physicians to communicate with patients online, for approximately $24 million in cash, $14 million in our common stock and the assumption of $6 million of employee stock incentives. A charge of $2.1 million was recorded in the second quarter to write off the portion of the purchase price allocated to in-process technology for which technological feasibility had not been established as of the acquisition date and for which there were no alternative uses. We received an independent valuation that utilized a discounted cash flow methodology by product line to assist in valuing in-process and existing technologies as of the acquisition date. In connection with the restructure of our former iMcKesson business in February 2001 and based on the utilization of a discounted cash flow methodology, we recorded an impairment loss for the unamortized goodwill and intangibles balance as of March 31, 2001.

In fiscal 2001, we also completed a number of smaller acquisitions in the Supply Solutions and Information Solutions segments.

     Fiscal Year 2000 Acquisitions

In November 1999, we acquired Abaton.com, a provider of internet-based clinical applications for use by physician practices, pharmacy benefit managers, benefit payors, laboratories and pharmacies, for approximately $95 million in cash and the assumption of approximately $8 million of employee stock incentives. A charge of $1.5 million was recorded to write off the portion of the purchase price of Abaton.com allocated to in-process technology for which technological feasibility had not been established as of the acquisition date and for which there were no alternative uses. We received an independent valuation that utilized a discounted cash flow methodology by product line to assist in valuing in-process and existing technologies as of the acquisition date. In connection with the restructure of our former McKesson business in February 2001 and based on the utilization of a current discounted cash flow methodology, we recorded an impairment loss for the unamortized goodwill and intangibles balance as of March 31, 2001.

In fiscal 2000, we also made several smaller acquisitions and investments in the Supply Solutions and Information Solutions segments.

     Fiscal Year 1999 Acquisitions

On January 12, 1999, we completed the acquisition of HBO & Company, or HBOC, a leading health care information technology company, by exchanging 177 million shares of our common stock for all of the issued and outstanding shares of common stock of HBOC. Each share of HBOC common stock was exchanged for 0.37 of a share of our common stock. This is referred to as the exchange ratio. The transaction was structured as a tax-free reorganization and was accounted for as a pooling of interests.

In addition, we completed several acquisitions in fiscal 1999 in the Supply Solutions and Information Solutions segments that were accounted for under the pooling of interests method as follows:

In August 1998, we acquired Hawk Medical Supply, Inc., a distributor of medical-surgical supplies, for approximately 2 million shares of our common stock.

Also, in August 1998, we acquired J. Knipper and Company, a provider of direct mail, fulfillment and sales support services, including sample distribution to physician and pharmaceutical company sales representatives, for approximately
0.3 million shares of our common stock.

In September 1998, we acquired Automated Prescription Systems, Inc., a manufacturer of automated prescription filling and dispensing systems, for approximately 1.4 million shares of our common stock.

In October 1998, we acquired US Servis, Inc., a professional management company that provides outsourcing services for physician delivery systems and hospital business offices, for the equivalent, after application of the exchange ratio, of approximately 0.7 million shares of our common stock.

Also in October 1998, we completed the acquisition of IMNET Systems, Inc., a provider of electronic information and document management solutions for the health care industry, for the equivalent of approximately 3.6 million shares of our common stock and 0.6 million of our stock options.

In December 1998, we acquired Access Health, Inc., a provider of clinically based care management programs and health care information services, for the equivalent of approximately 12.7 million shares of our common stock.

In fiscal 1999, we completed the acquisitions of the following companies in our Supply Solutions segment, each accounted for under the purchase method of accounting:

In September 1998, we acquired MedManagement, a pharmacy management, purchasing, consulting and information services company, for approximately $38 million in cash. The acquisition was funded with short-term borrowings. The excess of the purchase price over the fair value of the net assets acquired of $41 million is being amortized on a straight-line basis over 20 years.

In November 1998, we acquired RedLine Health Care Corporation, a distributor of medical supplies and services to the extended-care industry, including long-term-care and home-care sites for approximately $233 million in cash. The acquisition was funded with short-term borrowings. The excess of the purchase price over the fair value of the net assets acquired of $149 million is being amortized on a straight-line basis over 40 years.

Divestiture

In February 2000, we sold our wholly owned subsidiary, McKesson Water Products Company, for approximately $1.1 billion and recognized an after-tax gain of $515.9 million. This business has been classified as a discontinued operation for all periods presented.

Financial Results

The discussion of the financial results that follows focuses on the results excluding unusual items. The results of operations excluding "unusual items" are not intended to represent income from operations, or alternatives to net income, each as defined by accounting principles generally accepted in the United States of America. In addition, the charges included as "unusual items" presented herein may not be comparable to other similarly titled measures used by other companies. We believe, however, that the discussion of the results of operations excluding such unusual items is the most informative representation of recurring, non-transactional operating results. We believe that these items either represent one-time occurrences and/or events which are not related to normal, ongoing operations or represent charges that are in excess of normal/historical operating amounts.

The results of continuing operations include the following:

                                                                  YEARS ENDED MARCH 31,
                                             ---------------------------------------------------------------
                                                    2001                  2000                  1999
                                             -------------------   -------------------   -------------------
                                             PRE-TAX   AFTER-TAX   PRE-TAX   AFTER-TAX   PRE-TAX   AFTER-TAX
                                             -------   ---------   -------   ---------   -------   ---------
                                                                      (IN MILLIONS)
Income from continuing operations
Before unusual items and dividends on
  convertible preferred securities of
  subsidiary trust.........................  $ 474.1    $ 289.2    $ 440.6    $ 271.2    $ 564.1    $ 352.6
Dividends on convertible preferred
  securities of subsidiary trust...........       --       (6.2)        --       (6.2)        --       (6.2)
                                             -------    -------    -------    -------    -------    -------
Before unusual items.......................    474.1      283.0      440.6      265.0      564.1      346.4
Unusual items by segment
  Supply Solutions.........................    (21.1)     (12.9)     (34.8)     (20.8)    (214.3)    (133.3)
  Information Solutions....................   (295.6)    (226.5)    (296.1)    (177.9)    (181.6)    (152.5)
  Corporate................................   (141.6)     (86.3)     203.4      118.3         --         --
                                             -------    -------    -------    -------    -------    -------
Income (loss) from continuing operations...  $  15.8    $ (42.7)   $ 313.1    $ 184.6    $ 168.2    $  60.6
                                             =======    =======    =======    =======    =======    =======

     Fiscal 2001

Fiscal 2001 after-tax income from continuing operations before unusual items was $283.0 million, a 7% increase over the prior year's income from continuing operations of $265.0 million. Fiscal 2001 results reflect revenue and operating margin growth in the Supply Solutions segment partially offset by declines in revenues and operating profits in the Information Solutions segment.

     Fiscal 2000

Fiscal 2000 after-tax income from continuing operations before unusual items was $265.0 million, a 23% decline from the prior year's income from continuing operations before unusual items of $346.4 million. Fiscal 2000 results reflect revenue and operating profit declines in the Information Solutions segment, modest operating profit growth in the Supply Solutions segment, and higher financing costs to support revenue growth in the Supply Solutions segment.

     Fiscal 1999

Fiscal 1999 after-tax income from continuing operations before unusual items was $346.4 million, a 3% increase over the prior year's income from continuing operations before unusual items of $335.9 million. Fiscal 1999 results reflect revenue and operating margin growth and the positive impact of acquisitions in the Supply Solutions segment offset, in part, by a decline in Information Solutions segment operating results.

Unusual Items

In fiscal 2001, we incurred charges for asset impairments, severance and exit costs primarily associated with the restructure of our former iMcKesson business. In fiscal 2001 and 2000, we incurred charges associated with product streamlining and reorganization in our Information Solutions segment including, provision for customer settlements in 2001, and asset impairments, customer settlements and severance in 2000. In both years, we recorded gains and losses for certain equity investments and costs incurred in connection with the HBOC accounting investigation, the restatement of historical (pre-acquisition) consolidated financial statements and the resulting pending securities litigation. In fiscal 2000 and 1999, we incurred charges for acquisition-related activities including transaction costs, employee benefit costs, severance, as well as costs for consolidation of facilities and administrative processes and certain operating charges.

The unusual items in fiscal 2001, 2000 and 1999 are as follows:

                                                                YEARS ENDED MARCH 31,
                                                              -------------------------
                                                               2001     2000      1999
                                                              ------   -------   ------
                                                                    (IN MILLIONS)
Restatement-related costs incurred..........................  $  2.5   $  18.9       --
Net losses (gains) on the exchange and sale of equity
  investments...............................................    97.8    (259.2)      --
Transaction costs...........................................      --        --   $ 79.6
Costs associated with the terminated merger transaction with
  AmeriSource Health Corporation............................      --        --      5.0
Costs associated with employee benefits, primarily related
  to change in control provisions...........................      --        --     88.7
Restructuring, asset impairments and customer settlements...   319.3     228.5    108.4
Employee severance..........................................    36.6       4.2     31.9
Other merger-related costs..................................     2.1      (0.4)    13.8
Costs associated with former employees......................      --      23.8       --
Acquisition-related integration costs incurred..............      --        --     32.3
Other operating items:
  Accounts receivable allowances............................      --      68.5       --
  Contract system costs.....................................      --      31.5     36.2
  Other.....................................................      --      11.7       --
                                                              ------   -------   ------
  Total pre-tax.............................................  $458.3   $ 127.5   $395.9
                                                              ------   -------   ------
  Total after-tax...........................................  $325.7   $  80.4   $285.8
                                                              ======   =======   ======

     Fiscal 2001 Unusual Items

In fiscal 2001, we recorded net pre-tax charges for unusual items totaling $458.3 million, including $21.1 million in the Supply Solutions segment, $295.6 million in the Information Solutions segment and $141.6 million in the Corporate segment. Following is a description of these items in fiscal 2001:

Restatement-Related Costs Incurred. In April 1999, following the January 1999 acquisition of HBOC, we discovered improper accounting practices at HBOC. In July 1999, the audit committee of our board of directors completed an investigation into such matters, which resulted in the previously reported restatement of our historical consolidated financial statements related to HBOC (pre-acquisition) in fiscal 1999, 1998 and 1997. In fiscal 2001, we incurred legal fees totaling $2.5 million, in connection with the pending securities litigation arising out of the restatement.

(Gain) Loss on Investments. We recorded an other than temporary impairment loss of $105.6 million on our WebMD warrants and other equity and venture capital investments as a result of significant declines in the market values of these investments. We also recorded a $7.8 million gain on the liquidation of another investment.

Restructuring, Asset Impairments and Customer Settlements. In May 2000, we announced the formation of a new business unit, iMcKesson, to focus on healthcare applications using the Internet and other emerging technologies. iMcKesson included selected net assets from the former e-Health, Supply Solutions and Information Solutions segments and fiscal 2001 acquisitions of strategic investments and businesses.

In February 2001, we announced the restructuring of the iMcKesson business unit by moving responsibility for iMcKesson's medical management business to the Supply Solutions segment and the physician services business to the Information Solutions segment. In connection with the assessment of these businesses, we shut down certain iMcKesson operations. We wrote down goodwill and intangibles totaling $116.2 million arising from the acquisitions of Abaton.com and MediVation, based upon an updated analysis of discounted cash flows. We also recorded $29.8 million in non-cash asset impairments, including $23.1 million for the write-down of equity investments whose market values had significantly declined, $5.2 million in capitalized software costs and $1.5 million in other fixed assets. In addition, we recorded $9.1 million in exit-related costs, including $6.0 million for non-cancelable services directly related to discontinued products, $1.5 million for estimated claims resulting from the abandonment of products no longer core to our business and $1.6 million in other exit-related costs.

In the second quarter of fiscal 2001, we reviewed the operations and cost structure of our medical management business resulting in the closure of a call center and a workforce reduction and recorded $0.2 million in charges for exit-related activities.

In the third quarter of fiscal 2001, we closed a pharmaceutical distribution center and recorded $0.7 million in asset impairments and $0.5 million in charges for exit-related activities.

In the fourth quarter of fiscal 2001, we reviewed the operations and cost structure of our pharmaceutical services business resulting in the planned closures of two offices. We recorded $1.4 million in asset impairments and $1.6 million in exit-related costs primarily related to remaining lease obligations subsequent to termination of operations. We also reduced prior year reserves for exit-related activities by $1.3 million.

In addition, our Information Solutions segment recorded a $161.1 million charge for customer settlements, consisting of forgiveness of accounts receivable, customer credits and refunds, associated with pre-July 1999 software contracts. These customer settlements generally relate to product replacements as well as requirements for certain customers to upgrade hardware and software to accommodate new product releases.

Severance. We recorded severance costs totaling $29.0 million related to the restructure of the former iMcKesson business, $1.0 million in the Supply Solutions segment, $3.3 million in the Information Solutions segment and $24.7 million in the Corporate segment. The severance charges relate to the termination of approximately 220 employees, primarily in sales, service and administration functions.

We also recorded severance costs totaling $8.5 million in the aggregate related to workforce reductions in the Supply Solutions segment associated with the closure of a pharmaceutical distribution center, closure of a medical management call center, consolidation of medical-surgical customer service centers, closures of facilities in the pharmaceutical services business and staff reductions in the pharmaceutical management business. The fiscal 2001 severance charges relate to the termination of approximately 360 employees, primarily in sales, service, administration and distribution center functions. In addition, we reduced prior year severance reserves by $0.9 million.

In connection with the severance charges described above, $3.2 million was a non-cash charge, severance of $2.4 million was paid in fiscal 2001, $12.4 million will be paid in fiscal 2002 and the balance of $19.5 million, primarily pension benefits, will be paid in fiscal 2003 and thereafter.

As a result of the previously discussed restructuring activities, future operating results and cash flows will be impacted. Development and support activities for certain discontinued products associated with the former iMcKesson business will be phased out within twelve months. Although future revenues associated with the discontinued products will be reduced or eliminated, we do not anticipate they will materially impact our future operating results or cash flows. In addition, we anticipate reduced product development expenses as a result of terminating certain product licensing agreements and gradual reductions in payroll expenses and occupancy costs as the former iMcKesson operations wind down. Closure of the medical management call center is not anticipated to significantly impact future revenues (customers will be serviced out of the remaining call centers) but payroll cost savings are anticipated. Closure of the pharmaceutical distribution center, pharmaceutical services facilities and consolidations of the medical-surgical customer service centers are not expected to have a material impact on our fiscal 2002 operating results.

Other Merger-Related Items. We recorded a charge of $2.1 million in the Information Solutions segment to write off the portion of the purchase price of MediVation allocated to purchased in-process technology for which feasibility had not been established as of the acquisition date.

     Fiscal 2000 Unusual Items

In fiscal 2000, we recorded net pre-tax charges for unusual items totaling $127.5 million, including $34.8 million in the Supply Solutions segment, $296.1 million in the Information Solutions segment, and $203.4 million income in Corporate. Following is a description of these items in fiscal 2000:

Restatement-Related Costs Incurred. In fiscal 2000, we incurred costs in connection with the previously discussed HBOC accounting investigation, the restatement of the historical consolidated financial statements and the resulting pending litigation, and recorded charges of $18.9 million for accounting and legal fees and other costs.

Net Gains on the Exchange and Sale of Equity Investments. We recorded gains on the exchange of our WebMD common shares and warrants for Healtheon/WebMD, or WebMD, common shares and warrants that were recognized upon the November 11, 1999 merger of the two companies. Subsequently in fiscal 2000, we donated 250,000 WebMD shares to the McKesson Foundation and sold the remaining common shares. As a result of these transactions, we recognized gains related to the investment in WebMD of $248.7 million of which $155.3 million was realized. The remaining gain of $93.4 million which resulted from the November 11, 1999 exchange of warrants, had not been realized as of March 31, 2000. The estimated fair value of the warrants declined from $93.4 million as of November 11, 1999 to $32.3 million as of March 31, 2000, resulting in an unrealized loss of $61.1 million. In fiscal 2001, the estimated fair value of the warrants declined further and we recognized a loss. In addition, other equity investments were sold during the year at a gain of $20.3 million, and a $9.8 million charge was recorded to reflect the donation of the WebMD shares to the McKesson Foundation.

Restructuring, Asset Impairments and Customer Settlements. In the fourth quarter of fiscal 2000, we completed an assessment of the Information Solutions' business and product portfolio. This resulted in the decision to reorganize the business and to discontinue overlapping or non-strategic product offerings. We recorded asset impairments of $232.5 million. These included charges to write off $49.1 million of capitalized product development costs, $39.3 million of purchased software and $50.7 million of goodwill associated with discontinued product lines based upon an analysis of discounted cash flows. In addition, a $74.1 million reserve was recorded for customer settlements attributable to the discontinued product lines. We also recorded a $9.4 million loss on the disposition of a non-core foreign operation, a $7.7 million charge for uncollectible unbilled receivables and a $2.2 million charge for obsolete equipment associated with the discontinued products. Substantially all of these charges were non-cash asset write-offs except for the customer settlements.

In addition, a charge of $0.6 million was recorded for costs to prepare facilities for disposal, lease costs and property taxes required subsequent to termination of operations and other exit-related activities.

In the fourth quarter of fiscal 2000, we reviewed the operations and cost structure of the Supply Solutions' medical-surgical business. This resulted in the planned closure of a sales office and a workforce reduction.

We recorded $0.6 million in charges for exit-related activities. Also in fiscal 2000, we reassessed prior years' restructuring plans resulting in the decision to retain one of the six pharmaceutical distribution centers identified for closure in fiscal 1999 and to reduce the number of medical-surgical distribution center closures. In addition, we announced and completed the closure of one additional pharmaceutical distribution center in fiscal 2000. We recorded income of $6.9 million as a result of reducing prior year accruals for exit-related costs, offset in part, by additional asset impairments of $1.5 million. We also recorded asset impairments for our medical-management business of $0.2 million for obsolete equipment associated with discontinued products.

Severance. In fiscal 2000, we completed the closures of three pharmaceutical distribution centers, including the additional distribution center mentioned above. In addition, the realignment of the sales organization was completed and certain back office functions were eliminated. This resulted in the termination of approximately 200 employees and the payment of $3.6 million in severance. Also, we completed the closures of three medical-surgical distribution centers and paid $1.0 million in severance to approximately 100 employees who were terminated in fiscal 1999 and 2000.

We recorded severance costs totaling $6.2 million in the aggregate related to workforce reductions in the Information Solutions segment associated with product streamlining and reorganization and in the Supply Solutions segment associated with distribution facility consolidations. This charge was offset, in part, by a $2.0 million reduction in prior year severance reserves. The fiscal 2000 severance charges relate to the termination of approximately 500 employees, primarily in product development and support, administration and distribution center functions. In fiscal 2001, we paid severance of $4.9 million and reduced previously recorded reserves by $0.9 million. The remaining balance will be paid in fiscal 2002.

Other Merger-Related Items. We recorded a charge of $1.5 million to write off the portion of the purchase price of Abaton.com allocated to purchased in-process technology for which feasibility had not been established as of the acquisition date. We also recorded a $1.3 million charge for the impairment of a note receivable from a former stockholder of an acquired company and reversed $6.9 million of accruals booked in prior years for estimated merger-related costs.

Corporate and other includes a charge of $3.7 million related to additional costs incurred and paid associated with the acquisition of HBOC.

Costs Associated With Former Employees. In fiscal 2000, we recorded charges of $23.8 million for severance and benefit costs resulting from changes in executive management made in the first quarter. The charges were based on the terms of employment contracts in place with these executives. $2.8 million was paid in fiscal 2000 and $2.1 million was paid in fiscal 2001. We estimate that $3.7 million will be paid in fiscal 2002 and the balance, primarily pension benefits, will be paid thereafter.

Other Operating Items. Other operating items include charges of $61.8 million in the Information Solutions segment for accounts receivable and customer settlements, a $1.1 million non-cash charge for the write-off of internal-use computer software that was abandoned and a $1.2 million charge related to the settlement of a software patent infringement claim that was paid during the year. The Supply Solutions segment recorded a charge of $31.5 million for asset impairments and receivables related primarily to a prior year implementation of a contract system, and a $6.7 million charge for customer accounts receivable in the medical management business.

Corporate includes non-cash charges of $7.7 million for impairment of notes receivable from former employees and $1.7 million for costs associated with employee-retention following the announcement of the HBOC accounting investigation.

     Fiscal 1999 Unusual Items

In fiscal 1999, we recorded pre-tax charges for unusual items of $214.3 million in the Supply Solutions segment and $181.6 million in the Information Solutions segment, $395.9 million in the aggregate. Following is a description of these items in fiscal 1999:

Transaction Costs. Total unusual items include $84.6 million of transaction costs incurred in connection with the acquisitions described above, primarily consisting of professional fees such as investment banking, legal and accounting fees. This amount includes $6.6 million of transaction costs related to terminated transactions of which $5.0 million related to the terminated merger with AmeriSource Health Corporation. Approximately $83.6 million was paid in fiscal 1999, with a balance of $1.0 million paid in fiscal 2000.

Employee Benefits. We incurred $88.7 million of employee benefit costs related to acquisitions, including $39.0 million for restricted stock and stock appreciation rights subject to change of control provisions, $37.0 million of long-term incentive and phantom stock awards subject to change of control provisions, $8.7 million of signing and retention bonuses, and $4.0 million of retirement and employee benefit plan costs. Of these amounts, $36.3 million were non-cash charges, primarily related to restricted stock, $44.1 million was paid in fiscal 1999, $1.6 million was paid in fiscal 2000 and $3.5 million was paid in fiscal 2001.

Restructuring and Asset Impairments. In fiscal 1999, the Supply Solutions segment identified six distribution centers for closure, of which one distribution center was shut down by March 31, 1999. We recorded a charge of $25.5 million related to closures of the distribution centers. Of this charge, $21.7 million was required to reduce the carrying value of facility assets to their estimated fair value less disposal costs, and $3.8 million was related to computer hardware and software which will no longer be used at such facilities. Fair value was determined based on sales of similar assets, appraisals, and/or other estimates such as discounting of estimated future cash flows. Also related to such closures, a charge of $17.2 million was recorded for exit-related costs. These primarily consist of costs to prepare facilities for disposal, lease costs and property taxes required subsequent to termination of operations, as well as the write-off of costs related to duplicate assets from acquired companies that do not have future use by us. Of the above charges, $25.5 million were non-cash asset write-offs. $3.9 million was paid in fiscal 1999, $2.6 million was paid in fiscal 2000, and $2.9 million was paid in fiscal 2001. Also, in connection with the previously discussed reassessment of this restructuring plan, we reduced previously recorded exit-related reserves by $6.9 million in fiscal 2000 and by $1.3 million in fiscal 2001, and recorded charges of $1.5 million for additional asset impairments in fiscal 2000.

The Supply Solutions segment also wrote off $23.5 million of computer hardware and software which was abandoned as the result of an acquisition during the year.

In connection with acquisitions in the medical management business, we terminated royalty agreements at a cost of $12.0 million because products subject to minimum royalty payments to third parties were replaced with acquired products. In addition, we recorded charges of $4.3 million primarily for the write-off of capitalized software costs.

In connection with acquisitions made by the Information Solutions segment and our acquisition of HBOC, duplicate facilities, products and internal systems were identified for elimination, resulting in charges of $5.9 million, relating principally to the write-off of capitalized costs and lease termination costs. In addition, following the HBOC transaction, we evaluated the performance of a foreign business and elected to shut down its facility. Charges of $11.6 million were recorded, principally related to the write-down of goodwill to fair value based on estimated discounted cash flows. Revenues and net operating income for this foreign business were not significant in fiscal 1999. Certain investments became impaired during fiscal 1999 and were written down by $4.3 million to their net realizable values based primarily on estimated discounted cash flows, and other reserves of $4.1 million were recorded to cover customer and other claims arising out of the acquisitions. Substantially all of the above charges were non-cash asset write-offs.

Severance. Severance costs totaled $31.9 million, net of a $3.0 million reversal of previously recorded severance obligations which were determined to be in excess, resulting from the consolidation of acquired company operating and corporate functions, the consolidation of existing U.S. Health Care pharmaceutical distribution centers, and other employee terminations. The severance charges relate to the termination of approximately 1,550 employees, primarily in distribution centers, administration and product functions. We paid severance of $12.1 million in fiscal 1999, $14.9 million in fiscal 2000 and reduced previously recorded reserves by $2.0 million in fiscal 2000. Severance of $3.2 million was paid in 2001 and the remaining severance will be paid in fiscal 2002 and thereafter.

Other Merger-related Costs. The Information Solutions segment incurred costs totaling $13.8 million in fiscal 1999 due to an acquired company which had receivables outstanding from HBOC competitors that became uncollectible and were written off after the HBOC transaction.

Acquisition-related Integration Costs. Acquisition-related integration costs of $32.3 million consist of $1.9 million incurred for salaries and benefits of our integration and affiliation team members and $30.4 million of other direct costs associated with the integration and rationalization of recent acquisitions in the Supply Solutions and Information Solutions segments.

Other Operating Items. Other operating items of $36.2 million consist of losses resulting from the implementation of a contract administration system and expenses incurred for corrective actions associated with that system.

Results of Operations

The discussion of the financial results that follows focuses on the results of continuing operations excluding unusual items, as we believe such discussion is the most informative representation of recurring, non-transactional related operating results.

     Supply Solutions

The following table identifies significant performance indicators of the Supply Solutions segment:

                                                               2001        2000        1999
                                                              -------     -------     -------
                                                                       (IN MILLIONS)
Revenues
  Excluding sales to customers' warehouses
     Pharmaceutical Distribution & Services
       U.S. Health Care..................................     $24,853     $21,994     $17,612
       International.....................................       2,645       2,220       1,946
                                                              -------     -------     -------
          Total pharmaceutical...........................      27,498      24,214      19,558
     Medical-Surgical Distribution & Services............       2,849       2,706       2,292
                                                              -------     -------     -------
          Subtotal.......................................      30,347      26,920      21,850
  Sales to customers' warehouses.........................      10,730       8,746       6,813
                                                              -------     -------     -------
          Total..........................................     $41,077     $35,666     $28,663
                                                              =======     =======     =======
Revenue Growth
  Excluding sales to customers' warehouses
     Pharmaceutical Distribution & Services
       U.S. Health Care..................................          13%         25%         21%
       International.....................................          19          14          20
          Total pharmaceutical...........................          14          24          21
     Medical-Surgical Distribution & Services............           5          18          22
          Total excluding sales to customers'
            warehouse....................................          13          23          21
          Total..........................................          15          24          38
Operating Profit.........................................     $ 686.2     $ 571.3     $ 574.1
  Percentage change......................................          20%       (0.5)%        37%
Gross profit margin(1)...................................         6.7         7.0         7.6
Operating expense margin(1)..............................         4.4         4.9         5.0
Operating profit as a percent of revenues(1).............         2.3         2.1         2.6
Depreciation.............................................     $  76.3     $  72.1     $  60.2
Amortization of intangibles..............................        32.1        31.1        25.1
Capital expenditures.....................................        90.9        99.0       105.0
Capital employed at year-end
  Committed capital(2)
     Operating working capital(3)........................     $ 3,282     $ 3,328     $ 2,661
     Other -- net........................................         225         208          66
                                                              -------     -------     -------
          Total..........................................       3,507       3,536       2,727
     Intangibles.........................................         997       1,017       1,028
                                                              -------     -------     -------
          Total..........................................     $ 4,504     $ 4,553     $ 3,755
                                                              =======     =======     =======
Returns
  Committed capital(4)...................................        19.6%       16.3%       19.9%
  Total capital employed(5)..............................        14.6        13.8        15.6

---------------

(1) Excluding sales to customers' warehouses and other income.

(2) Capital employed less cash and cash equivalents, marketable securities and goodwill and other intangibles.

(3) Receivables and inventories net of related payables.

(4) Operating profit before amortization of intangibles divided by average committed capital.

(5) Operating profit divided by average capital employed.

Over the most recent three fiscal years, the Supply Solutions business has experienced internal revenue growth and growth as a result of acquisitions. Revenue growth in this segment, excluding sales to customers' warehouses, is as follows:

                                                              2001   2000   1999
                                                              ----   ----   ----
Pharmaceutical Distribution & Services
  Existing businesses.......................................  13.6%  23.5%  20.1%
  Acquisitions..............................................    --    0.3    0.5
                                                              ----   ----   ----
       Total................................................  13.6%  23.8%  20.6%
                                                              ====   ====   ====
Medical-Surgical Distribution & Services
  Existing businesses.......................................   5.3%   6.6%  14.4%
  Acquisitions..............................................    --   11.5    7.6
                                                              ----   ----   ----
     Total..................................................   5.3%  18.1%  22.0%
                                                              ====   ====   ====

Internal growth in Supply Solutions is due primarily to increased sales volume to the retail chain and institutional customer segments. Sales to retail customers have benefited from our service offerings and programs that focus on broad product selection, service levels, inventory carrying cost reductions, connectivity and automation technologies. Growth with institutional customers has benefited from the focus on reducing both product cost and internal labor and logistics costs for the customers. Services available include pharmaceutical distribution, medical-surgical supply distribution, pharmaceutical dispensing automation, pharmacy outsourcing and utilization reviews. These retail chain and institutional capabilities have resulted in the implementation of significant long-term contracts with major customers.

                                                              2001    2000    1999
                                                              -----   -----   -----
Customer mix -- pharmaceutical distribution revenues(1)
  Independents..............................................   24.5%   25.5%   28.7%
  Retail chains.............................................   42.4    42.4    38.5
  Institutions..............................................   33.1    32.1    32.8
                                                              -----   -----   -----
                                                              100.0%  100.0%  100.0%
                                                              =====   =====   =====

---------------

(1) Excluding sales to customers' warehouses and other income.

Sales to customers' warehouses are large volume sales of pharmaceuticals to major self-warehousing drugstore chains whereby we act as an intermediary in the order and subsequent delivery of products directly from the manufacturer to the customers' warehouses. The growth in sales to customers' warehouses in fiscal 2001 was due to the addition of a significant retail chain customer and to growth from existing customers. The growth in fiscal 2000 and 1999 was primarily the result of two significant contracts with retail chains which also provided new direct store sales growth.

The operating profit margin increased in fiscal 2001, reflecting margin expansion in the U.S. pharmaceutical distribution and services business due to gross margin initiatives and productivity improvements in both back-office and field operations and in the Canadian pharmaceutical business reflecting new customers, sales growth and operational efficiencies. This impact was partially offset by a decline in the medical management business reflecting the loss of a number of services customers and reduced profits from our 22% interest in Nadro, a Mexican pharmaceutical distribution business. The operating profit margin declined in fiscal 2000 from 1999 due to a decline in the gross profit margin reflecting the competitive environment, a shift in the mix of pharmaceutical distribution revenues to a higher proportion of chain business and somewhat lower procurement profits as a percentage of revenues in the current year. Procurement profits benefited in fiscal 1999 from price increases on inventory expansion associated with new customer agreements. The decline in the gross profit margin was offset, in part, by a lower operating expense ratio reflecting continuing productivity improvements. The improvement in the operating expense ratio was achieved despite higher expenses for receivable and transaction processing related charges. Fiscal 1999 operating margins reflect higher margin businesses resulting from acquisitions in pharmaceutical services for manufacturers, retail and institutional automation and medical-surgical supply distribution. In addition, expanded profitability from product procurement, warehouse automation and efficiency improvements, and fixed cost leverage from volume growth contributed to the margin expansion.

The Supply Solutions segment uses the last-in, first-out, or LIFO, method of accounting for the majority of its inventories which results in cost of sales that more closely reflect replacement cost than other accounting methods, thereby mitigating the effects of inflation and deflation on operating profit. The practice in the Supply Solutions distribution businesses is to pass published price changes from suppliers on to customers. Manufacturers generally provide us with price protection, which prevents inventory losses. Price declines on many generic pharmaceutical products in this segment in each of the fiscal years ended March 31, 2001, 2000 and 1999 have moderated the effects of inflation in other product categories, which resulted in minimal overall price changes in those fiscal years.

Fiscal 2001, 2000 and 1999 capital expenditures include new systems upgrades to distribution facilities and facility consolidations in the pharmaceutical and medical-surgical businesses and growth in the automation and services businesses.

The Supply Solutions segment requires a substantial investment in operating working capital, which consists of customer receivables and inventories net of related trade payables. Operating working capital is susceptible to large variations during the year as a result of inventory purchase patterns and seasonal demands. Inventory purchase activity is a function of sales activity, new customer build-up requirements and the desired level of investment inventory. Operating working capital at March 31, 2001 was flat relative to 2000. An increase in receivables, reflecting sales growth, and inventories was offset by a significant increase in vendor payables reflecting purchases made late in the fiscal year and the timing of vendor payments. No accounts receivable were sold at March 31, 2001 and 2000. Operating working capital was significantly higher at March 31, 2000 compared to 1999. The working capital increase primarily reflects increases in receivables and net financial inventories, which consists of inventories net of accounts and drafts payable, resulting from sales growth, the absence of accounts receivable sales at March 31, 2000 compared to $400.0 million of sales at March 31, 1999 and the timing of vendor payments.

     Information Solutions

Significant performance indicators of the Information Solutions segment are as follows:

                                                              2001       2000       1999
                                                              -----     ------     ------
                                                                     (IN MILLIONS)
Revenues
  Software..................................................  $ 134     $  144     $  268
  Services..................................................    712        782        832
                                                              -----     ------     ------
     Subtotal...............................................    846        926      1,100
  Hardware..................................................     84         92        208
                                                              -----     ------     ------
     Total revenues.........................................  $ 930     $1,018     $1,308
                                                              =====     ======     ======
Revenue growth (decline)
  Software..................................................     (7)%      (46)%      (23)%
  Services..................................................     (9)        (6)        23
     Subtotal...............................................     (9)       (16)         8
  Hardware..................................................     (8)       (56)        (3)
     Total..................................................     (9)       (22)         6
Operating profit............................................  $ 0.5     $ 82.0     $131.8
  Percent change............................................    (99)%      (38)%      (49)%
Gross profit margin.........................................   42.4       40.3       41.8
Operating expense margin....................................   42.3       32.3       31.7
Operating profit as a percent of revenues...................    0.1        8.1       10.1
Depreciation................................................  $36.1     $ 41.0     $ 38.0
Amortization of intangibles.................................   34.2       24.4       15.9
Amortization of capitalized software held for sale..........   25.9       28.3       25.9
Capital expenditures........................................   26.5       43.3       71.4
Capital employed
  Committed capital(1)......................................  $ 198     $  259     $  234
  Intangibles...............................................     80        182        187
                                                              -----     ------     ------
     Total..................................................  $ 278     $  441     $  421
                                                              =====     ======     ======
Returns
  Committed capital(2)......................................   21.8%      35.1%      70.2%
  Total capital employed(3).................................    0.1       14.8       15.4

---------------

(1) Capital employed less cash and cash equivalents, marketable securities and goodwill and other intangibles.

(2) Operating profit before amortization of intangibles divided by average committed capital.

(3) Operating profit divided by average capital employed.

Information Solutions revenues declined 9% to $0.9 billion in fiscal 2001 and 22% to $1.0 billion in fiscal 2000. In fiscal 2001, certain contracts were entered into which we are accounting for under the percentage of completion method, which extends the recognition of revenue over a period of time. Services revenues declined, reflecting the lagging impact of reduced prior period software sales on implementation services revenues. The decline in fiscal 2000 revenues was attributable to the overall industry-wide slowdown in sales of health care information technology software and hardware products resulting from delays in purchasing decisions that are attributed both to Year 2000 issues and a general weakness in demand for healthcare software. Services revenues associated with software implementation also declined for the same reasons. Also contributing to the decline was the impact to the business caused by the investigation into improper accounting practices and resulting senior management changes made early in the year. In addition, the terms of certain contracts for software and implementation services executed late in the fiscal year resulted in such contracts being accounted for under the percentage of completion accounting method. Revenues increased 6% to $1.3 billion in fiscal 1999. The fiscal 1999 decline in software revenues of 23% reflects a general industry-wide slowdown in sales of health care information technology products and changes in accounting due to the adoption of Statement of Position 97-2, "Software Revenue Recognition", effective April 1, 1998. In addition, during fiscal 1999, the Information Solutions segment experienced delays in current and potential customers' purchasing decisions with respect to its enterprise solutions. We believe such delays were due to Year 2000 issues, technological innovations, increased competition, greater requirement for integration of products and general market conditions in the computer software industry.

Hardware is sold as an accommodation to customers and at a significantly lower operating margin than software and services. Fiscal 2001, 2000 and 1999 revenues from the sale of hardware reflect the lower level of software sales, general price declines for hardware and a shift to less costly Microsoft Windows NT platforms.

Information Solutions segment operating profit before unusual items declined 99% to $0.5 million in fiscal 2001, and 38% to $82.0 million in fiscal 2000. The decline in fiscal 2001 reflects the extended software revenue recognition cycle under the percentage of completion accounting method, lower service and hardware revenues and an increased level of expenses to enhance customer support and future product introduction. The decline in fiscal 2000 reflects the previously discussed decline in overall sales and a lower mix of higher-margin software sales in fiscal 2000 compared to 2001 and 1999, or 14% in fiscal 2000 as compared to 20% in fiscal 1999, as a percentage of total Information Solutions revenues. The fiscal 2000 operating profit includes an increased level of expenses to enhance customer support and future product introductions. Fiscal 1999 results included a bad debt provision of $70 million and a termination fee associated with a telecommunications contract. The bad debt provision reflects, in part, inadequate staffing of and focus on receivables collections during a portion of fiscal 1999, implementation issues associated with certain products and contingencies associated with contract disputes.

Fiscal 1999 capital expenditures reflect the acquisition and construction of the segment's new corporate office building in Georgia.

The return on committed capital and total capital employed in fiscal 2001 and 2000 reflects the previously discussed decline in operating profit.

INTERNATIONAL OPERATIONS

International operations accounted for 6.6%, 6.4% and 6.9%, and 5.7%, 8.7% and 6.6%, of fiscal 2001, 2000 and 1999 consolidated revenues and operating profits before unusual items and 5.6%, 5.8% and 5.5% of consolidated assets at March 31, 2001, 2000 and 1999. International operations are subject to certain opportunities and risks, including currency fluctuations. We monitor our operations and adopt strategies responsive to changes in the economic and political environment in each of the countries in which we operate.

CONSOLIDATED WORKING CAPITAL

Operating working capital, which consists of receivables and inventories net of related payables, as a percent of revenues was 7.6%, 9.0% and 8.4% at March 31, 2001, 2000 and 1999. Excluding the impact of receivable sales, operating working capital as a percent of revenues was 7.6%, 9.0% and 9.7% at March 31, 2001, 2000 and 1999, respectively. The calculation is based on year-end balances and assumes major purchase acquisitions occurred at the beginning of the year.

The improvement in the operating working capital ratio in fiscal 2001 is due to an increase in days sales outstanding in payables reflecting purchases made later in the year and the timing of vendor payments.

The improvement in the ratio in 2000, excluding the impact of receivable sales, is due to a reduction in year-end days sales outstanding in both customer receivables and inventory, reflecting working capital initiatives. In fiscal 2000, this improvement was offset, in part, by lower days sales outstanding in payables at March 31, 2000 compared to March 31, 1999.

LIQUIDITY AND CAPITAL RESOURCES

Cash and equivalents decreased by $147.3 million to $286.4 million at September 30, 2001 from $433.7 million at March 31, 2001. During the six months ended September 30, 2001, operating activities provided $3.6 million of cash. The improvement in cash flows from operating activities during the quarter ended September 30, 2001, reflects a decline in net financial inventory, or inventory less payables, from June 30, 2001 to September 30, 2001.

Cash and marketable securities available for sale were $293.1 million at September 30, 2001 compared to $445.6 million at March 31, 2001. The September 30, 2001 marketable securities balance includes $4.0 million that is currently restricted and held in trust as exchange property in connection with our outstanding exchangeable debentures.

Inventories increased $538 million to $5.7 billion at September 30, 2001 from $5.1 billion at March 31, 2001. The increase in inventories reflects the build up associated with the implementation of new pharmaceutical distribution agreements.

Stockholders' equity was $3.7 billion at September 30, 2001, and the net debt-to-capital ratio was 19%, up slightly from 18% at March 31, 2001. The net debt-to-capital ratio for both periods was computed by reducing the outstanding debt amount by the cash and marketable securities balances. We had no sales of trade accounts receivable and no short-term borrowings outstanding at September 30, 2001.

Return on average committed capital improved to 19.4% as of September 30, 2001 from 17.9% as of September 30, 2000. This improvement reflects a growth in the our operating profit in excess of the growth in the working capital required to fund the increase in revenues resulting from new pharmaceutical distribution agreements.

Common shares outstanding increased to 286.0 million at September 30, 2001 from
284.0 million at March 31, 2001 due primarily to shares issued under employee benefit plans, partially offset by the 0.4 million shares repurchased as part of our previously announced $250 million share repurchase program. Average diluted shares increased to 299.0 million in the second quarter of fiscal 2002 from
292.0 million in the comparable prior year period due to an increased effect of dilutive securities as a result of an increase in our stock price and an increase in common shares outstanding.

In October 2001, we renewed a 364-day revolving credit agreement that allows for borrowings of up to $1.075 billion under terms substantially similar to those previously in place. This credit facility is primarily intended to support our commercial paper borrowings.

Cash and cash equivalents and marketable securities, primarily U.S. Treasury securities with maturities of one year or less, were $293.1 million at September 30, 2001 and $446 million, $606 million and $262 million at March 31, 2001, 2000 and 1999.

The increase in cash and cash equivalents and marketable securities in 2000 reflects proceeds from the February 2000 sale of the McKesson Water Products business and a private placement of term debt.

Marketable securities balances include $4 million at September 30 and March 31, 2001, and $17 million and $23 million at March 31, 2000 and 1999 from the fiscal 1997 sale of Armor All, which securities are restricted and held in trust as exchange property in connection with our exchangeable debentures.

CASH FLOWS FROM OPERATIONS AVAILABLE FOR CAPITAL EXPENDITURES

The following table summarizes the excess (deficit) of cash flow from operations over capital expenditures:

                                                              YEARS ENDED MARCH 31,
                                                              ---------------------
                                                              2001    2000    1999
                                                              -----   -----   -----
                                                                  (IN MILLIONS)
Net cash provided (used) by continuing operations:
  Income (loss) from continuing operations(1)...............  $ (43)  $ 185   $  61
  Depreciation..............................................    116     116     104
  Amortization of intangibles...............................     66      55      41
  Amortization of capitalized software......................     65      51      36
  Other non-cash charges(1).................................    513     382     361
  Working capital changes...................................   (357)   (689)   (445)
                                                              -----   -----   -----
     Total before receivables sales and capital
      expenditures..........................................    360     100     158
  Net change in receivable sales............................     --    (400)    100
  Capital expenditures......................................   (159)   (145)   (199)
                                                              -----   -----   -----
     Excess (Deficit).......................................  $ 201   $(445)  $  59
                                                              =====   =====   =====

---------------

(1) Includes previously discussed "Unusual Items."

Cash flows from continuing operations reflect the cash earnings of our continuing businesses and the effects of the changes in working capital. The working capital increase in fiscal 2001 primarily reflects the timing of vendor payments in the Supply Solutions segment partially offset by the payment of income taxes on the gain on sale of the McKesson Water Products business that was sold in late fiscal 2000. The working capital increase in fiscal 2000 primarily reflects the timing of vendor payments in the prior year and increases in receivables and inventories associated with sales growth in the Supply Solutions segment that were offset, in part, by improvements in days sales outstanding in both customer receivables and inventories resulting from working capital initiatives. The March 31, 1999 payables balance was approximately $400 million higher than expected based on the historical relationship of payables to sales. The increase in working capital requirements in fiscal 2000 reflects the restoration of payables to a more normalized level. Adjusting for the impact of the payables fluctuation, net cash provided (used) by continuing operations before receivable sales and capital expenditures would have been approximately $500 million and $(242) million in fiscal 2000 and 1999, respectively. The working capital increase in fiscal 1999 primarily reflects increases in receivables and inventories resulting from sales growth in all operating segments offset, in part, by the higher payables balance due to the timing of vendor payments in the Supply Solutions segment.

Fiscal 1999 capital expenditures reflect the acquisition and construction of the Information Solutions segment's new headquarters office building.

OTHER FINANCING ACTIVITIES

In July 2000, we announced a program to repurchase from time to time up to $250 million shares of our common stock in open market or private transactions. As of September 30, 2001, we have repurchased approximately 2.7 million shares for $80.7 million.

In February 2000, we completed the sale of our wholly owned subsidiary, McKesson Water Products Company, to Groupe Danone for $1.1 billion in cash, which enabled us to reduce short-term borrowings and add to our cash and marketable securities.

Also in February 2000, we completed a private placement of $335 million in term debt, the proceeds of which were used to retire term debt maturing in March 2000 and for other general corporate purposes.

$100 million of the debt matures on February 28, 2005, $20 million matures on February 28, 2007 and $215 million is due on February 28, 2010.

In May 1998, our employee stock ownership plan purchased approximately 1.3 million shares of newly issued common stock from us at a market value of $78.125 per share.

CREDIT RESOURCES

We currently have $1.475 billion of available credit under committed revolving credit lines: a $400 million five-year facility expiring in fiscal 2004 and a $1.075 billion facility expiring on October 4, 2002. These revolving credit facilities are primarily intended to support commercial paper borrowings. We also have available a committed revolving receivables sale facility aggregating $850 million, which terminates on June 14, 2002. At September 30, 2001, we had no commercial paper or revolving credit borrowings outstanding and our committed receivables sale facility was fully available.

As of September 30, 2001, our senior debt credit ratings from S&P, Fitch, and Moody's were BBB, BBB and Baa2, and our commercial paper ratings were A-2, F-2, and P-2. Our ratings are on negative credit outlook.

We believe that we have adequate access to credit sources to meet our funding requirements. Funds necessary for future debt maturities and our other cash requirements are expected to be met by existing cash balances, cash flow from operations, existing credit sources or other capital market transactions.

MARKET RISK

Our major risk exposure is changing interest rates, primarily in the United States. We manage interest rates through the use of a combination of fixed and floating rate debt. Interest rate swaps may be used to adjust interest rate exposures when appropriate, based upon market conditions. These contracts are entered into with major financial institutions thereby minimizing the risk of credit loss.

If interest rates on existing variable-rate debt were to change 50 basis points, we believe that our results from operations and cash flows would not be materially affected.

We conduct business in Canada, France, the Netherlands, Ireland, Australia, New Zealand and the United Kingdom, and are subject to foreign currency exchange risk on cash flows related to sales, expenses, financing and investment transactions. If exchange rates on such currencies were to fluctuate 10%, we believe that our results from operations and cash flows would not be materially affected. Aggregate foreign exchange translation gains and losses included in operations, comprehensive income and in equity are discussed in note 1 to our consolidated financial statements, which are incorporated by reference in this prospectus supplement.

CAPITALIZATION

Our capitalization was as follows:

                                                                        MARCH 31,
                                                              -----------------------------
                                                               2001       2000        1999
                                                              ------     -------     ------
                                                                      (IN MILLIONS)
Short-term borrowings.......................................  $   --     $    --     $   17
Term debt...................................................   1,223       1,232      1,097
Exchangeable debt...........................................       7          28         37
                                                              ------     -------     ------
  Total debt................................................   1,230       1,260      1,151
Convertible preferred securities of subsidiary trust........     196         196        196
Stockholders' equity........................................   3,493       3,566      2,882
                                                              ------     -------     ------
  Total capitalization......................................  $4,919     $ 5,022     $4,229
                                                              ======     =======     ======
Debt-to-capital ratio.......................................    25.0%       25.1%      27.2%
Net debt-to-net capital ratio(1)............................    17.5%       14.8%      22.4%
Average interest rates during year
  Total debt................................................     7.4%        6.4%       6.3%
  Short-term borrowings.....................................     6.6         5.6        5.6
  Other debt................................................     7.5         6.9        6.7

---------------

(1) Ratio computed as net debt (total debt less cash and cash equivalents and marketable securities) to net capital employed (capital employed less cash and cash equivalents and marketable securities).

The increase in the net debt-to-capital ratio at March 31, 2001 primarily reflects the increase in net debt to fund internal growth. The decline in the net debt-to-capital ratio at March 31, 2000 primarily reflects the application of the February 2000 proceeds from the sale of the Water Products business.

At March 31, 2001, we had an $850 million committed receivables sales facility which was fully available. Our balance sheet at March 31, 1999, reflected the sale of $400 million of undivided interests in our trade accounts receivable under this facility. The program qualifies for sale treatment under SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" and under SFAS No. 140, "Accounting For Transfers and Servicing Financial Assets and Extinguishments of Liabilities" which replaces SFAS No. 125 effective in our fiscal year 2002.

The sales were recorded at the estimated fair values of the interests in receivables sold, reflecting discounts for the time value of money based on U.S. commercial paper rates and estimated loss provisions.

Average diluted shares were 292.9 million in fiscal 2001, 289.6 million in fiscal 2000 and 289.8 million in fiscal 1999. The increase in the average diluted shares in fiscal 2001 is due to an increase in the effect of dilutive securities resulting from the increase in our stock price, and an increase in common shares outstanding. Common stock outstanding increased to 284.0 million at March 31, 2001, 283.4 million at March 31, 2000, 280.6 million at March 31, 1999, due primarily to the issuance of common stock under employee benefit plans and in fiscal 2001 by the acquisition of MediVation, partially offset by 2.2 million shares repurchased as part of the previously discussed $250 million share repurchase program.

ENVIRONMENTAL MATTERS

Our continuing operations do not require ongoing material expenditures to comply with federal, state and local environmental laws and regulations. However, in connection with the disposition of our chemical operations in fiscal 1987, we retained responsibility for certain environmental obligations. In addition, we are a party to a number of proceedings brought under the Comprehensive Environmental Response, Compensation and Liability Act, and other federal and state environmental statutes primarily involving sites associated with the operation of our former chemical distribution businesses. In fiscal 2000, a

$2.0 million increase to the liability for these environmental matters was recorded within discontinued operations. There were no adjustments made to the reserves in fiscal 2001 and 1999. We do not believe that changes in the remediation cost estimates in future periods, or the ultimate resolution of our environmental matter, will have a material impact on our consolidated financial position or results of operations, as discussed in note 18 to our consolidated financial statements, which are incorporated by reference in this prospectus supplement.

INCOME TAXES

The tax rate on income from continuing operations (excluding unusual items) was 39.0% in fiscal 2001, 38.5% in fiscal 2000 and 37.5% in fiscal 1999. The increase in the effective rate from fiscal 1999 to 2001 primarily reflects the impact of non-deductible goodwill amortization associated with purchase acquisitions made late in fiscal 1999 and in fiscal 2000 and 2001.

NEW ACCOUNTING PRONOUNCEMENTS

In 1998, the Financial Accounting Standards Board, or FASB, issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", which established accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure these instruments at fair value. In June 1999, the FASB issued SFAS No. 137 "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133" which defers the effective date of SFAS No. 133 until our fiscal year 2002. The FASB further amended SFAS No. 133 to address implementation issues by issuing SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities -- an amendment of FASB Statement No. 133", in June 2000. We completed the inventory of potential derivative instruments and adopted SFAS No. 133 as of April 1, 2001. The adoption of this accounting standard did not materially impact our consolidated financial statements.

In September 2000, the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires entities that have securitized financial assets to provide specific disclosures. SFAS No. 140 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. The adoption of this accounting standard did not materially impact our consolidated financial statements.

In June 2001, the FASB issued SFAS No. 141, "Business Combinations," which eliminates the pooling method of accounting for all business combinations initiated after June 30, 2001 and addresses the initial recognition and measurement of goodwill and other intangible assets acquired in a business combination. We adopted this accounting standard for business combinations initiated after June 30, 2001.

As of April 1, 2001, we adopted SFAS No. 142, "Goodwill and Other Intangible Assets," which addresses the financial accounting and reporting standards for the acquisition of intangible assets outside of a business combination and for goodwill and other intangible assets subsequent to their acquisition. This accounting standard requires that goodwill be separately disclosed from other intangible assets in the statement of financial position, and no longer be amortized but tested for impairment on a periodic basis. The provisions of this accounting standard also require the completion of a transitional impairment test within six months of adoption, with any impairments identified treated as a cumulative effect of a change in accounting principle. During the quarter ended September 30, 2001, we completed the transitional impairment test and did not record any impairments of goodwill.

                                    BUSINESS

GENERAL

We are the world's largest health care service and technology company and a Fortune 35 corporation. We deliver unique supply and information management solutions that reduce costs and improve quality for our health care customers.

We are organized under two operating segments: Supply Solutions and Information Solutions. Within the United States and Canada, our Supply Solutions segment is a leading wholesale distributor of ethical and proprietary drugs, medical-surgical supplies and health and beauty care products principally to chain and independent drug stores, hospitals, alternate care sites, food stores and mass merchandisers. Our Information Solutions segment delivers enterprise-wide patient care, clinical, financial, managed care, payor and strategic management software solutions, as well as networking technologies, electronic commerce, information outsourcing and other services to health care organizations throughout the United States and certain foreign countries.

We generated annual sales of $42.0 billion, $36.7 billion, and $30.0 billion in fiscal years 2001, 2000, and 1999; approximately $41.1 billion, 98%, $35.7 billion, 97%, and $28.7 billion, 96%, in the Supply Solutions segment; and approximately $0.9 billion, 2%, $1.0 billion, 3% and $1.3 billion, 4%, in the Information Solutions segment. Financial information about our business segments for each of the three years ended March 31, 2001 is included in note 17 to our consolidated financial statements, which are incorporated by reference in this prospectus supplement.

SUPPLY SOLUTIONS

Products and Markets

Through our Supply Solutions segment, we are a leading distributor of ethical and proprietary drugs, medical-surgical supplies and health and beauty care products and provider of services to the health care industry in North America. Our Supply Solutions segment consists of:

- McKesson Pharmaceutical;

- McKesson Medical-Surgical;

- McKesson Automation;

- McKesson Medication Management;

- McKesson Health Solutions;

- Zee Medical;

- McKesson Pharmacy Systems; and

- Medis.

     McKesson Pharmaceutical

McKesson Pharmaceutical supplies pharmaceuticals and health care related products to three primary customer segments in all 50 states:

- retail chains, including pharmacies, food stores, and mass merchandisers, representing approximately 42.4% of McKesson Pharmaceutical revenues in fiscal 2001;

- retail independent pharmacies, representing approximately 24.5% of McKesson Pharmaceutical revenues in fiscal 2001; and

- institutional providers, including hospitals, alternate-site providers, and integrated health networks, representing approximately 33.1% of McKesson Pharmaceutical revenues in fiscal 2001.

Operating under the trade names EconoMost and EconoLink and a number of related service marks, we promote electronic order entry systems and a wide range of computerized merchandising and asset management services for pharmaceutical retailers and health care institutions. We have developed advanced marketing programs and information services for retail pharmacies. These initiatives include the Valu-Rite, Valu-Rite/CareMax and Health Mart retail networks, the OmniLink centralized pharmacy technology platform, which offers retail network members connectivity with managed care organizations while promoting compliance with managed care plans, and .com pharmacy solutions, a service initiative that allows independent pharmacies to set up their own websites for selling over-the-counter products and prescription refills to their customers. Our nationwide network of distribution centers utilizes the Acumax Plus warehouse management system which provides real-time inventory statistics and tracks products from the receiving dock to shipping through scanned bar code information and radio frequency signals with accuracy levels above 99% to help ensure that the right product arrives at the right time and place for both our customers and their patients. We believe that our financial strength, purchasing leverage, affiliation networks, nationwide network of distribution centers, and advanced logistics and information technologies provide competitive advantages to our pharmaceutical distribution operations.

     McKesson Medical-Surgical

McKesson Medical-Surgical offers a full range of medical-surgical supplies, equipment, logistics and related services across the continuum of health care providers: hospitals, physicians' offices, long-term care, and homecare. McKesson Medical-Surgical is the nation's third largest distributor of medical-surgical supplies to hospitals (acute care) and a leading supplier of medical-surgical supplies to the full-range of alternate-site health care facilities, including physicians and clinics (primary care), long-term care and homecare sites. Supply Management On-Line provides an advanced way of ordering medical-surgical products over the Internet, and the Optipak program allows physicians to customize ordering of supplies according to individual surgical procedure preferences.

     McKesson Automation

McKesson Automation manufactures and markets automated pharmacy systems and services to hospitals and retail pharmacies. Key products include:

- ROBOT-Rx system -- a robotic pharmacy dispensing and utilization tracking system that enables hospitals to lower pharmacy costs while significantly improving the accuracy of pharmaceutical dispensing;

- AcuDose-Rx -- unit-based cabinets which automate the storage, dispensing and tracking of commonly used drugs in patient areas;

- AcuScan-Rx -- system which records, automates, and streamlines drug administration and medication information requirements through bar code scanning at the patient's bedside;

- SupplyScan -- a point-of-use supply management system;

- Baker Cells and Baker Cassettes -- modular units that provide pharmacists with quick and accurate counting capabilities combined with efficient space management;

- Autoscript -- a robotic pharmacy dispensing system that enables retail pharmacies to lower pharmacy costs through high volume dispensing while improving accuracy through the use of bar code technology; and

- Pharmacy 2000 -- an interactive workstation system that combines software and automation to improve productivity throughout the pharmacy prescription sales process.

     McKesson Medication Management

McKesson Medication Management is a leading pharmacy management, purchasing, consulting and information services company that combines clinical expertise, financial management capabilities, operational tools and technologies and experience to assist health care organizations optimize care and pharmaceutical resources. McKesson Medication Management provides customized solutions that allow our customers to improve their pharmaceutical distribution, automation and information technology capabilities and measure quality improvement through proven clinical and operational metrics.

     McKesson Health Solutions

McKesson Health Solutions Medical Management brings together a comprehensive platform of medical management services and tools to help payors and providers better manage the cost and outcomes of medical care. Medical Management delivers complete solutions through five Care Enhance product and service families:

- Care Enhance Services -- telephonic nurse advice and disease management,

- Care Enhance Clinical Management Software -- disease, utilization and case management software,

- Care Enhance Clinical Criteria -- InterQual clinical appropriateness, level-of-care and clinically specific decision support criteria,

- Care Enhance Resource Management Software -- provider profiling, analytic and HEDIS reporting software, and

- Care Enhance Access Center Products -- triage and referral management software.

McKesson Health Solutions Pharmaceutical Partners combines our pharmaceutical and biotechnology services in a single group that is focused on helping manufacturers meet their marketing goals. Pharmaceutical Partners provides sales, marketing and other services to pharmaceutical manufacturers and biotechnology customers including distribution management and reimbursement services, services in support of clinical trials and biomedical research, direct mail and fulfillment services, decision support and data analysis, business analytics, and integrated contract sales and marketing support services. McKesson Health Solutions also incorporates Patient Relationship Management.

     Other

Additional elements of the Supply Solutions segment are Zee Medical, Inc., a distributor of first-aid products and safety supplies, programs and materials to industrial and commercial customers, and McKesson Pharmacy Systems, a supplier of pharmacy management computer systems. International operations of the Supply Solutions segment include Medis Health and Pharmaceutical Services Inc., a wholly owned subsidiary and the largest pharmaceutical distributor in Canada, and our 22% equity interest in Nadro, S.A. de C.V., a leading pharmaceutical distributor in Mexico.

Intellectual Property

The principal trademarks and service marks of the Supply Solutions segment include:

ECONOMOST                                                   AcuScan-Rx
ECONOLINK                                                   Pak Plus-Rx
VALU-RITE                                                   SelfPace
Valu-Rite/CareMax                                           Baker Cells
OmniLink                                                    Baker Cassettes
Health Mart                                                 Baker Universal
ASK-A-NURSE                                                 Autoscript
Credentialer                                                Pharmacy 2000
Episode Profiler                                            CRMS
InterQual                                                   Patterns Profiler
America's Source for Health Care Answers                    CAREENHANCE
coSource                                                    Closed Loop Distribution
ROBOT-Rx                                                    .com Pharmacy Solutions
AcuDose-Rx                                                  SupplyScan

We own registrations or have applied for registration in the United States for a majority of the above marks and have common law rights in all of them. We also have rights in other trademarks and service marks used by the Supply Solutions segment. The United States federal registrations of these trademarks and service marks have ten or twenty-year terms, depending on date of registration. All are subject to unlimited renewals. Although we have taken steps to preserve the registration and duration of our marks, no assurance can be given that we will be able to successfully enforce or protect our rights in the event that we are subject to third-party infringement claims or seek to assert claims against a third party. We do not consider any particular patent, license, franchise or concession to be material to the business of the Supply Solutions segment.

Competition

In every area of operations, our distribution businesses face strong competition both in price and service from national, regional and local full-line, short-line and specialty wholesalers, service merchandisers, self-warehousing chains, and from manufacturers engaged in direct distribution. The Supply Solutions segment faces competition from various other service providers and from pharmaceutical and other health care manufacturers, as well as other potential customers of the Supply Solutions segment, which may from time to time decide to develop, for their own internal needs, supply management capabilities which are provided by the Supply Solutions segment and other competing service providers. Price, quality of service, and, in some cases, convenience to the customer are generally the principal competitive elements in the Supply Solutions segment.

INFORMATION SOLUTIONS

Products and Markets

Our Information Solutions segment provides patient care, clinical, financial, supply chain, managed care and strategic management software solutions for providers and payors in the health care industry. The segment also provides a full complement of network communications technologies, including wireless capabilities, as well as outsourcing services in which our staff manages and operates data centers, information systems, organizations and business offices of health care institutions of various sizes and structures. In addition, the segment offers a wide range of care management and electronic commerce services, including electronic medical claims and remittance advice services, and statement processing.

The Information Solutions segment markets our products and services to integrated delivery networks, hospitals, physicians' offices, home health providers, pharmacies, reference laboratories, managed care providers and payors. The segment also sells our products and services internationally through subsidiaries and/or distribution agreements in the United Kingdom, France, the Netherlands, Canada, Ireland, Saudi Arabia, Kuwait, Australia, New Zealand and Puerto Rico.

The Information Solutions segment's product portfolio is organized into eight components:

- acute-care or hospital information systems, or HIS;

- infrastructure;

- clinical management;

- practice management;

- access management;

- resource management;

- enterprise management; and

- payor solutions.

     Hospital Information Systems

HIS applications automate the operation of individual departments and their respective functions within the in-patient environment. Our HIS systems include applications for patient care, laboratory, pharmacy, radiology and finance.

     Infrastructure

Infrastructure components include local, wide area and value-added networks, wireless technology, electronic data interchange, or EDI, capabilities, an interface manager and a data repository. Other infrastructure applications include document imaging as well as an enterprise master person index.

     Clinical Management

The Information Solutions segment's point-of-care applications are designed to allow physicians and other clinicians to document patient information, establish and manage guidelines or standards of care, enter and manage orders, and view all results and clinical information. The clinical management product portfolio includes a clinical suite of products consisting of browser-based software applications which may be purchased and used separately or collectively to automate internal and external clinical communications including: multi-laboratory order entry and result reporting, electronic prescribing within formulary and medical guidelines, and advance task management and medical record documentation, including web-based dictation, transcription and attestation, most of which are done via paper today.

     Practice Management

Practice management applications provide a comprehensive solution for medical groups and physician enterprises, whether they are independent or part of an integrated health network. With business office management as our cornerstone, our practice management solution also includes risk management and managed care capabilities, clinical systems for managing patient care, and scheduling, as well as decision support, computer telephony, data quality analysis and electronic commerce.

     Access Management

Access management solutions include indexing applications that organize the vast amounts of information collected about a person throughout the enterprise, allowing patients to be tracked and information about them to be accessed wherever they go for care as well as scheduling systems that instantly register and schedule patients, and the resources needed to serve them, anywhere in the enterprise.

     Resource Management

Resource management applications including supply chain and management decision-making help health care organizations better manage people, facilities, supplies, services and equipment by integrating materials management, accounts payable/general ledger, surgical services management and staff scheduling functions.

     Enterprise Management

Enterprise management applications focus on providing managers with the clinical, financial and other information necessary to contain costs while ensuring high-quality care, including utilization management, accounts receivable management and managed care contracting and member management applications.

     Payor Solutions

Payor solutions support a range of health insurance and managed care needs. Solutions include business-wide systems that automate all financial and administrative operations, as well as clinically intelligent solutions that monitor quality of care and support provider credentialing and profiling, claims audit, care management, utilization and financial-based analysis.

In addition to the segment's product offerings described above, the segment also provides the following services:

     Enterprise Services

Enterprise services include UNIX processing support, remote system monitoring and single-point issue resolution. In addition, the Information Solutions segment's service path implementation methodology provides a flexible suite of implementation services that can include an enterprise project manager to assist in planning, installing and supporting our multiple products. Other service areas include education, enterprise consulting, application-specific services, computer telephony and care management services.

     Connect Technology Group

The Connect Technology Group provides network installation and support, as well as a suite of information services that extend local area networks outside of the hospital to include payors, vendors, financial institutions and the Internet.

     Outsourcing Services Group

The Information Solutions segment has been in the outsourcing business in the United States for more than 20 years and also offers outsourcing services in the United Kingdom. Outsourcing services include managing hospital data processing operations, which are traditionally known as facilities management, as well as strategic management services in information systems planning, receivables management, revenue cycle outsourcing, payroll processing, business office administration and major system conversions.

     Electronic Commerce Group

The Information Solutions segment's e-commerce capabilities in EDI service include claims processing, eligibility verification and remittance advice as well as statement printing.

Research and Development

The Information Solutions segment's product development effort applies computer technology and installation methodologies to specific information processing needs of hospitals. We believe a substantial and sustained commitment to such research and development, or R&D, is important to the long-term success of the business.

Investment in software development includes both R&D expense as well as capitalized software. The Information Solutions segment expended $152.5 million, or 16% of revenue, for R&D activities during fiscal 2001, compared to $148.4 million, or 15% of revenue, and $145.8 million, or 11% of revenue, during 2000 and 1999. The Information Solutions segment capitalized 20%, 29% and 32% of R&D expenditures in 2001, 2000 and 1999.

Information regarding R&D is included in note 1 to our consolidated financial statements, which are incorporated by reference in this prospectus supplement.

Intellectual Property

The substantial majority of technical concepts and codes embodied in the Information Solutions segment's computer programs and program documentation are not protected by patents but contain copyrighted matter and trade secrets that are proprietary to us. The principal trademarks and service marks of the Information Solutions segment are:

HealthQuest                                  Series 2000
Paragon                                      Star 2000
Pathways 2000                                Connect 2000
TRENDSTAR                                    PracticePoint
HorizonWP                                    Horizon

We own registrations or have applied for registration in the United States for a majority of the above marks and have common law rights in all of them. We also have rights in other trademarks and service marks used by the Information Solutions segment. The United States federal registrations of these trademarks have terms of ten or twenty years, depending on date of registration, and are subject to unlimited renewals. Although we have taken steps to preserve the registration and duration of our marks, no assurance can be given that we will be able to successfully enforce or protect our rights in the event that we are subject to third-party infringement claims or seek to assert claims against a third party. We do not consider any particular patent to be material to the business of the Information Solutions segment.

Competition

Our Information Solutions segment experiences substantial competition from many firms, including other computer services firms, consulting firms, shared service vendors, certain hospitals and hospital groups, hardware vendors and internet-based companies with technology applicable to the health care industry. Competition varies in size from small to large companies, in geographical coverage, and in scope and breadth of products and services offered.

RECENT ACQUISITIONS, INVESTMENTS AND DISPOSITIONS

We have undertaken numerous strategic initiatives in recent years to further focus on our core health care businesses and enhance our competitive position. These include the following significant acquisitions and dispositions:

Acquisitions and Investments

In July 2000, we acquired MediVation, Inc., a provider of an automated web-based system for physicians to communicate with patients online, for approximately $24 million in cash, $14 million in our common stock and the assumption of $6 million of employee stock incentives.

In April 2000, we and three other health care product distributors announced an agreement to form the New Health Exchange, or Health Nexis. Health Nexis is an Internet-based company focused on information systems and other technology solutions to streamline communication, processing and management of product and contract data across the health care supply chain. We account for our 34% interest in Health Nexis under the equity method of accounting. In fiscal 2001, we invested $10.8 million in Health Nexis.

In November 1999, we acquired Abaton.com, a provider of internet-based clinical applications for use by physician practices, pharmacy benefit managers, benefit payors, laboratories and pharmacies, for approximately $95 million in cash and the assumption of $8 million of employee stock incentives.

In January 1999, we completed the acquisition of HBOC, a leading health care information technology company, by exchanging 177 million shares of our common stock for all of the issued and outstanding shares of common stock of HBOC. Each share of HBOC common stock was exchanged for 0.37 of a share of our common stock. The transaction was structured as a tax-free reorganization and was accounted for as a pooling of interests.

In December 1998, we acquired Access Health, Inc., a provider of clinically based care management programs and health care information services, for the equivalent, after application of the exchange ratio, of approximately 12.7 million shares of our common stock.

In November 1998, we acquired RedLine HealthCare Corporation, a distributor of medical supplies and services to the extended-care industry, including long-term care and home-care sites, for approximately $233 million in cash.

In October 1998, we acquired IMNET Systems, Inc., a provider of electronic information and document management solutions for the health care industry, for the equivalent, after application of the exchange ratio, of approximately 3.6 million shares of our common stock and 0.6 million of our stock options.

Disposition

In February 2000, we disposed of our last non-health care business, McKesson Water Products Company, a wholly owned subsidiary, for approximately $1.1 billion in cash.

CUSTOMERS

Our recent strategy has been to build relationships with large customers that are achieving rapid growth. A significant portion of our increase in sales has been to a limited number of these large customers. During the fiscal year ended March 31, 2001, sales to our ten largest customers accounted for approximately 57% of our revenues; sales to the largest customer, Rite Aid Corporation, represented approximately 16% of our revenues.

ENVIRONMENTAL LEGISLATION

We sold our chemical distribution operations in fiscal 1987 and retained responsibility for certain environmental obligations. Agreements with the Environmental Protection Agency and certain states may require environmental assessments and cleanups at several closed sites. These matters are described further under "Legal Proceedings" in this prospectus supplement. Other than any capital expenditures which may be required in connection with those matters, we do not anticipate making substantial capital expenditures for environmental control facilities or to comply with environmental laws and regulations in the future. The amount of capital expenditures expended by us for environmental compliance was not material in fiscal 2001 and is not expected to be material in the next fiscal year.

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EMPLOYEES

At March 31, 2001, we employed approximately 23,000 persons.

PROPERTIES

Because of the nature of our principal businesses, plant, warehousing, office and other facilities are operated in widely dispersed locations. The warehouses are typically owned or leased on a long-term basis. We consider our operating properties to be in satisfactory condition and adequate to meet our needs for the next several years without making capital expenditures materially higher than historical levels. Information as to material lease commitments is included in note 12 to our consolidated financial statements, which are incorporated by reference in this prospectus supplement.

LEGAL PROCEEDINGS

Accounting Litigation

Since the announcements by McKesson Corporation, formerly known as McKesson HBOC, Inc. ("McKesson"), in April, May and July of 1999 that McKesson had determined that certain software sales transactions in its Information Technology Business unit (now referred to as the Information Solutions segment), formerly HBO & Company ("HBOC"), were improperly recorded as revenue and reversed, as of October 31, 2001, eighty-six lawsuits have been filed against McKesson, HBOC, certain of McKesson's or HBOC's current or former officers or directors, and other defendants, including Bear Stearns & Co. Inc. and Arthur Andersen LLP.

     Federal Actions

Sixty-six of these actions have been filed in Federal Court (the "Federal Actions"). Of these, sixty were filed in the U.S. District Court for the Northern District of California, one in the Northern District of Illinois, which has been voluntarily dismissed without prejudice, one in the Northern District of Georgia, which has been transferred to the Northern District of California, one in the Eastern District of Pennsylvania, which has been transferred to the Northern District of California, two in the Western District of Louisiana, which have been transferred to the Northern District of California, and one in the District of Arizona, which has been transferred to the Northern District of California.

On November 2, 1999, the Honorable Ronald M. Whyte of the Northern District of California issued an order consolidating fifty-three of these actions into one consolidated action entitled In re McKesson HBOC, Inc. Securities Litigation (Case No. C-99-20743 RMW) (the "Consolidated Action"). By order dated December 22, 1999, Judge Whyte appointed the New York State Common Retirement Fund as lead plaintiff ("Lead Plaintiff") and approved Lead Plaintiff's choice of counsel. Judge Whyte's November 2, 1999, order also provided that related cases transferred to the Northern District of California shall be consolidated with the Consolidated Action. Judge Whyte's December 22 order also consolidated an individual action, Jacobs v. McKesson HBOC, Inc. et al. (C-99-21192 RMW), with the Consolidated Action. On September 21, 2000, the plaintiffs in Jacobs filed an individual action in the Northern District of California entitled Jacobs v. HBO & Company (Case No. C-00-20974 RMW), which has been consolidated with the Consolidated Action and which purports to state claims under Sections 11 and 12(2) of the Securities Act, Section 10(b) of the Exchange Act and various state law causes of action.

By order dated February 7, 2000, Judge Whyte coordinated a class action alleging claims under the Employee Retirement Income Security Act (commonly known as "ERISA"), Chang v. McKesson HBOC, Inc. et al. (Case No. C-00-20030 RMW), and a shareholder derivative action that had been filed in the Northern District under the caption Cohen v. McCall et. al., (Case No. C-99-20916 RMW) with the Consolidated Action. There has been no further significant activity in the Cohen action. Recent developments in the Chang action are discussed below.

Lead Plaintiff filed an Amended and Consolidated Class Action Complaint (the "ACCAC") on February 25, 2000. The ACCAC generally alleged that defendants violated the federal securities laws in

                                       S-48
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connection with the events leading to McKesson's announcements in April, May and
July 1999. On September 28, 2000, Judge Whyte dismissed all of the ACCAC claims against McKesson under Section 11 of the Securities Act with prejudice, dismissed a claim under Section 14(a) of the Exchange Act with leave to amend and declined to dismiss a claim against McKesson under Section 10(b) of the Exchange Act.

On November 14, 2000, Lead Plaintiff filed its Second Amended and Consolidated Class Action Complaint ("SAC"). As with its ACCAC, Lead Plaintiff's SAC generally alleges that the defendants named therein violated the federal securities laws in connection with the events leading to McKesson's announcements in April, May and July 1999. The SAC names McKesson, HBOC, certain of McKesson's or HBOC's current or former officers or directors, Arthur Andersen and Bear Stearns as defendants. The SAC purports to state claims against McKesson and HBOC under Sections 10(b) and 14(a) of the Exchange Act.

On January 18, 2001, McKesson filed a motion to dismiss the claim under Section 14(a) of the Exchange Act in its entirety, and the claim under Section 10(b) of the Exchange Act to the extent it is based on McKesson's statements or conduct prior to the HBOC transaction. HBOC also filed its own motion to dismiss the claim based on Section 14(a) of the Exchange Act insofar as that claim is asserted on behalf of McKesson shareholders. Those motions were heard on March 23, 2001, and Judge Whyte has not yet issued an order.

On January 11, 2001, McKesson filed an action in the U.S. District Court for the Northern District of California against the Lead Plaintiff in the Consolidated Action individually, and as a representative of a defendant class of former HBOC shareholders who exchanged HBOC shares for McKesson shares in the HBOC transaction, McKesson HBOC, Inc. v. New York State Common Retirement Fund, Inc. et al. (Case No. C01-20021 RMW) (the "Complaint and Counterclaim"). In the Complaint and Counterclaim, McKesson alleges that the exchanged HBOC shares were artificially inflated due to undisclosed accounting improprieties, and that the exchange ratio therefore provided more shares to former HBOC shareholders than would have otherwise been the case. In this action, McKesson seeks to recover the "unjust enrichment" received by those HBOC shareholders who exchanged more than 20,000 HBOC shares in the HBOC transaction. McKesson does not allege any wrongdoing by these shareholders. Lead Plaintiff's motion to dismiss the Complaint and Counterclaim was heard on March 23, 2001, and Judge Whyte has not yet issued an order.

Two other individual actions, Bea v. McKesson HBOC, Inc., et al. (Case No. C-0020072 RMW), and Cater v. McKesson Corporation et al., (Case No. C-00-20327
RMW), have also been filed in the Northern District of California. By stipulation, Bea has been consolidated with the Consolidated Action and Cater has been stayed pending resolution of McKesson's motions to dismiss the consolidated complaint. One other individual action, Baker v. McKesson HBOC, Inc. et al., (Case No. CV 00-0188) was filed in the U.S. District Court for the Western District of Louisiana. McKesson moved to transfer Baker to the Northern District of California, together with a parallel state court action, Baker v. McKesson HBOC, Inc. et al., (filed as Case No. 199018; Case No. CV-00-0522 after removal), which had been removed to federal court. Both of the Baker cases have been transferred to the Northern District of California where they have been consolidated with the Consolidated Action. An additional action, Rosenberg v. McCall et al. (Case No. 1:99-CV-1447 JEC) was filed in the Northern District of Georgia and subsequently transferred to the Northern District of California, but that action names only two former officers and does not name McKesson or HBOC. On July 24, 2000, an action captioned Hess v. McKesson HBOC, Inc. et al., was filed in state court in Arizona (Case No. C-20003862) on behalf of former shareholders of Ephrata Diamond Spring Water Company ("Ephrata") who acquired McKesson shares in exchange for their Ephrata stock when McKesson acquired Ephrata in January 1999. On August 24, 2000, McKesson removed the Hess action to the United States District Court for the District of Arizona, and on March 28, 2001, the District Court in Arizona granted McKesson's motion to transfer the case to the Northern District of California. On April 20, 2001, the Hess plaintiffs filed an objection to consolidation of the Hess action with the Consolidated Action. McKesson opposed plaintiffs' objection and Judge Whyte has not yet ruled on the objection.

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On June 28, 2001, the Chang plaintiffs filed an amended complaint against
McKesson, HBOC, certain current or former officers or directors of McKesson or HBOC, and The Chase Manhattan Bank. The amended complaint in Chang generally alleges that the defendants breached their fiduciary duties in connection with administering the McKesson HBOC Profit Sharing Investment Plan (the "PSI Plan") and the HBOC Profit Sharing and Savings Plan (the "HBOC Plan"). The amended complaint adds two new plaintiffs, both of whom are alleged to be former employees of McKesson and participants in the PSI Plan, and purportedly seeks relief under sections 404-405, 409 and 502 of ERISA on behalf of a class defined to include participants in the PSI Plan, including participants under the HBOC Plan, who maintained an account balance under the PSI Plan as of April 27, 1999, and who had not received a distribution from the PSI Plan as of April 27, 1999, and who suffered losses as a result of the alleged breaches of duty. On October 12, 2001, McKesson, HBOC and Chase moved to dismiss the Chang action. That motion is set for hearing on February 15, 2002.

Finally, on July 27, 2001, an action was filed in the United States District Court for the Northern District of California captioned Pacha, et al., v. McKesson HBOC, Inc., et al., (No. C01-20713 PVT) ("Pacha"). The Pacha plaintiffs allege that they were individual shareholders of McKesson stock on November 27, 1998, and assert that McKesson and HBOC violated Section 14(a) of the Exchange Act and SEC Rule 14a-9, and that McKesson, aided by HBOC, breached its fiduciary duties to plaintiffs by issuing a joint proxy statement in connection with the McKesson-HBOC merger which allegedly contained false and misleading statements or omissions. Plaintiffs name as defendants McKesson, HBOC, certain current or former officers or directors of McKesson or HBOC, Arthur Andersen and Bear Stearns. The action has been assigned to the Honorable Ronald M. Whyte, the judge overseeing the Consolidated Action. On September 25, 2001, the Pacha plaintiffs filed an application with the Court requesting that their action not be consolidated with the Consolidated Action. McKesson and HBOC filed an opposition to that application on October 3, 2001, and the matter has not yet been decided.

     State Actions

Twenty actions have also been filed in various state courts in California, Colorado, Delaware, Georgia, Louisiana and Pennsylvania (the "State Actions"). Like the Consolidated Action, the State Actions generally allege misconduct by the defendants in connection with the events leading to McKesson's need to restate HBOC's financial statements.

Two of the State Actions are derivative actions: Ash, et al. v. McCall, et al., (Case No. 17132), filed in the Delaware Chancery Court and Mitchell v. McCall et al., (Case. No. 304415), filed in California Superior Court, City and County of San Francisco. McKesson moved to dismiss both of these actions and to stay the Mitchell action in favor of the earlier filed Ash and Cohen derivative actions. Plaintiffs in Mitchell agreed to defer any action by the court on McKesson's motions pending resolution of McKesson's dismissal motion in Ash. On September 15, 2000, the Ash court dismissed all causes of action with leave to replead certain of the dismissed claims, and on January 22, 2001, the Ash plaintiffs filed a Third Amended Complaint which is presently the subject of McKesson's motion to dismiss.

Five of the State Actions are class actions. Three of these were filed in Delaware Chancery Court: Derdiger v. Tallman et al., (Case No. 17276), Carroll
v. McKesson HBOC, Inc., (Case No. 17454), and Kelly v. McKesson HBOC, Inc., et al., (Case No. 17282 NC). Two additional actions were filed in Delaware Superior
Court: Edmondson v. McKesson HBOC, Inc., (Case No. 99-951) and Caravetta v. McKesson HBOC, Inc., (Case No. 00C-04-214 WTQ). The Carroll and Kelly actions have been voluntarily dismissed without prejudice. McKesson has removed Edmondson to Federal Court in Delaware where plaintiffs have filed a motion to remand, which is pending. McKesson's motions to stay the Derdiger and Caravetta actions in favor of proceedings in the federal Consolidated Action have been granted.

Thirteen of the State Actions are individual actions which have been filed in various state courts. Four of these were filed in the California Superior Court, City and County of San Francisco: Yurick v. McKesson HBOC, Inc. et al.,(Case No. 303857), The State of Oregon by and through the Oregon Public Employees Retirement Board v. McKesson HBOC, Inc. et al., (Case No. 307619), Utah State Retirement Board v.

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McKesson HBOC, Inc. et al., (Case No. 311269), and Minnesota State Board of
Investment v. McKesson HBOC, Inc. et al., (Case No. 311747). In Yurick, the trial court sustained McKesson's demurrer to the original complaint without leave to amend with respect to all causes of action, except the claims for common law fraud and negligent misrepresentation as to which amendment was allowed. The Court also stayed Yurick pending the commencement of discovery in the Consolidated Action, but allowed the filing of an amended complaint. On May 23, 2001, the California Court of Appeals affirmed the Yurick trial court's order dismissing claims against certain of the individual defendants in the action without leave to amend. On July 31, 2001, McKesson's demurrer to the Second Amended Complaint was overruled and McKesson's alternative motion to strike was denied.

The Oregon, Utah and Minnesota actions referenced above are individual securities actions filed in the California Superior Court for the City and County of San Francisco by out-of-state pension funds. On May 30, 2001, plaintiffs in Oregon filed a second amended complaint against McKesson, HBOC, certain current or former officers or directors of McKesson or HBOC, and Arthur Andersen. The second amended complaint in Oregon asserts claims under California's and Georgia's securities laws, claims under Georgia's RICO statute, and various common law claims under California and Georgia law. By stipulation of the parties and order of the court, all proceedings other than motions to test the sufficiency of the pleadings are currently stayed in Oregon pending the commencement of discovery in the Consolidated Action. On April 4, 2001, the plaintiff in Oregon filed a motion to lift the stipulated stay of discovery. On June 22, 2001, McKesson and HBOC filed an opposition to plaintiff's motion to lift the stipulated stay of discovery and a motion to modify the stipulated stay to stay the action pending the final resolution of the Consolidated Action. Also on June 22, 2001, McKesson and HBOC demurred to and moved to strike portions of the second amended complaint. These motions are currently set for hearing on November 15, 2001.

On April 20, 2001, plaintiffs in Utah and Minnesota filed amended complaints against McKesson, HBOC, certain current or former officers or directors of McKesson or HBOC, Arthur Andersen and Bear Stearns. The amended complaints in Utah and Minnesota assert claims under California's and Georgia's securities laws, claims under Georgia's RICO statute, and various common law claims under California and Georgia law. On June 22, 2001, McKesson and HBOC demurred to and moved to strike portions of the amended complaints and also moved to stay these actions pending the final resolution of the Consolidated Action. These motions are currently set for hearing before the Court on November 15, 2001.

Several individual actions have been filed in various state courts outside of California. Five of these cases have been filed in Georgia state courts: Moulton
v. McKesson HBOC, Inc. et al., (Case No. 98-13176-9), involving a former HBOC employee for unpaid commissions, claims under Georgia's securities and racketeering laws, as well as various common law causes of action, has been settled and dismissed with prejudice. Powell v. McKesson HBOC, Inc. et al., (Case No. 2000-CV-27864), is an action by a former HBOC employee's claims for unpaid commissions, claims under Georgia's securities and racketeering laws, as well as various common law causes of action. McKesson and HBOC's motion to stay all claims except for the commission claims has been granted. The lawsuit is proceeding only on the claims for unpaid commissions. In Adler v. McKesson HBOC, Inc., (Case No. 99-C-7980-3), a former HBOC shareholder asserts a claim for common law fraud. The Georgia Court of Appeals has granted interlocutory review of a discovery order issued in Adler. At this time discovery is underway. There is no current scheduled trial date. Suffolk Partners Limited Partnership et al.
v. McKesson HBOC, Inc. et al., (Case No.00-VS-010469A) and Curran Partners, L.P.
v. McKesson HBOC, Inc. et al.,(Case No. 00-VS-010801) are related actions brought on behalf of individual shareholders and assert claims based on Georgia securities, racketeering and common law claims. McKesson and HBOC's motion to stay both the Suffolk and Curran actions in favor of proceedings in the federal Consolidated Action has been granted.

Three individual state court cases have been filed in Delaware, Pennsylvania or Colorado. Grant v. McKesson HBOC, Inc., (C.A. No. 99-03978) was filed on May 12, 1999 in the Pennsylvania Court of Common Pleas, Chester County. The Grant case relates to McKesson's acquisition of Keystone/Ozone Pure Water Company ("Keystone"). Plaintiffs are former shareholders of Keystone who received McKesson shares in exchange for their shares in Keystone pursuant to a merger agreement between plaintiffs and one of McKesson's subsidiaries consummated shortly before the HBOC transaction. On

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March 6, 2001, the Court denied McKesson's motion to stay and dismissed with prejudice all plaintiffs' claims except for those based on breach of contract and negligent misrepresentation. McKesson answered the Grant complaint on March 26, 2001. Discovery is now proceeding. No trial date had been set. On September 28, 1999, an action was filed in Delaware Superior Court under the caption Kelly
v. McKesson HBOC, Inc. et al., (C.A. No. 99C-09-265 WCC). Plaintiffs in Kelly are former shareholders of KWS&P/ SFA, which merged into McKesson after the HBOC transaction. Plaintiffs assert claims under the federal securities laws, as well as claims for breach of contract and breach of the duty of good faith and fair dealing. McKesson's motion to dismiss and plaintiffs' motion for summary judgment remain pending before the Court. On October 19, 1999, an individual action was filed in Colorado District Court, Boulder County, under the caption American Healthcare Fund II v. HBO & Company et al., (Case No. 00-CV-1762). American Healthcare involved contract and interference with contract claims brought against McKesson and HBOC by certain former shareholders of Access Health Inc., a company acquired by HBOC in December of 1998. American Healthcare has been settled and was dismissed with prejudice on October 24, 2001, and that resolution had no material impact on the Company.

The United States Attorneys' Office and the Securities and Exchange Commission have commenced investigations into the matters leading to the restatement. On May 15, 2000, the United States Attorney's Office filed a one-count information against former HBOC officer, Dominick DeRosa, charging Mr. DeRosa with aiding and abetting securities fraud, and on May 15, 2000, Mr. DeRosa entered a guilty plea to that charge. On September 28, 2000, an indictment was unsealed in the Northern District of California against former HBOC officer, Jay P. Gilbertson, and former McKesson and HBOC officer, Albert J. Bergonzi (United States v. Bergonzi, et al., Case No. CR-00-0505). On that same date, a civil complaint was filed by the Securities and Exchange Commission against Mr. Gilbertson, Mr. Bergonzi and Mr. DeRosa (Securities and Exchange Commission v. Gilbertson, et al., Case No. C-00-3570). Mr. DeRosa has settled with the Securities Exchange Commission without admitting or denying the substantive allegations of the complaint. On January 10, 2001, the grand jury returned a superseding indictment in the Northern District of California against Messrs. Gilbertson and Bergonzi (United States v. Bergonzi, et al., Case No. CR-00-0505). On September 27, 2001, the Securities and Exchange Commission filed securities fraud charges against six former HBOC officers and employees. Simultaneous with the filing of the Commission's civil complaints, four of the six defendants settled the claims brought against them by, among other things, consenting, without admitting or denying the allegations of the complaints, to entry of permanent injunctions against all of the alleged violations, and agreed to pay civil penalties in various amounts.

McKesson does not believe it is feasible to predict or determine the outcome or resolution of the accounting litigation proceedings, or to estimate the amounts of, or potential range of, loss with respect to the above-mentioned proceedings. In addition, the timing of the final resolution of these proceedings is uncertain. The range of possible resolutions of these proceedings could include judgments against McKesson or HBOC or settlements that could require substantial payments by McKesson or HBOC, which could have a material adverse impact on McKesson's financial position, results of operations and cash flows.

Other Litigation and Claims

In addition to commitments and obligations in the ordinary course of business, we are subject to various claims, other pending and potential legal actions for product liability and other damages, investigations relating to governmental laws and regulations and other matters arising out of the normal conduct of our business. These include:

     Antitrust Matters

We are currently a defendant in numerous civil antitrust actions filed since 1993 in federal and state courts by retail pharmacies. The federal cases have been coordinated for pretrial purposes in the United States District Court in the Northern District of Illinois and are known as MDL 997. MDL 997 consists of approximately 109 actions brought by approximately 3,500 individual retail, chain and supermarket pharmacies (the "Individual Actions"). In 1999, the court dismissed a related class action following a judgment as a matter of law entered in favor of defendants which was unsuccessfully appealed. There are

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numerous other defendants in these actions including several pharmaceutical manufacturers and several other wholesale distributors. These cases allege, in essence, that the defendants have violated the Sherman Act by conspiring to fix the prices of brand name pharmaceuticals sold to plaintiffs at artificially high, and non-competitive levels, especially as compared with the prices charged to mail order pharmacies, managed care organizations and other institutional buyers. The wholesalers' motion for summary judgment in the Individual Actions has been granted. Plaintiffs have appealed to the Seventh Circuit. Most of the individual cases brought by chain stores have been settled.

State court antitrust cases against us are currently pending in California and Mississippi. The state cases are based on essentially the same facts alleged in the Federal Class Action and Individual Actions and assert violations of state antitrust and/or unfair competition laws. The case in Superior Court for the State of California, City and County of San Francisco is referred to as Coordinated Special Proceeding, Pharmaceutical Cases I, II & III. The case is trailing MDL 997. A case filed in Santa Clara County (Paradise Drugs, et al. v. Abbott Laboratories, et al., Case No. CV793852) was coordinated with the case pending in San Francisco. The case in Mississippi (Montgomery Drug Co., et al.
v. The Upjohn Co., et al.) is pending in the Chancery Court of Prentiss County Mississippi. The Chancery Court has held that the case may not be maintained as a class action.

In each of the cases, plaintiffs seek remedies in the form of injunctive relief and unquantified monetary damages, attorneys' fees and costs. Plaintiffs in the California cases also seek restitution. In addition, treble damages are sought in the Individual Actions and the California case, and statutory penalties of $500 per violation are sought in the Mississippi case. We and other wholesalers have entered into a judgment sharing agreement with certain pharmaceutical manufacturer defendants, which provides generally that we, together with the other wholesale distributor defendants, will be held harmless by such pharmaceutical manufacturer defendants and will be indemnified against the costs of adverse judgments, if any, against the wholesaler and manufacturers in these or similar actions, in excess of $1 million in the aggregate per wholesale distributor defendant.

     FoxMeyer Litigation

In January 1997, we and twelve pharmaceutical manufacturers (the "Manufacturer Defendants") were named as defendants in the matter of FoxMeyer Health Corporation vs. McKesson, et al. (Case No. 97 00311) filed in the District Court in Dallas County, Texas (the "Texas Action"). Plaintiff, now known as Avatex Corporation ("Avatex"), was the parent corporation of FoxMeyer Drug Company, FoxMeyer Corporation and certain other subsidiaries (collectively "FoxMeyer Corporation") which, in August 1996, filed bankruptcy petitions in the United States Bankruptcy Court for the District of Delaware (the "Delaware court"). In November 1996, we acquired substantially all of the assets of FoxMeyer Corporation in a sale approved by the Delaware court.

In the Texas Action, Avatex has alleged, among other things, that we (1) defrauded Avatex, (2) competed unfairly and tortiously interfered with FoxMeyer Corporation's business operations, and (3) conspired with the Manufacturer Defendants, all in order to destroy FoxMeyer Corporation's business, restrain trade and monopolize the marketplace, and allow us to purchase that business at a distressed price. Avatex seeks compensatory damages of at least $400 million, punitive damages, attorneys' fees and costs. We removed the case to bankruptcy court in Dallas and moved to transfer it to the Delaware court.

In March 1997, we and the Manufacturer Defendants intervened in an action filed by the FoxMeyer Unsecured Creditors Committee in the Delaware court to enjoin Avatex from pursuing the Texas Action. The complaint in intervention seeks declaratory relief and an order enjoining Avatex from pursuing the Texas Action.

In May 1997, a trustee (the "Trustee") was appointed in the FoxMeyer Corporation bankruptcy cases, and he then intervened as a plaintiff in the Texas Action, asserting that if there was any recovery in that action, it belonged to FoxMeyer Corporation, not Avatex. Thereafter, we answered Avatex's complaint, denied the allegations and filed counterclaims against Avatex, FoxMeyer Corporation and the Trustee, and

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third party claims against certain officers and directors of Avatex, asserting various claims of misrepresentation and breach of contract.

In November 1998, the Delaware court granted our motion for summary judgment to preclude Avatex from pursuing the first three counts asserted in the Texas Action on the ground of judicial estoppel. We filed a renewed motion for summary judgment to preclude the four remaining counts of Avatex's complaint in the Texas Action which was denied without prejudice by the Delaware court on August 9, 1999. In addition, we filed cross-claims against FoxMeyer Corporation and the Trustee seeking the same relief as sought in our complaint against Avatex.

Based on the Delaware court's order granting summary judgment as to the first three counts, the Texas bankruptcy court dismissed those counts with prejudice and ordered the Texas Action remanded to state court. We and the Manufacturer Defendants appealed the remand ruling, as well as an August 1997 ruling denying defendants' motion to transfer the Texas Action to Delaware, to the federal district court, and Avatex cross-appealed the order dismissing the first three counts with prejudice. The federal district court upheld the remand order and denied as moot the appeal from the order denying transfer on May 17, 1999, and affirmed the order dismissing the first three counts with prejudice on March 28, 2001. We and several of the other defendants appealed to the federal court of appeals the ruling upholding the order denying transfer but subsequently moved to dismiss the appeal with prejudice, which motion was granted and the appeal was dismissed on October 4, 1999. Avatex has appealed to the federal court of appeals the ruling affirming the Texas bankruptcy court's dismissal with prejudice of the first three counts of Avatex's complaint, which appeal is still pending.

As a result, the Texas Action is now pending in Texas state court. All of the Manufacturer Defendants have settled with Avatex, so we are the only remaining defendant. We have reached a settlement with the Trustee resulting in a mutual release of all claims asserted in the Delaware litigation and the Texas Action between us and FoxMeyer Corporation. Avatex has amended its complaint to add claims for unjust enrichment and constructive trust seeking damages of at least $700 million, and we have denied the allegations underlying these claims. We have filed two dispositive motions seeking the dismissal of the remaining claims asserted by Avatex which are still pending. We and Avatex are completing discovery on the merits of the various claims remaining in the Texas Action. In the event our pending motions are not granted, a jury trial is scheduled to commence on January 14, 2002.

     Product Liability Litigation

We have been named as a defendant, or have received from customers tenders of defense, in fifteen pending cases alleging injury due to the diet drug combination of fenfluramine or dexfenfluramine and phentermine. All of the cases are pending in the state courts of California, Nebraska and New Jersey. Our tender of the cases to the manufacturers of the drugs has been accepted and the manufacturer is paying for counsel and fully indemnifying us for judgments or settlements arising from our distribution of the manufacturer's products.

Certain of our subsidiaries, MGM and RedLine, are two of the defendants in approximately ninety cases in which plaintiffs claim that they were injured due to exposure, over many years, to the latex proteins in gloves manufactured by numerous manufacturers and distributed by a number of distributors, including MGM and RedLine. Efforts to resolve tenders of defense to their suppliers are continuing and a tentative final agreement has been reached with one major supplier. MGM and RedLine's insurers are providing coverage for these cases, subject to the applicable deductibles.

There is one remaining state court class action in South Carolina filed against MGM on behalf of all health care workers in that state who suffered accidental needle sticks that exposed them to potentially contaminated bodily fluids, arising from MGM's distribution of allegedly defective syringes. MGM's suppliers of the syringes are also named defendants in this action. The tender of all cases has been accepted by the two major suppliers. By this acceptance, these suppliers are paying for separate distributors' counsel and have agreed to fully indemnify us for any judgments in these cases arising from its distribution of their products.

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We, along with 134 other companies, have been named in a lawsuit brought by the
Lemelson Medical, Educational & Research Foundation ("the Foundation") alleging that we and our subsidiaries are infringing seven U.S. patents relating to common bar code scanning technology and its use for the automated management and control of product inventory, warehousing, distribution and point-of-sale transactions. The Foundation seeks to enter into a license agreement with us, the lump sum fee for which would be based upon a fraction of a percent of our overall revenues over the past ten years. Due to the pendency of earlier litigation brought against the Foundation attacking the validity of the patents at issue, the court has stayed the action until the conclusion of the earlier case. We are assessing our potential exposure and evaluating the Foundation's claim with the assistance of expert patent counsel, after which we will determine an appropriate course of action.

     Environmental Matters

Primarily as a result of the operation of our former chemical businesses, which were divested in fiscal 1987, we are involved in various matters pursuant to environmental laws and regulations. We have received claims and demands from governmental agencies relating to investigative and remedial action purportedly required to address environmental conditions alleged to exist at five sites where we, or entities acquired by us, formerly conducted operations; and we, by administrative order or otherwise, have agreed to take certain actions at those sites, including soil and groundwater remediation.

Based on a determination by our environmental staff, in consultation with outside environmental specialists and counsel, the current estimate of reasonably possible remediation costs for these five sites is approximately $13 million, net of approximately $1.5 million which third parties have agreed to pay in settlement or which we expect, based either on agreements or nonrefundable contributions which are ongoing, to be contributed by third parties. The $13 million is expected to be paid out between April 2001 and March 2029 and is included in our recorded environmental liabilities at March 31, 2001.

In addition, we have been designated as a potentially responsible party, or PRP, under the Comprehensive Environmental Response Compensation and Liability Act of 1980 (as amended, the "Superfund" law or its state law equivalent) for environmental assessment and cleanup costs as the result of our alleged disposal of hazardous substances at 21 sites. With respect to each of these sites, numerous other PRPs have similarly been designated and, while the current state of the law potentially imposes joint and several liability upon PRPs, as a practical matter costs of these sites are typically shared with other PRPs. Our estimated liability at those 21 PRP sites is approximately $1.5 million. The aggregate settlements and costs paid by us in Superfund matters to date have not been significant. The $1.5 million is included in our recorded environmental liabilities at March 31, 2001.

The potential costs to us related to environmental matters is uncertain due to such factors as: the unknown magnitude of possible pollution and cleanup costs; the complexity and evolving nature of governmental laws and regulations and their interpretations; the timing, varying costs and effectiveness of alternative cleanup technologies; the determination of our liability in proportion to other PRPs; and the extent, if any, to which such costs are recoverable from insurance or other parties.

Except as specifically stated above with respect to the litigation matters summarized under "Accounting Litigation" above, we believe, based on current knowledge and the advice of our counsel, that the outcome of the litigation and governmental proceedings discussed under "Legal Proceedings" will not have a material adverse effect on our financial position, results of operations or cash flows.

                                   MANAGEMENT

NAME                                        AGE                    POSITION
----                                        ---                    --------
Alan Seelenfreund.........................  65    Chairman of the Board
John H. Hammergren........................  42    President, Chief Executive Officer and
                                                  Director
William R. Graber.........................  58    Senior Vice President and Chief Financial
                                                    Officer
Paul C. Julian............................  45    Senior Vice President and President,
                                                  Supply Solutions Business
Graham O. King............................  61    Senior Vice President and President,
                                                  Information Solutions Business
Paul E. Kirincic..........................  50    Senior Vice President -- Human Resources
Ivan D. Meyerson..........................  56    Senior Vice President, General Counsel and
                                                    Corporate Secretary
Marc E. Owen..............................  42    Senior Vice President, Corporate Strategy
                                                  and Business Development
Carmine J. Villani........................  58    Senior Vice President and Chief
                                                  Information Officer
Alfred C. Eckert III......................  53    Director
Tully M. Friedman.........................  59    Director
Alton F. Irby III.........................  61    Director
M. Christine Jacobs.......................  51    Director
Martin M. Koffel..........................  62    Director
Gerald E. Mayo............................  69    Director
James V. Napier...........................  64    Director
Carl E. Reichardt.........................  70    Director
Jane E. Shaw..............................  62    Director

ALAN SEELENFREUND has been Chairman of the Board since June 1999. He previously served as Chairman of the Board from 1989 until January 1999. He was Chief Executive Officer of McKesson from 1989 until 1997. Mr. Seelenfreund is a director of Nadro, S.A. de C.V. (Mexico), World Wildlife Fund and the Nature Conservancy. He has been a director of McKesson since 1988. He is a member of the Finance Committee.

JOHN H. HAMMERGREN was named President and Chief Executive Officer of McKesson effective April 1, 2001. He was Co-President and Co-Chief Executive Officer of McKesson from July 1999 until April 2001. He was Executive Vice President of McKesson and President and Chief Executive Officer of the Supply Solutions Business from January 1999 to July 1999. Prior to that time, he was Group President, McKesson Health Systems from 1997 to 1999 and Vice President of McKesson since 1996. He is a director of HealthNexis LLC and Nadro, S.A. de C.V. (Mexico). He has been a director of McKesson since 1999.

WILLIAM R. GRABER has been Senior Vice President and Chief Financial Officer since March 2000. He previously served as Vice President and Chief Financial Officer of The Mead Corporation from 1993 to 1999.

PAUL C. JULIAN has been Senior Vice President since August 1999, and President of the Supply Solutions Business since March 2000. He previously served as Group President, McKesson General Medical from 1997 to 2000. Prior to that time, he served as Executive Vice President of McKesson Health Systems from 1996 to 1997 and as Group Vice President and Corporate Officer of Owens & Minor from 1994 to 1996.

GRAHAM O. KING has been Senior Vice President and President of the Information Solutions Business since October 1999. He previously served as Group President, Outsourcing Services of HBOC from 1998 to 1999 and as Chairman and Chief Executive Officer of U.S. Servis, Inc. from 1994 to 1998.

PAUL E. KIRINCIC has been Senior Vice President, Human Resources since January 2001. He previously served as Vice President, Human Resources of the Consumer Health Sector of Warner Lambert from 1998 to 2001 and as Vice President, Human Resources of Whirlpool Europe, Whirlpool Corporation from 1975 to 1998.

IVAN D. MEYERSON has been Senior Vice President and General Counsel since January 1999, and Corporate Secretary since April 1999. He previously served as Vice President and General Counsel from 1987 to January 1999.

MARC E. OWEN has been Senior Vice President, Corporate Strategy and Business Development since October 2001. He provided consulting services to McKesson from April 2001 until he joined McKesson in September 2001. He was President and CEO of MindCrossing from April 2000 to November 2000. Prior to joining MindCrossing he was a Senior Partner (Director) of McKinsey and Company where he had been since 1987.

CARMINE J. VILLANI has been Senior Vice President and Chief Information Officer since January 1999. He previously served as Vice President and Chief Information Officer from 1997 to January 1999 and as Vice President of Information Management, McKesson Drug Company from 1994 to 1997.

ALFRED C. ECKERT III has been Chairman and Chief Executive Officer of GSC Partners, a private investment firm, since 1994. He is also a director of Kensington Group (UK) and Moore Corporation Ltd. Mr. Eckert has been a director of McKesson since 1999, and was previously a director of HBOC. He is Chairman of the Compensation Committee and a member of the Finance Committee.

TULLY M. FRIEDMAN has been Chairman and Chief Executive Officer of Friedman Fleischer & Lowe, LLC, a private investment firm founded in 1997. He was founding partner of Hellman & Friedman from 1984 until 1997. He is a director of CapitalSource Holdings LLC, The Clorox Company, Levi Strauss & Co. and Mattel, Inc. Mr. Friedman has been a director of McKesson since 1992. He is Chairman of the Finance Committee and a member of the Compensation Committee.

ALTON F. IRBY III has been Chairman and founder of Cobalt Media Group, a media finance company, since 1999. He was Chairman, HawkPoint Partners, from 1997 until 2000. He was co-founder of J.O. Hambro Magan Irby Holdings from 1988 until 1997. He is a Partner of Gleacher & Co. He also serves as a director of City Capital Counseling, Inc., Crown Communications Ltd., and Ciex Ltd. Mr. Irby has been a director of McKesson since 1999, and was previously a director of HBOC. He is a member of the Compensation Committee.

M. CHRISTINE JACOBS has been Chairman of the Board, President and Chief Executive Officer, Theragenics Corporation, a cancer treatment products manufacturing and distributing company, since 1998. She was Co-Chairman of the Board of Theragenics from 1997 to 1998 and was elected President in 1992 and Chief Executive Officer in 1993. Ms. Jacobs has been a director of McKesson since 1999, and she was previously a director of HBOC. She is a director of Landauer, Inc. She is a member of the Compensation Committee and the Committee on Directors and Corporate Governance.

MARTIN M. KOFFEL has been Chairman of the Board and Chief Executive Officer of URS Corporation, a global engineering and design company, since 1989. He is a director of James Hardie Industries Limited. Mr. Koffel has been a director of McKesson since 2000. He is a member of the Finance Committee.

GERALD E. MAYO has been Chairman of the Board, Retired, Midland Financial Services, Inc., the holding company for Midland Life Insurance Company, since 1997. Mr. Mayo is also a director of Dominion Homes, Inc. He has been a director of McKesson since 1999, and was previously a director of HBOC. He is a member of the Audit Committee and the Committee on Directors and Corporate Governance.

JAMES V. NAPIER retired as Chairman of the Board, Scientific-Atlanta, Inc., a cable and telecommunications network company in November 2000. He had been the Chairman of the Board of Scientific-Atlanta since 1993. He is also a director of Engelhard Corporation, Personnel Group of America, Inc., Vulcan Materials Company, Intelligent Systems, Inc. and WABTEC Corporation. Mr. Napier has been a director of McKesson since 1999, and was previously a director of HBOC. He is a member of the Audit Committee.

CARL E. REICHARDT has been Chairman of the Board, Retired, Wells Fargo & Company, a bank holding company, since 1994. He is also a director of HCA-The Healthcare Company, ConAgra, Inc., Newhall Management Corporation, PG&E Corporation and HSBC Holdings plc, and Vice Chairman and director of Ford Motor Company. Mr. Reichardt has been a director of McKesson since 1996. He is Chairman of the Committee on Directors and Corporate Governance and a member of the Audit and Compensation Committees.

JANE E. SHAW has been Chairman of the Board and Chief Executive Officer of Aerogen, Inc., a company specializing in development of pulmonary drug delivery systems, since 1998. She is a director of Boise Cascade Corporation, Intel Corporation and IntraBiotics Pharmaceuticals, Inc. Dr. Shaw has been a director of McKesson since 1992. She is Chairman of the Audit Committee and a member of the Committee on Directors and Corporate Governance.

                              DESCRIPTION OF NOTES

The Notes will be issued pursuant to an indenture, dated as of           , 2001,
between us and The Bank of New York, as trustee. A copy of the indenture will be made available upon request. The following summary of material provisions of the indenture and the Notes does not purport to be complete and such summary is subject to the detailed provisions of the indenture to which reference is hereby made for a full description of such provisions, including the definition of terms used herein, and for other information regarding the Notes. We urge you to read the indenture because it, and not this description, defines your rights as holders of the Notes.

This description of the Notes supplements, and, to the extent it is inconsistent, replaces, the description of the general provisions of the Notes and the indenture in the accompanying prospectus.

In this description, the terms "McKesson," "we," "us" and "our" refer to McKesson Corporation and not any of its subsidiaries unless otherwise expressly stated or the context otherwise requires.

GENERAL

The Notes constitute two series for purposes of the indenture. The 2006 Notes will be our unsecured, unsubordinated obligations limited in aggregate initial
principal amount to $     million and will mature on           , 2006. The 2011
Notes will be our unsecured, unsubordinated obligations limited in aggregate
initial principal amount to $     million and will mature on           , 2011.

Payment of the principal of and interest on the Notes will rank pari passu with all of our other unsecured, unsubordinated debt. The Notes will be redeemable in whole or in part at any time at our option. See "-- Optional Redemption." The Notes will not be entitled to the benefit of any mandatory redemption or sinking fund. The indenture does not limit the amount of additional indebtedness we or any of our subsidiaries may incur. The indenture does not limit the amount of notes, debentures or other evidences of indebtedness ("Debt Securities"), that we may issue under the indenture and provides that Debt Securities may be issued from time to time in one or more series. As of the date hereof, no Debt Securities are outstanding under the indenture.

The Notes will bear interest from           , 2001, at the respective rates per
annum set forth on the cover page of this prospectus supplement, and such
interest will be payable semiannually in arrears on           and           of
each year, commencing on           , 2002, to the persons in whose names the
Notes are registered at the close of business on the immediately preceding
          and           . Interest on the Notes will accrue from the most recent
date to which interest has been paid or, if no interest has been paid, from
          , 2001. Principal of, premium, if any, and interest on the Notes will be payable, and the transfer of Notes will be registrable, at our office or at our agent's office to be maintained for such purpose in the Borough of Manhattan, The City of New York, except that, at our option, interest may be paid by mailing a check to the address of the person entitled thereto as it appears on the Notes register.

Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months. In the event that any date on which principal, premium, if any, or interest is payable on the Notes is not a business day, then payment of the principal, premium, if any, or interest payable on such date will be made on the next succeeding day that is a business day (and without any interest or other payment in respect of any such delay). The Notes will be issued initially in minimum denominations of $1,000 and will be available for purchase in integral multiples of $1,000 in excess thereof.

Notes may be presented for exchange at the corporate trust office of the trustee. Such services will be provided without charge, other than any tax or other governmental charge payable in connection therewith, but subject to the limitations provided in the indenture.

FURTHER ISSUES

We may from time to time, without notice to or the consent of the registered holders of the Notes, create and issue further 2006 Notes and 2011 Notes ranking equally and ratably with the Notes of that series in all respects, or in all respects except for the payment of interest accruing prior to the issue date of such further notes or except for the first payment of interest following the issue date of such further notes, so that such further notes shall be consolidated and form a single series with the Notes of that series and shall have the same terms as to status, redemption or otherwise as the Notes of that series.

GLOBAL SECURITIES

The Notes will be issued in fully-registered form without coupons. The Notes will be initially issued in global form, and definitive certificated notes will not be issued except in the limited circumstances described below.

Each series of Notes will be evidenced by one or more global securities (each a "Global Security"), which will be deposited with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of Cede & Co. ("Cede"), as DTC's nominee. Except as set forth below, the record ownership of a Global Security may be transferred, in whole or in part, only to DTC, another nominee of DTC or to a successor of DTC or its nominee.

Persons holding interests in the Global Securities may hold their interests directly through DTC, or indirectly through organizations which are participants in DTC ("Participants"). Transfers between Participants will be effected in the ordinary way in accordance with DTC rules and will be settled in immediately available funds.

Persons who are not Participants may beneficially own interests in a Global Security held by DTC only through Participants or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a Participant, either directly or indirectly, and have indirect access to the DTC system ("Indirect Participants"). So long as DTC, or its nominee, is the registered owner or holder of a Global Security, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Security for all purposes under the indenture and the Notes. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have certificates registered in their names, will not receive or be entitled to receive physical delivery of certificates in definitive form, and will not be considered the holder thereof.

Neither we, the trustee nor any paying agent will have any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more Participants whose accounts are credited with DTC interests in a Global Security.

DTC has advised us as follows: DTC is a limited purpose trust company organized under New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among Participants in deposited securities through electronic book-entry changes to accounts of its Participants, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. The rules applicable to DTC and its Participants are on file with the Commission.

Purchases of Notes under the DTC system must be made by or through Participants, which will receive credit for the Notes on DTC's records. Beneficial ownership of Notes is in turn recorded on either the Participants' or Indirect Participants' records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Participant or Indirect

Participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of Participants and Indirect Participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in Notes, except in the event that use of the book-entry system for the Notes is discontinued.

The deposit of Notes with DTC and their registration in the name of Cede effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the Notes. DTC's records reflect only the identity of the Participants to whose accounts such Notes are credited, which may or may not be the beneficial owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a Global Security.

Conveyance of notices and other communications by DTC to Participants, by Participants to Indirect Participants and by Participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements that may be in effect from time to time. Redemption notices shall be sent to DTC. If less than all of the Notes due 2006 or the Notes due 2011 are being redeemed, DTC's practice is to determine by lot the interest of each Participant in such Notes due 2006 or Notes due 2011 to be redeemed.

Principal and interest payments on the Notes will be made to Cede by wire transfer of immediately available funds. Upon receipt of any payment of principal of or interest on the Notes, DTC's practice is to credit Participants' accounts on the payable date in accordance with their respective holdings shown on DTC's records. Payments by Participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not DTC, or us, subject to statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to Cede is our responsibility, disbursement of such payments to Participants shall be the responsibility of DTC, and disbursement of such payments to beneficial owners shall be the responsibility of Participants and Indirect Participants. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

DTC may discontinue providing its services as securities depositary with respect to the Notes at any time by giving reasonable notice to us. In the event that DTC notifies us that it is unwilling or unable to continue as depositary for any Global Security or if at any time DTC ceases to be a clearing agency registered as such under the Exchange Act when DTC is required to be so registered to act as such depositary and no successor depositary shall have been appointed within 90 days of such notification or of us becoming aware of DTC's ceasing to be so registered, as the case may be, certificates for the Notes will be printed and delivered in exchange for interests in such Global Securities. Any Global Security that is exchangeable pursuant to the preceding sentence shall be exchangeable for Notes registered in such names as DTC shall direct. It is expected that such instructions will be based upon directions received by DTC from its Participants with respect to ownership of beneficial interests in such Global Security.

We may decide to discontinue use of the system of book-entry transfers through DTC. In that event, certificates representing the Notes will be printed and delivered.

The information in this description concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable, but we do not take responsibility for the accuracy of this information.

OPTIONAL REDEMPTION

Each series of Notes will be redeemable, in whole or in part, at our option at any time at a redemption price equal to the greater of (i) 100% of the principal amount of the applicable series of Notes, and (ii) as determined by the Quotation Agent (as defined below), the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of those payments of interest accrued as of the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as
defined below) plus   basis points with respect to the 2006 Notes and   basis
points with respect to the 2011 Notes plus, in each case, accrued interest thereon to the date of redemption.

"Adjusted Treasury Rate" means, with respect to any date of redemption, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that date of redemption.

"Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of those Notes.

"Comparable Treasury Price" means, with respect to any date of redemption, (i) the average of the Reference Treasury Dealer Quotations for the date of redemption, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (ii) if the trustee obtains fewer than three Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

"Quotation Agent" means J.P. Morgan Securities Inc. or another Reference Treasury Dealer appointed by us.

"Reference Treasury Dealer" means (i) each of J.P. Morgan Securities Inc. and Banc of America Securities LLC and their respective successors; provided, however, that if either of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), we shall substitute another Primary Treasury Dealer; and (ii) any other Primary Treasury Dealer selected by us.

"Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any date of redemption, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by that Reference Treasury Dealer at 5:00 p.m. New York City time, on the third business day preceding that date of redemption.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the date of redemption to each holder of the Notes to be redeemed. Unless we default in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the Notes or portions thereof called for redemption.

CERTAIN COVENANTS

Definitions

The term "Attributable Debt" shall mean in connection with a sale and lease-back transaction the lesser of (a) the fair value of the assets subject to such transaction or (b) the present value of the obligations of the lessee for net rental payments during the term of any lease discounted at the rate of interest set forth or implicit in the terms of such lease or, if not practicable to determine such rate, the weighted average interest rate per annum borne by the Debt Securities of each series outstanding pursuant to the indenture and subject to limitations on sale and lease-back transaction covenants, compounded semi-annually in either case as determined by our principal accounting or financial officer.

The term "Consolidated Subsidiary" shall mean any Subsidiary substantially all the property of which is located, and substantially all the operations of which are conducted, in the United States of America whose financial statements are consolidated with our financial statements in accordance with generally accepted accounting principles.

The term "Exempted Debt" shall mean the sum of the following as of the date of determination: (1) Indebtedness of ours and our Consolidated Subsidiaries incurred after the date of issuance of the Notes and secured by liens not permitted by the limitation on liens provisions, and (2) Attributable Debt of ours and our Consolidated Subsidiaries in respect of every sale and lease-back transaction entered into after the date of the issuance of the Notes, other than leases permitted by the limitation on sale and lease-back provisions.

The term "Indebtedness" shall mean all items classified as indebtedness on our most recently available consolidated balance sheet, in accordance with generally accepted accounting principles.

The term "Subsidiary" shall mean any corporation of which at least a majority of the outstanding stock having voting power under ordinary circumstances for the election of the board of directors of said corporation shall at the time be owned by us or by us and one or more Subsidiaries or by one or more Subsidiaries.

Limitation on Liens

We covenant that, so long as any of the Notes remain outstanding, we will not, and will not permit any Consolidated Subsidiary, to create or assume any Indebtedness for money borrowed which is secured by a lien (as defined in the indenture) upon any assets, whether now owned or hereafter acquired, of ours or any such Consolidated Subsidiary without equally and ratably securing the Notes by a lien ranking ratably with and equally to such secured Indebtedness, except that the foregoing restriction shall not apply to:

- liens on assets of any corporation existing at the time such corporation becomes a Consolidated Subsidiary;

- liens on assets existing at the time of acquisition thereof, or to secure the payment of the purchase price of such assets, or to secure indebtedness incurred or guaranteed by us or a Consolidated Subsidiary for the purpose of financing the purchase price of such assets or improvements or construction thereon, which indebtedness is incurred or guaranteed prior to, at the time of or within 360 days after such acquisition, or in the case of real property, completion of such improvement or construction or commencement of full operation of such property, whichever is later;

- liens securing indebtedness owed by any Consolidated Subsidiary to us or another wholly owned Subsidiary;

- liens on any assets of a corporation existing at the time such corporation is merged into or consolidated with us or a Subsidiary or at the time of a purchase, lease or other acquisition of the assets of the corporation or firm as an entirety or substantially as an entirety by us or a Subsidiary;

- liens on any assets of ours or a Consolidated Subsidiary in favor of the United States of America or any state thereof, or in favor of any other country, or political subdivision thereof, to secure certain payments pursuant to any contract or statute or to secure any indebtedness incurred or guaranteed for the purpose of financing all or any part of the purchase price, or, in the case of real property, the cost of construction, of the assets subject to such liens, including, but not limited to, liens incurred in connection with pollution control, industrial revenue or similar financing;

- any extension, renewal or replacement, or successive extensions, renewals or replacements, in whole or in part, of any lien referred to in the foregoing;

- certain statutory liens or other similar liens arising in ordinary course of our or a Consolidated Subsidiary's business, or certain liens arising out of government contracts;

- certain pledges, deposits or liens made or arising under the worker's compensation or similar legislation or in certain other circumstances;

- certain liens in connection with legal proceedings, including certain liens arising out of judgments or awards;

- liens for certain taxes or assessments, landlord's liens and liens and charges incidental to the conduct of the business or the ownership of our assets or those of a Consolidated Subsidiary, which were not incurred in connection with the borrowing of money and which do not, in our opinion, materially impair the use of such assets in the operation of our business or that of such Consolidated Subsidiary or the value of such assets for the purposes thereof; or

- liens relating to accounts receivable of ours or any of our Subsidiaries which have been sold, assigned or otherwise transferred to another Person (as defined in the indenture) in a transaction classified as a sale of accounts receivable in accordance with generally accepted accounting principles, to the extent the sale by us or the applicable Subsidiary is deemed to give rise to a lien in favor of the purchaser thereof in such accounts receivable or the proceeds thereof.

Notwithstanding the above, we or any of our Consolidated Subsidiaries may, without securing the Notes, create or assume any Indebtedness which is secured by a lien which would otherwise be subject to the foregoing restrictions, provided that after giving effect thereto the Exempted Debt then outstanding at such time does not exceed 10% of our total assets on a consolidated basis.

Limitation on Sale and Lease-Back Transactions

Sale and lease-back transactions, except such transactions involving leases for less than three years, by us or any Consolidated Subsidiary of any assets are prohibited unless (a) we or such Consolidated Subsidiary would be entitled to incur Indebtedness secured by a lien on the assets to be leased in an amount at least equal to the Attributable Debt in respect of such transaction without equally and ratably securing the Notes, or (b) the proceeds of the sale of the assets to be leased are at least equal to their fair market value and the proceeds are applied to the purchase or acquisition, or, in the case of real property, the construction, of assets or to the retirement of Indebtedness. The foregoing limitation will not apply, if at the time we or any Consolidated Subsidiary enters into such sale and lease-back transaction, and after giving effect thereto, Exempted Debt does not exceed 10% of our total assets on a consolidated basis.

Successor Corporation

The indenture provides that we shall not consolidate or merge with or into, or transfer or lease our assets substantially as an entirety to any person unless we shall be the continuing corporation, or the successor corporation or person to which such assets are transferred or leased shall be a corporation organized under the laws of the United States, any state thereof or the District of Columbia and shall expressly assume our obligations on the Debt Securities and under the indenture, and immediately after giving effect to such transaction no Event of Default (as defined in the indenture) shall have occurred and be continuing, and certain other conditions are met. Upon assumption of our obligations by a person to whom such assets are transferred or leased, subject to certain exceptions, we shall be discharged from all obligations under the Notes and the indenture.

This covenant would not apply to any recapitalization transaction, a change of control of us or a highly leveraged transaction unless such transaction or change of control were structured to include a merger or consolidation or transfer or lease of our assets substantially as an entirety. There are no covenants or other provisions in the indenture providing for a put or increased interest or that would otherwise afford holders of Notes protection in the event of a recapitalization transaction, a change of control of us or a highly leveraged transaction.

EVENTS OF DEFAULT

The Notes are subject to the events of default explained in the accompanying prospectus.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

The Notes are subject to the discharge and defeasance provisions explained in the accompanying prospectus.

CONCERNING THE TRUSTEE

The Bank of New York will be the trustee under the indenture. Its address is The Bank of New York, Corporate Trust Division, 20 Broad Street, Lower Level, New York, New York 10005. In the ordinary course of their respective businesses, affiliates of the trustee have engaged in commercial banking transactions with us, and may in the future engage, in commercial banking, investment banking and other transactions with us, including as a participant in both of our existing credit facilities.

                                  UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement, dated the date of this prospectus supplement, we have agreed to sell to each of the underwriters named below, severally, and each of the underwriters has severally agreed to purchase, the principal amount of the Notes set forth opposite its name below:

                                                              PRINCIPAL AMOUNT   PRINCIPAL AMOUNT
UNDERWRITER                                                    OF 2006 NOTES      OF 2011 NOTES
-----------                                                   ----------------   ----------------
J.P. Morgan Securities Inc..................................    $                  $
Banc of America Securities LLC. ............................
Banc One Capital Markets, Inc. .............................
Credit Suisse First Boston Corporation......................
Lehman Brothers Inc. .......................................
TD Securities (USA) Inc. ...................................
First Union Securities, Inc. ...............................
                                                                ------------       ------------
          Total.............................................    $                  $
                                                                ============       ============

Under the terms and conditions of the underwriting agreement, if the underwriters take any of the Notes, then the underwriters are obligated to take and pay for all of the Notes.

Each series of the Notes is a new issue of securities with no established trading market and will not be listed on any national securities exchange. The underwriters have advised us that they intend to make a market for the Notes, but they have no obligation to do so and may discontinue market making at any time without providing any notice. No assurance can be given as to the liquidity of any trading market for the Notes.

The underwriters initially propose to offer part of the Notes directly to the public at the offering prices described on the cover page of this prospectus supplement and part to certain dealers at a price that represents a concession
not in excess of   % of the principal amount of the 2006 Notes and   % of the
principal amount of the 2011 Notes. Any underwriter may allow, and any such
dealer may reallow, a concession not in excess of   % of the principal amount of
the 2006 Notes and   % of the principal amount of the 2011 Notes to certain
other dealers. After the initial offering of the Notes, the underwriters may from time to time vary the offering price and other selling terms.

We have also agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act or to contribute to payments which the underwriters may be required to make in respect of any such liabilities.

In connection with the offering of the Notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the prices of the Notes. Specifically, the underwriters may overallot in connection with the offering of the Notes, creating a syndicate short position. In addition, the underwriters may bid for, and purchase, Notes in the open market to cover syndicate short positions or to stabilize the prices of the Notes. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the Notes in the offering of the Notes, if the syndicate repurchases previously distributed Notes in the syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market prices of the Notes above independent market levels. The underwriters are not required to engage in any of these activities, and may end any of them at any time.

Expenses associated with this offering, to be paid by us, are estimated at
$       .

J.P. Morgan Securities Inc. ("JPMorgan") and Banc of America Securities LLC ("Banc of America Securities") will make the Notes available for distribution on the Internet through a proprietary web site and/or a third-party system operated by Market Axess Inc., an Internet-based communications technology provider. Market Axess Inc. is providing the system as a conduit for communications between JPMorgan and its customers and Banc of America Securities and its customers and is not a party to any transactions. Market Axess Inc., a registered broker-dealer, will receive compensation from JPMorgan and Banc of

America Securities based on transactions JPMorgan and Banc of America Securities conduct through the system. JPMorgan and Banc of America Securities will make the Notes available to their customers through the Internet distributions, whether made through a proprietary or third-party system, on the same terms as distributions made through other channels.

In the ordinary course of their respective businesses, the underwriters and their affiliates have engaged, and may in the future engage, in commercial banking, investment banking and other transactions with us and our affiliates, including as a participant in one or both of our credit facilities, and have performed other financial services for us and our affiliates.

First Union Securities, Inc. ("FUSI"), a subsidiary of Wachovia Corporation, conducts its investment banking, institutional, and capital markets businesses under the trade name of Wachovia Securities. Any references to "Wachovia Securities" in this prospectus supplement, however, do not include Wachovia Securities, Inc., a separate broker-dealer subsidiary of Wachovia Corporation and sister affiliate of FUSI which may or may not be participating as a separate selling dealer in the distribution of the Notes.

                                    EXPERTS

The consolidated financial statements incorporated in this prospectus supplement by reference to our Annual Report on Form 10-K for the year ended March 31, 2001, have been so incorporated in reliance on the report of Deloitte & Touche LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                 LEGAL MATTERS

Certain legal matters will be passed upon for us by Ivan D. Meyerson, Senior Vice President, General Counsel and Secretary of McKesson, and by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California. Simpson Thacher & Bartlett, New York, New York will issue an opinion as to certain legal matters for the underwriters. Mr. Meyerson owns shares of and holds options to purchase, in the aggregate, less than 1% of McKesson's common stock.

PROSPECTUS

                                  $750,000,000

                              MCKESSON CORPORATION
                                DEBT SECURITIES
                                PREFERRED STOCK
                                  COMMON STOCK
                                    WARRANTS
                            STOCK PURCHASE CONTRACTS
                              STOCK PURCHASE UNITS
                             ---------------------

                          MCKESSON FINANCING TRUST II
                          MCKESSON FINANCING TRUST III
                          MCKESSON FINANCING TRUST IV
                              PREFERRED SECURITIES
                  GUARANTEED TO THE EXTENT SET FORTH HEREIN BY
                              MCKESSON CORPORATION
                             ---------------------

     McKesson Corporation ("McKesson" or the "Company") may offer and sell from time to time (i) its unsecured senior debt securities ("Senior Debt Securities"), unsecured senior subordinated debt securities ("Senior Subordinated Debt Securities"), unsecured subordinated debt securities ("Subordinated Debt Securities") or unsecured junior subordinated debt securities ("Junior Subordinated Debt Securities" and together with the Senior Debt Securities, Senior Subordinated Debt Securities and the Subordinated Debt Securities, the "Debt Securities"), consisting of debentures, notes or other evidences of indebtedness, (ii) shares of its Series Preferred Stock, par value $0.01 per share (the "Preferred Stock"), which may be represented by depositary shares as described herein, (iii) shares of its common stock, par value $0.01 per share (the "Common Stock") and any associated rights to purchase Series A Preferred Stock (as defined herein), (iv) warrants to purchase any of the foregoing Debt Securities, Preferred Stock and Common Stock (the "Warrants"),
(v) stock purchase contracts ("Stock Purchase Contracts") to purchase Common Stock or (vi) stock purchase units ("Stock Purchase Units"), each representing ownership of a Stock Purchase Contract and any of (x) the Debt Securities, (y) debt obligations of third parties, including U.S. Treasury Securities or (z) Preferred Securities (as defined herein) of a McKesson Trust (as defined herein), securing the holder's obligation to purchase Common Stock under the Stock Purchase Contract. Such securities may be offered in one or more separate classes or series, in amounts, at prices and on terms to be determined by market conditions and other factors at the time of sale and to be set forth in a supplement or supplements to

                            (Continued on next page)
                             ---------------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 7 OF THIS PROSPECTUS FOR A DESCRIPTION OF CERTAIN RISKS TO BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE OFFERED SECURITIES.
                             ---------------------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------

                 The date of this Prospectus is June 30, 1998.

(Continued from previous page)

this Prospectus (a "Prospectus Supplement"). Such securities may be sold for U.S. dollars, foreign denominated currency or currency units; amounts payable with respect to any such securities may likewise be payable in U.S. dollars, foreign denominated currency or currency units -- in each case as the Company specifically designates.

     McKesson Financing Trust II, McKesson Financing Trust III and McKesson Financing Trust IV (each, a "McKesson Trust"), each a statutory business trust formed under the laws of the State of Delaware, may offer and sell, from time to time, preferred securities, which may be convertible into other securities of the Company, representing undivided beneficial interests in the assets of the respective McKesson Trust ("Preferred Securities"). The payment of periodic cash distributions ("Distributions") with respect to Preferred Securities of each of the McKesson Trusts out of monies held by the Institutional Trustee (as defined herein) of each of the McKesson Trusts and payments on liquidation of each McKesson Trust and on redemption of Preferred Securities of such McKesson Trust, will be guaranteed by the Company as and to the extent described herein (each, a "Preferred Securities Guarantee"). See "Description of the Preferred Securities Guarantees." The Company's obligation under each Preferred Securities Guarantee is an unsecured obligation of the Company. The terms of the subordination, if any, of a Preferred Securities Guarantee will be set forth in the applicable Prospectus Supplement. Debt Securities may be issued and sold from time to time in one or more series by the Company to a McKesson Trust, or a trustee of such McKesson Trust, in connection with the investment of the proceeds from the offering of Preferred Securities and Common Securities (as defined herein) of such McKesson Trust. The Debt Securities purchased by a McKesson Trust may be subsequently distributed pro rata to holders of Preferred Securities and Common Securities in connection with the dissolution of such McKesson Trust upon the occurrence of certain events as may be described in an accompanying Prospectus Supplement.

     Specific terms of the particular Senior Debt Securities, Senior Subordinated Debt Securities, Subordinated Debt Securities, Junior Subordinated Debt Securities, Preferred Stock, Common Stock, rights to purchase Series A Preferred Stock, Warrants, Stock Purchase Contracts, Stock Purchase Units, Preferred Securities and the related Preferred Securities Guarantee, in respect of which this Prospectus is being delivered (the "Offered Securities") will be set forth in an accompanying Prospectus Supplement or Supplements, together with the terms of the offering of the Offered Securities, the initial price thereof and the net proceeds from the sale thereof. The Prospectus Supplement will set forth with regard to the particular Offered Securities, certain terms thereof, including, where applicable, (i) in the case of Senior Debt Securities, Senior Subordinated Debt Securities, Subordinated Debt Securities and Junior Subordinated Debt Securities, the ranking as senior, senior subordinated, subordinated or junior subordinated Debt Securities, the specific designation, aggregate principal amount, purchase price, maturity, interest rate (which may be fixed or variable), if any, the terms of any subordination to the other debt of the Company, the time and method of calculating interest payments, if any, the right of the Company, if any, to defer payments of interest on the Senior Subordinated Debt Securities, Subordinated Debt Securities or Junior Subordinated Debt Securities and the maximum length of such deferred period, time of payment of interest, if any, listing, if any, on a securities exchange, authorized denomination, any exchangeability, conversion, redemption, prepayment or sinking fund provisions, the currency or currencies or currency unit or units in which principal, premium, if any, or interest, if any, is payable, public offering price and any other specific terms of the Debt Securities; (ii) in the case of Preferred Stock, the specific designation, number of shares, purchase price and the rights, preferences and privileges thereof and any qualifications or restrictions thereon (including dividends, liquidation value, voting rights, terms for the redemption, conversion or exchange thereof and any other specific terms of the Preferred Stock), listing, if any, on a securities exchange and whether the Company has elected to offer the Preferred Stock in the form of depositary shares; (iii) in the case of Common Stock, the number of shares offered, the initial offering price, market price and dividend information; (iv) in the case of Warrants, the specific designation, the number, purchase price and terms thereof, any listing of the Warrants or the underlying securities on a securities exchange or any other terms in connection with the offering, sale and exercise of the Warrants, as well as the terms on which and the securities for which such Warrants may be

                                                        (Continued on next page)

(Continued from previous page)

exercised; (v) in the case of Stock Purchase Contracts, the designation and number of shares of Common Stock issuable thereunder, the purchase price of the Common Stock, the date or dates on which the Common Stock is required to be purchased by the holders of the Stock Purchase Contracts, any periodic payments required to be made by the Company to the holders of the Stock Purchase Contracts or vice versa, and the terms of the offering and sale thereof; (vi) in the case of Stock Purchase Units, the specific terms of the Stock Purchase Contracts and any Debt Securities or debt obligations of third parties or Preferred Securities of a McKesson Trust securing the holders' obligation to purchase the Common Stock under the Stock Purchase Contracts, the ability of a holder of such Stock Purchase Units to settle early the underlying Stock Purchase Contract by delivering cash in exchange for the underlying collateral and, if applicable, whether the Company will issue to such holder a Prepaid Stock Purchase Contract as a result of such early settlement and the specific terms of the Prepaid Stock Purchase Contract and the terms of the offering and sale of such Stock Purchase Units; and (vii) in the case of Preferred Securities of a McKesson Trust, the specific designation, number of securities, liquidation amount per security, initial public offering price, and any listing on a securities exchange, distribution rate (or method of calculation thereof), dates on which distributions shall be payable and dates from which distributions shall accrue, voting rights, if any, terms for any conversion or exchange into other securities, any redemption or sinking fund provisions, any other rights, preferences, privileges, limitations or restrictions relating to the Preferred Securities and the terms upon which the proceeds of the sale of the Preferred Securities shall be used to purchase a specific series of Debt Securities of the Company.

     The Offered Securities may be offered in amounts, at prices and on terms to be determined at the time of offering; provided, however, that the aggregate offering price to the public of the Offered Securities will be limited to $750,000,000. Any Prospectus Supplement relating to any Offered Securities will contain information concerning certain United States federal income tax considerations, if applicable, to the Offered Securities.
                             ---------------------

     The Company and/or each McKesson Trust may sell the Offered Securities directly, through agents designated from time to time or through underwriters or dealers. See "Plan of Distribution." If any agents of the Company and/or any McKesson Trust or any underwriters or dealers are involved in the sale of the Offered Securities, the names of such agents, underwriters or dealers and any applicable commissions and discounts will be set forth in the related Prospectus Supplement. The managing underwriter or underwriters with respect to each series sold to or through underwriters will be named in the accompanying Prospectus Supplement. See "Plan of Distribution" for possible indemnification arrangements for dealers, underwriters and agents.

                                                        (Continued on next page)

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549, or at the public reference facilities of the regional offices in Chicago and New York. The addresses of these regional offices are as follows: 500 West Madison Street, Chicago, Illinois 60661, and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material also can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington D.C. 20549, at prescribed rates. The Commission also maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants (including McKesson) that file electronically with the Commission (at http://www.sec.gov). The Common Stock is listed on each of the New York Stock Exchange, Inc. (the "NYSE") and the Pacific Exchange, Inc. (the "PE"). Reports, proxy statements, and other information concerning the Company may also be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005 and at the offices of the PE at 301 Pine Street, San Francisco, California 94104.

     The Company and the McKesson Trusts have filed with the Commission a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered by this Prospectus. This Prospectus does not contain all the information set forth in the Registration Statement. In addition, certain documents filed by the Company with the Commission have been incorporated in this Prospectus by reference. See "Incorporation of Certain Documents by Reference." Statements contained herein concerning the provisions of any document do not purport to be complete and, in each instance, are qualified in all respects by reference to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is subject to and qualified in its entirety by such reference. For further information with respect to the Company, the McKesson Trusts and the securities offered hereby, reference is made to the Registration Statement, any applicable Prospectus Supplement and the documents incorporated herein and therein by reference.

     No separate financial statements of any of the McKesson Trusts have been included or incorporated by reference herein. The Company and the McKesson Trusts do not consider that such financial statements would be material to holders of the Preferred Securities because (i) all of the voting securities of each McKesson Trust will be owned, directly or indirectly, by the Company, a reporting company under the Exchange Act, (ii) each of the McKesson Trusts is a special purpose entity, has no operating history, has no independent operations and is not engaged in, and does not propose to engage in, any activity other than issuing Trust Securities (as defined herein) representing undivided beneficial interests in the assets of such McKesson Trust and investing the proceeds thereof in Debt Securities issued by the Company and (iii) McKesson's obligations described herein and in any accompanying Prospectus Supplement under the Declaration (as defined herein) of a McKesson Trust, the Preferred Securities Guarantee with respect to the Preferred Securities issued by such McKesson Trust, the Debt Securities purchased by such McKesson Trust and the Indenture (as defined herein), taken together, constitute a full and unconditional guarantee of payments due on the Preferred Securities of such McKesson Trust. See "The McKesson Trusts," "Description of the Preferred Securities," "Description of the Preferred Securities Guarantees" and "Description of the Debt Securities." The McKesson Trusts are statutory business trusts formed under the laws of the State of Delaware. The Company, as of the date of this Prospectus, owns all of the beneficial interests in each McKesson Trust. Each holder of Preferred Securities of a McKesson Trust will be furnished annually with unaudited financial statements of such McKesson Trust as soon as available after the end of the McKesson Trust's fiscal year.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     There are hereby incorporated by reference in the Prospectus the following documents previously filed by the Company with the Commission pursuant to the Exchange Act:

          1. Annual Report on Form 10-K for the fiscal year ended March 31, 1998, filed on June 18, 1998.

          2. Current Reports on Form 8-K dated November 22, 1996 (as amended by Amendment No. 1 on Form 8-K/A, filed on January 21, 1997, as further amended by Amendment No. 2 on Form 8-K/A filed on April 28, 1997).

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated by reference in the Prospectus and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person, including any beneficial owner to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in the Prospectus (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Requests for such documents shall be directed to Nancy A. Miller, Vice President and Corporate Secretary, McKesson Corporation, McKesson Plaza, One Post Street, San Francisco, California 94104, (telephone (415) 983-8300).
                             ---------------------

     NO DEALER, SALESMAN OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY MCKESSON TRUST OR ANY UNDERWRITER, DEALER OR AGENT. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY OR ANY MCKESSON TRUST SINCE THE DATE HEREOF.

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Available Information................     4
Incorporation of Certain Documents by
  Reference..........................     5
The Company..........................     6
Risk Factors.........................     7
The McKesson Trusts..................     8
Use of Proceeds......................     9
Ratios of Earnings to Fixed Charges
  and Earnings to Combined Fixed
  Charges and Preferred Stock
  Dividends..........................     9
Description of Debt Securities.......     9

                                        PAGE
                                        ----
Description of Capital Stock.........    17
Description of Depositary Shares.....    20
Description of Warrants..............    24
Description of Preferred
  Securities.........................    26
Description of Preferred Securities
  Guarantee..........................    27
Description of Stock Purchase
  Contracts and Stock Purchase
  Units..............................    30
Plan of Distribution.................    30
Legal Matters........................    31
Experts..............................    31

                             ---------------------

     Unless otherwise indicated, currency amounts in this Prospectus and any Prospectus Supplement are stated in United States dollars ("$," "dollars" or "U.S.$").

                                  THE COMPANY

     McKesson is the leading health care supply management company in North America. The Company also develops and manages innovative marketing programs for pharmaceutical manufacturers and, through McKesson Water Products Company ("Water Products"), processes and markets pure drinking water.

     The Company's objective is to become the world leader in health care supply across the entire supply chain, from manufacturer to patient. The Company conducts its operations through two operating business segments: the Health Care Services segment and Water Products segment.

     The principal executive offices of the Company are located at McKesson Plaza, One Post Street, San Francisco, California 94104, and the telephone number is (415) 983-8300.

                                  RISK FACTORS

RISKS GENERALLY ASSOCIATED WITH ACQUISITIONS

     An element of the Company's growth strategy is to pursue strategic acquisitions that either expand or complement its business, and McKesson routinely reviews such potential acquisition opportunities. Acquisitions involve a number of special risks, including the diversion of management's attention to the assimilation of the operations from other business concerns, difficulties in the integration of operations and systems, delays or difficulties in opening and operating larger distribution centers in an integrated distribution network, the assimilation and retention of the personnel of the acquired companies, challenges in retaining the customers of the combined businesses and potential adverse short-term effects on operating results. In addition, the Company may require additional debt or equity financing for future acquisitions, which may not be available on terms favorable to the Company, if at all. The inability of the Company to successfully finance, complete and integrate strategic acquisitions in a timely manner could have an adverse impact on the Company's results of operations and its ability to effect a portion of its growth strategy.

CHANGING UNITED STATES HEALTH CARE ENVIRONMENT

     In recent years, the health care industry has undergone significant change driven by various efforts to reduce costs, including potential national health care reform, trends toward managed care, cuts in Medicare, consolidation of pharmaceutical and medical/surgical supply distributors and the development of large, sophisticated purchasing groups. This industry is expected to continue to undergo significant changes for the foreseeable future. Changes in governmental support of health care services, the method by which such services are delivered or the prices for such services, or other legislation or regulations governing such services or mandated benefits, or changes in pharmaceutical manufacturers' pricing or distribution policies, may have a material adverse effect on the Company's results of operations.

COMPUTER TECHNOLOGIES

     McKesson relies heavily on computer technologies to operate its business. As a result, McKesson continuously seeks to upgrade and improve its computer systems in order to provide better service to its customers and to support the Company's growth. McKesson has conducted an assessment of its computer systems and has begun to make the changes necessary to make its computer systems Year 2000 compliant. McKesson believes that with modifications to or replacements of its existing computer-based systems, it will be Year 2000 compliant by March 31, 1999, although the Company cannot provide any assurance in this regard. McKesson's systems rely in part on the computer-based systems of its trading partners. As part of the Company's assessment, an overview of certain of its trading partners' Year 2000 compliance strategies is being performed, and the Company plans to conduct extensive systems testing with such trading partners during calendar 1999. Nevertheless, if any trading partner or other entity upon which they rely failed to become Year 2000 compliant, McKesson could be adversely affected. The Company incurred approximately $7 million in fiscal 1998 and expects to incur between $10 and $15 million in each of the next two fiscal years in costs associated with modifications to the Company's existing systems to make them Year 2000 compliant and related testing, including planned testing with trading partners. Such costs are being expensed as incurred. Year 2000 project costs are difficult to estimate accurately, and the projected costs could change due to unanticipated technological difficulties, project vendor delays, and project vendor cost overruns. The inability of the Company to successfully complete its Year 2000 compliance project or to maintain computer systems that meet the Company's and its customers' needs could have an adverse effect on the Company.

                              THE MCKESSON TRUSTS

     Each of McKesson Financing Trust II, McKesson Financing Trust III and McKesson Financing Trust IV is a statutory business trust formed in April 1998 under the Delaware Business Trust Act (the "Business Trust Act") pursuant to (i) separate declarations of trust executed by the Company, as sponsor and the MFT Trustees (as defined herein) of such McKesson Trust and (ii) the filing of a certificate of trust with the Secretary of State of the State of Delaware. Such declaration will be amended and restated in its entirety (as so amended and restated, the "Declaration") substantially in the form filed as an exhibit to the Registration Statement of which this Prospectus forms a part. Each Declaration is qualified under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). Upon issuance of any Preferred Securities by a McKesson Trust, the holders thereof will own all of the issued and outstanding Preferred Securities of such McKesson Trust. The Company will acquire securities representing common undivided beneficial interests in the assets of each McKesson Trust (the "Common Securities" and, together with the Preferred Securities, the "Trust Securities") in an amount equal to at least 3% of the total capital of such McKesson Trust and will own, directly or indirectly, all of the issued and outstanding Common Securities of each McKesson Trust. The Preferred Securities and the Common Securities of a McKesson Trust will rank pari passu with each other and will have equivalent terms; provided that (i) if a Declaration Event of Default under the Declaration of a McKesson Trust as defined therein occurs and is continuing, the holders of Preferred Securities of such McKesson Trust will have a priority over holders of the Common Securities of such McKesson Trust with respect to payments in respect of distributions and payments upon liquidation, redemption and maturity and (ii) holders of Common Securities of such McKesson Trust have the exclusive right (subject to the terms of the Declaration) to appoint, remove or replace the MFT Trustees and to increase or decrease the number of MFT Trustees, subject to the right of holders of Preferred Securities, if so provided in the Prospectus Supplement, to appoint one additional Regular Trustee (as defined herein) of such McKesson Trust (a "Special Regular Trustee") in certain limited circumstances. Each McKesson Trust exists for the purpose of (a) issuing its Preferred Securities, (b) issuing its Common Securities to the Company, (c) investing the gross proceeds from the sale of the Trust Securities in Debt Securities of the Company and (d) engaging in such other activities as are necessary, convenient or incidental thereto. The rights of the holders of the Trust Securities, including economic rights, rights to information and voting rights, are set forth in the applicable Declaration, the Business Trust Act and the Trust Indenture Act.

     The number of trustees (the "MFT Trustees") of each McKesson Trust will initially be five. Three of such MFT Trustees (the "Regular Trustees") are persons who are employees or officers of or who are affiliated with the Company. The fourth trustee will be an entity that maintains its principal place of business in the State of Delaware (the "Delaware Trustee"). The fifth Trustee will be a financial institution that is unaffiliated with McKesson and will serve as institutional trustee (the "Institutional Trustee") under the Declaration and will act as indenture trustee under the Declaration for the purposes of compliance with the provisions of the Trust Indenture Act.

     The Institutional Trustee will, for the applicable McKesson Trust, hold title to the Debt Securities for the benefit of the holders of the Trust Securities and the Institutional Trustee will have the power to exercise all rights, powers and privileges under the Indenture as the holder of the Debt Securities. In addition, the Institutional Trustee will maintain exclusive control of a segregated non-interest bearing bank account (the "Property Account") to hold all payments made in respect of the Debt Securities of a McKesson Trust for the benefit of the holders of the Trust Securities of that Trust. The Institutional Trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of the Trust Securities out of funds from the Property Account. The Preferred Securities Guarantee Trustee (as defined herein) will hold the Preferred Securities Guarantee for the benefit of the holders of the Preferred Securities. The Company, as the direct or indirect holder of all of the Common Securities, will have the right to appoint, remove or replace any of the MFT Trustees (other than a Special Regular Trustee) and to increase or decrease the number of MFT Trustees. The Company will pay fees and expenses related to each McKesson Trust and the offering of the Trust Securities.

     The business address of each McKesson Trust is c/o McKesson Corporation, McKesson Plaza, One Post Street, San Francisco, California 94104, telephone number (415) 983-8300.

     The foregoing description summarizes the material terms of the Declaration and is qualified in its entirety by reference to the form of Declaration which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

                                USE OF PROCEEDS

     Each McKesson Trust will use all proceeds received from the sale of its Trust Securities to purchase Debt Securities of the Company. Unless otherwise set forth in a Prospectus Supplement with respect to the proceeds from the sale of the particular Offered Securities to which such Prospectus Supplement relates, the net proceeds from the sale of the Offered Securities are expected to be used by the Company for general corporate purposes, including repayment or redemption of outstanding debt or preferred stock, the possible acquisition of related businesses or assets thereof, and working capital needs. The Company routinely reviews opportunities to acquire related businesses or assets thereof.

                    RATIOS OF EARNINGS TO FIXED CHARGES AND
        EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

     The following table sets forth the ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends for the Company for the periods indicated:

                                                               FISCAL YEAR ENDED MARCH 31,
                                                         ---------------------------------------
                                                         1998    1997    1996    1995(3)   1994
                                                         -----   -----   -----   -------   -----
Ratio of Earnings to Fixed Charges(l)..................  2.91x   1.53x   4.7lx      --     3.42x
Ratio of Earnings to Combined Fixed Charges and
  Preferred Stock Dividends(2).........................  2.91x   l.53x   4.71x      --     2.8lx

---------------
(1) The ratio of earnings to fixed charges was computed by dividing fixed charges (interest expense, the portion of rental expense under operating leases deemed by the Company to be representative of the interest factor and dividends on preferred securities of a subsidiary grantor trust) into earnings available for fixed charges (income from continuing operations plus taxes on income and fixed charges).

(2) The ratio of earnings to combined fixed charges and preferred stock dividends was computed by dividing fixed charges and preferred stock dividends into earnings available for fixed charges.

(3) The ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends were less than l.0x, (0.0lx) in fiscal 1995. The deficiency in the ratio of earnings to fixed charges was $53.5 million, and the deficiency in the ratio of earnings to fixed charges and preferred stock dividends was $58.5 million.

                         DESCRIPTION OF DEBT SECURITIES

     The following description sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Debt Securities so offered will be described in the applicable Prospectus Supplement relating to such Debt Securities.

     The Debt Securities may be issued, from time to time, in one or more series, and will consist of either Senior Debt Securities, or Senior Subordinated Debt Securities, Subordinated Debt Securities or Junior Subordinated Debt Securities (collectively, the "Subordinated Debt Securities") under an Indenture (the "Indenture") between the Company and a trustee (including any successor trustee and each person which is a trustee under the Indenture including, with respect to the Debt Securities of any series, the trustee with respect to the Debt Securities of such series, the "Trustee"). The Indenture will be in the form that has been filed as an exhibit to the Registration Statement of which this Prospectus is a part, subject to such amendments or supplements as are adopted from time to time. The Indenture will be subject to and governed by certain provisions of the Trust Indenture Act. Prospective purchasers of the Debt Securities are referred to the Indenture and the Trust Indenture Act for a statement of such provisions. Capitalized terms used in this section which are not otherwise defined in this Prospectus shall have the meanings set forth in the Indenture. The following summaries of certain provisions of the Debt Securities and the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by express reference to, all the provisions of the Indenture, including the definitions therein of certain terms.

     The Debt Securities will be direct, unsecured obligations of the Company. The Indenture does not limit the aggregate principal amount of Debt Securities that may be issued thereunder and provides that Debt Securities may be issued thereunder from time to time in one or more series without consent of any holder. Under the Indenture, the Company will have the ability to issue Debt Securities with terms different from those of Debt Securities previously issued.

     The applicable Prospectus Supplement or Prospectus Supplements relating to any Subordinated Debt Securities will set forth the aggregate amount of outstanding indebtedness, as of the most recent practicable date, that by the terms of such Debt Securities would be senior to such Debt Securities and any limitation on the issuance of additional senior indebtedness.

     Debt Securities may be issued as discount securities, which may be sold at a discount below their principal amount. These Debt Securities as well as other Debt Securities that are not issued at a discount below their principal amount, may, for United States federal income tax purposes, be deemed to have been issued with "original issue discount" ("OID") because of, among other things, certain interest payment characteristics. Special United States federal income tax considerations applicable to Debt Securities issued with original issue discount, including discount securities, will be described in more detail in any applicable Prospectus Supplement. In addition, special United States federal income tax considerations or other restrictions or terms applicable to any Debt Securities which are issuable in bearer form, offered exclusively to United States Aliens, denominated in a currency other than United States dollars or having certain other characteristics will be set forth in the Prospectus Supplement relating thereto.

     The applicable Prospectus Supplement or Prospectus Supplements will describe, among other things, the following terms of the Debt Securities offered thereby (the "Offered Debt Securities"): (i) the title of the Offered Debt Securities; (ii) any limit on the aggregate principal amount of the Offered Debt Securities; (iii) whether the Offered Debt Securities are to be issuable as registered securities or bearer securities or both and whether the Offered Debt Securities may be represented initially by a Debt Security in temporary or permanent global form, and if so, the initial Depositary (as defined herein) with respect to such temporary or permanent global Debt Security and whether, and the circumstances under which, beneficial owners of interests in any such temporary or permanent global Debt Security may exchange such interests for Debt Securities of such series and of like tenor of any authorized form and denomination; (iv) the price or prices at which the Offered Debt Securities will be issued; (v) the date or dates on which the principal of the Offered Debt Securities is payable or the method of determination thereof; (vi) the place or places where and the manner in which the principal of and premium, if any, and interest, if any, on such Offered Debt Securities will be payable and the place or places where such Offered Debt Securities may be presented for transfer and, if applicable, conversion or exchange; (vii) the rate or rates at which the Offered Debt Securities will bear interest, or the method of calculating such rate or rates, if any, and the date or dates from which such interest, if any, will accrue; (viii) the stated maturities of installments of interest, if any, on which any interest on the Offered Debt Securities will be payable, and the record date for any interest payable on any Offered Debt Securities which are registered securities; (ix) the terms, if any, on which the Offered Debt securities of any series will be subordinated to other debt of the Company; (x) the right or obligation, if any, of the Company to redeem or purchase Offered Debt Securities of the series pursuant to any sinking fund or analogous provisions or at the option of a holder thereof, the conditions, if any, giving rise to such right or obligation, and the period or periods within which, and the price or prices at which and the terms and conditions upon which Offered Debt Securities of the series shall be redeemed or purchased, in whole or part, and any provisions for the remarketing of such Offered Debt Securities; (xi) whether such Offered Debt Securities are convertible or exchangeable into other debt or equity securities, and, if so, the terms and conditions upon which such conversion or exchange will be effected, including the initial conversion or exchange price or rate and any adjustments thereto, the conversion or exchange period and other conversion or exchange provisions; (xii) the currency or currencies, including composite currencies or currency units, of payment of principal of and interest, if any, on the Offered Debt Securities, if other than U.S. dollars, and, if other than U.S. dollars, whether the Offered Debt Securities may be satisfied and discharged other than as provided in the Indenture and whether the Company or the holders of any such Offered Debt Securities may elect to receive payments in respect of such Offered Debt Securities in a currency or currency units other than that in which such Offered Debt Securities are stated to be payable; (xiii) any terms applicable to such Offered Debt Securities issued at an issue price below their stated principal amount, including the issue price thereof and the rate or rates at which such original issue discount will accrue; (xiv) if the amount of payments of principal of and interest, if any, on the Offered Debt Securities is to be determined by reference to an index or formula, or based on a coin or currency or currency unit other than that in which the Offered Debt Securities are stated to be payable, the manner in which such amounts are to be determined and the calculation agent, if any, with respect thereto; (xv) if other than the principal amount thereof, the portion of the principal amount of the Offered Debt Securities which will be payable upon declaration or acceleration of the maturity thereof pursuant to an Event of Default (as defined in the Indenture);
(xvi) any deletions from, modifications of or additions to the Events of Default or covenants of the Company with respect to such Offered Debt Securities, whether or not such Events of Default or covenants are consistent with the Events of Default or covenants set forth herein; (xvii) any special United States Federal income tax considerations applicable to the Offered Debt Securities; and (xviii) any other terms of the Offered Debt Securities not inconsistent with the provisions of the Indenture. The applicable Prospectus Supplement will also describe the following terms of any series of Subordinated Debt Securities offered hereby in respect of which this Prospectus is being delivered: (a) the rights, if any, to defer payments of interest on the Subordinated Debt Securities of such series by extending the interest payment period, and the duration of such extensions, and (b) the subordination terms of the Subordinated Debt Securities of such series. The foregoing is not intended to be an exclusive list of the terms that may be applicable to any Offered Debt Securities and shall not limit in any respect the ability of the Company to issue Debt Securities with terms different from or in addition to those described above or elsewhere in this Prospectus provided that such terms are not inconsistent with the Indenture. Any such Prospectus Supplement will also describe any special provisions for the payment of additional amounts with respect to the Offered Debt Securities.

GLOBAL DEBT SECURITIES

     The registered Debt Securities of a series may be issued in the form of one or more fully registered global Securities (a "Registered Global Security") that will be deposited with a depositary (a "Depositary") or with a nominee for a Depositary identified in the Prospectus Supplement relating to such series and registered in the name of the Depositary or a nominee thereof. In such case, one or more Registered Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding registered Debt Securities of the series to be represented by such Registered Global Security or Securities. Unless and until it is exchanged in whole for Debt Securities in definitive registered form, a Registered Global Security may not be transferred except as a whole by the Depositary for such Registered Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor.

     The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a Registered Global Security will be described in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will apply to all depositary arrangements.

     Ownership of beneficial interests in a Registered Global Security will be limited to persons that have accounts with the Depositary for such Registered Global Security ("participants") or persons that may hold interests through participants. Upon the issuance of a Registered Global Security, the Depositary for such Registered Global Security will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal amounts of the Debt Securities represented by such Registered Global Security beneficially owned by such participants. The accounts to be credited shall be designated by any dealers, underwriters or agents participating in the distribution of such Debt Securities. Ownership of beneficial interests in such Registered Global Security will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the Depositary for such Registered Global Security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in Registered Global Securities.

     So long as the Depositary for a Registered Global Security, or its nominee, is the registered owner of such Registered Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Registered Global Security for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in a Registered Global Security will not be entitled to have the Debt Securities represented by such Registered Global Security registered in their names, will not receive or be entitled to receive physical delivery of such Debt Securities in definitive form and will not be considered the owners or holders thereof under the Indenture. Accordingly, each person owning a beneficial interest in a Registered Global Security must rely on the procedures of the Depositary for such Registered Global Security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. The Company understands that under existing industry practices, if the Company requests any action of holders or if an owner of a beneficial interest in a Registered Global Security desires to give or take any action which a holder is entitled to give or take under the Indenture, the Depositary for such Registered Global Security would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners holding through them.

     Payments of principal and premium, if any, and interest, if any, of Debt Securities represented by a Registered Global Security registered in the name of a Depositary or its nominee will be made to such Depositary or its nominee, as the case may be, as the registered owners of such Registered Global Security. None of the Company, the Trustee or any other agent of the Company or agent of the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such Registered Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that the Depositary for any Debt Securities represented by a Registered Global Security, upon receipt of any payments of principal and premium, if any, and interest, if any, in respect of such Registered Global Security, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in such Registered Global Security as shown on the records of such Depositary. The Company also expects that payments by participants to owners of beneficial interests in such Registered Global Security held through such participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

     If the Depositary for any Debt Securities represented by a Registered Global Security is at any time unwilling or unable to continue as Depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor Depositary registered as a clearing agency under the Exchange Act is not appointed by the Company within 90 days, the Company will issue such Debt Securities in definitive form in exchange for such Registered Global Security. In addition, the Company may at any time and in its sole discretion determine not to have any of the Debt Securities of a series represented by one or more Registered Global Securities and, in such event, will issue Debt Securities of such series in a definitive form in exchange for all of the Registered Global Security or Securities representing such Debt Securities. Any Debt Securities issued in definitive form in exchange for a Registered Global Security will be registered in such name or names as the Depositary shall instruct the Trustee. It is expected that such instructions will be based upon directions received by the Depositary from participants with respect to ownership of beneficial interests in such Registered Global Security.

     Bearer Debt Securities of a series may also be issued in the form of one or more global Securities (a "Bearer Global Security") that will be deposited with a common depositary for Euroclear System and Cedel Bank, societe anonyme, or with a nominee for such depositary identified in the Prospectus Supplement relating to such series. The specific terms and procedures, including the specific terms of the depositary arrangement and any specific procedures for the issuance of Debt Securities in definitive form in exchange for a Bearer Global Security, with respect to any portion of a series of Debt Securities to be represented by a Bearer Global Security will be described in the Prospectus Supplement relating to such series.

SENIOR DEBT SECURITIES

     Payment of the principal of, premium, if any, and interest on Senior Debt Securities issued under the Indenture will rank pari passu with all other unsecured and unsubordinated debt of the Company.

SENIOR SUBORDINATED DEBT SECURITIES

     Payment of the principal of, premium, if any, and interest on Senior Subordinated Debt Securities issued under the Indenture will be junior in right of payment to the extent and in the manner set forth in the resolutions of the Board of Directors of the Company ("Board Resolutions") or certificate executed by an authorized officer of the Company ("Officer's Certificate") establishing such series of Senior Subordinated Debt Securities to all unsubordinated debt of the Company, including Senior Debt Securities.

SUBORDINATED DEBT SECURITIES

     Payment of the principal of, premium, if any, and interest on Subordinated Debt Securities issued under the Indenture will be subordinate and junior in right of payment to the extent and in the manner set forth in the Board Resolutions or the Officer's Certificate establishing such series of Subordinated Debt Securities to all Senior Debt and Senior Subordinated Debt of the Company.

JUNIOR SUBORDINATED DEBT SECURITIES

     Payment of the principal of, premium, if any, and interest on Junior Subordinated Debt Securities issued under the Indenture will be subordinate and junior in right of payment, to the extent and in the manner set forth in the Board Resolutions or the Officer's Certificate establishing such series of Junior Subordinated Debt Securities to all Senior Debt Securities, Senior Subordinated Debt Securities, Subordinated Debt Securities and may be subordinate and junior in right of payment to all other debt of the Company.

CONVERSION OR EXCHANGE RIGHTS

     The terms and conditions, if any, on which Offered Debt Securities are convertible at the election of the holder of such Offered Debt Securities or may be exchanged at the election of the Company into Common Stock, Preferred Stock or any other security of the Company will be set forth in the Prospectus Supplement relating thereto. Such terms will include the conversion price, the conversion or exchange period, provisions as to whether conversion will be at the option of the holder or exchangeable at the option of the Company, the events requiring an adjustment of the conversion or exchange price and provisions affecting conversion or exchange in the event of the redemption of such Offered Debt Securities; and such terms may include provisions under which the number of shares of Common Stock to be received by the holders of the Offered Debt Securities would be calculated according to the market price of the Common Stock as of a time stated in the Prospectus Supplement.

SUCCESSOR CORPORATION

     The Indenture provides that the Company shall not consolidate or merge with or into, or transfer or lease its assets substantially as an entirety to any person unless the Company shall be the continuing corporation, or the successor corporation or person to which such assets are transferred or leased shall be a corporation organized under the laws of the United States, any state thereof or the District of Columbia and shall expressly assume the Company's obligations on the Debt Securities and under the Indenture, and immediately after giving effect to such transaction no Event of Default shall have occurred and be continuing, and certain other conditions are met. Upon assumption of the Company's obligations by a person to whom such assets are transferred or leased, subject to certain exceptions, the Company shall be discharged from all obligations under the Debt Securities and the Indenture.

     This covenant would not apply to any recapitalization transaction, a change of control of the Company or a highly leveraged transaction unless such transaction or change of control were structured to include a merger or consolidation or transfer or lease of the Company's assets substantially as an entirety.

EVENTS OF DEFAULT

     An Event of Default is defined under the Indenture with respect to Debt Securities of each series as being: (a) default in payment of all or any part of the principal of, or premium, if any, on any Debt Securities of such series when due, either at maturity, upon any redemption, by declaration or otherwise; (b) default for 30 days in payment of any interest on any Debt Securities of such series; provided, that, if the Company extends an interest payment period in accordance with the terms of the Debt Securities, the extension will not be a failure to pay interest; (c) default in payment of any sinking fund installment when due by the terms of the Debt Securities of such series; (d) default for 60 days after written notice as provided in the Indenture in the observance or performance of any other covenant or agreement in the Debt Securities of such series or in the Indenture, other than a covenant included in the Indenture solely for the benefit of a series of Debt Securities other than such series; or
(e) certain events of bankruptcy, insolvency or reorganization.

     The Indenture provides that (a) if an Event of Default due to the default in payment of principal, premium, if any or interest on any series of Debt Securities shall have occurred and be continuing, either the Trustee or the holders of not less than 25% in principal amount of the Debt Securities of each affected series then outstanding (each series voting as a separate class) may declare the principal of all Debt Securities of such series and interest accrued thereon to be due and payable immediately, (b) if an Event of Default due to a default in the performance of any other of the covenants or agreements in the Debt Securities or in the Indenture applicable to all series of the Senior Debt Securities or the Subordinated Debt Securities then outstanding, as the case may be, shall have occurred and be continuing, either the Trustee or the holders of not less than 25% in principal amount of all of the Senior Debt Securities or the Subordinated Debt Securities then outstanding (each treated as one class), as the case may be, may declare the principal of all the Senior Debt Securities or the Subordinated Debt Securities, as the case may be, and interest accrued thereon to be due and payable immediately, (c) if an Event of Default due to a default in the performance of any other of the covenants or agreements in the Debt Securities or in the Indenture applicable to less than all series of the Senior Debt Securities or the Subordinated Debt Securities then outstanding, as the case may be, shall have occurred and be continuing, either the Trustee or the holders of not less than 25% in principal amount of each affected series of the Senior Debt Securities or the Subordinated Debt Securities then outstanding (each series voting as a separate class), as the case may be, may declare the principal of all such series of Senior Debt Securities or the Subordinated Debt Securities, as the case may be, and interest accrued thereon to be due and payable immediately, but upon certain conditions such declarations may be annulled and past defaults may waive (except a continuing default in payment of principal, premium, if any, or interest on such Debt Securities) by the holders of a majority in principal amount of the Debt Securities of such series (or of all series, as the case may be) then outstanding.

     If an Event of Default relating to events in bankruptcy, insolvency or reorganization of the Company occurs and is continuing, then the principal amount of all of the Debt Securities outstanding, and any accrued interest, will automatically become due and payable immediately, without any declaration or other act by the Trustee or any holder.

     The Indenture contains a provision entitling the Trustee, subject to the duty of the Trustee to act with the required standard of care, to be indemnified by the holders of Debt Securities requesting the Trustee to exercise any right or power under the Indenture before proceeding to exercise any such right or power at the request of such holders.

     The Indenture provides that no holder of Debt Securities of any series may institute any action against the Company under the Indenture (except actions for payment of overdue principal, premium, if any, or interest) unless such holder previously shall have given to the Trustee written notice of default and continuance thereof and unless the holders of not less than 25% in principal amount of the Debt Securities of such series then outstanding shall have requested such Trustee to institute such action and shall have offered the Trustee reasonable indemnity, such Trustee shall not have instituted such action within 60 days of such request and such Trustee shall not have received direction inconsistent with such written request by the holders of a majority in principal amount of the Debt Securities of such series then outstanding.

     The Indenture contains a covenant that the Company will file annually with the Trustee a certificate of no default or a certificate specifying any default that exists.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

     The Company can discharge or decrease its obligations under the Indenture as set forth below.

     Under terms satisfactory to the applicable Trustee, the Company may discharge certain obligations to holders of any series of Debt Securities which have not already been delivered to the Trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the Trustee cash or U.S. Government Obligations (as defined in the Indenture), as trust funds in an amount certified to be sufficient to pay when due, whether at maturity, upon redemption or otherwise, the principal of, premium, if any, and interest on such Debt Securities.

     The Company may also discharge any and all of its obligations to holders of any series of Debt Securities at any time ("defeasance"), but may not thereby avoid its duty to register the transfer or exchange of such series of Debt Securities, to replace any temporary, mutilated, destroyed, lost or stolen series of Debt Securities or to maintain an office or agency in respect of such series of Debt Securities. Under terms satisfactory to the Trustee, the Company may instead be released with respect to any outstanding series of Debt Securities from the obligations imposed by any covenants imposed by a series of Debt Securities, certain provisions of the Indenture and omit to comply with such covenants without creating an Event of Default ("covenant defeasance"). Defeasance or covenant defeasance may be effected only if, among other things:
(i) the Company irrevocably deposits with the Trustee cash or U.S. Government Obligations, as trust funds in an amount certified to be sufficient to pay at maturity (or upon redemption) the principal, premium, if any, and interest on all outstanding Debt Securities of such series and (ii) the Company delivers to the Trustee an opinion of counsel to the effect that the holders of such series of Debt Securities will not recognize income, gain or loss for United States Federal income tax purposes as a result of such defeasance or covenant defeasance and that defeasance or covenant defeasance will not otherwise alter such holders' United States Federal income tax treatment of principal, premium and interest payments on such series of Debt Securities. In the case of a defeasance, such opinion must be based on a ruling of the Internal Revenue Service or a change in United States federal income tax law occurring after June 30, 1998, since such a result would not occur under then current tax law.

MODIFICATION OF THE INDENTURE

     The Indenture provides that the Company and the Trustee may enter supplemental indentures without the consent of the holders of Debt Securities to: (a) secure any Debt Securities, (b) evidence the assumption by a successor corporation of the obligations of the Company, (c) add covenants for the protection of the holders of Debt Securities, (d) cure any ambiguity or correct any inconsistency in the Indenture, (e) establish the forms or terms of Debt Securities of any series and (f) evidence the acceptance appointment by a successor trustee.

     The Indenture so contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of Senior Debt Securities or Subordinated Debt Securities, as the case may be, of all series then outstanding and affected (each voting as one class), to add any provisions to, or change in any manner, eliminate or waive any of the provisions of, the Indenture or modify in any manner the rights of the holders of the Debt Securities of each series so affected; provided that the Company and the Trustee may not, without the consent of the holder of each outstanding Debt Security affected thereby,
(a) extend the final maturity of any Debt Security, or reduce the principal amount thereof or premium thereon, if any, or reduce the rate or extend the time of payment of interest thereon, or reduce any amount payable on redemption thereof or change the currency in which the principal thereof (other than as otherwise may be provided with respect to such series), premium, if any, or interest thereon is payable or reduce the amount of the principal of any Debt Security issued with original issue discount that is payable upon acceleration or provable in bankruptcy, or in the case of Subordinated Debt Securities of any series, modify any of the subordination provisions or the definition of "senior indebtedness" relating to such series in a manner adverse to the holders of such Subordinated Debt Securities, or alter certain provisions of the Indenture relating to the Debt Securities not denominated in U.S. dollars or impair the right to institute suit for the enforcement of any payment on any Debt Security when due or (b) reduce the aforesaid percentage in principal amount of Debt Securities of any series, the consent of the holders of which is required for any such modification.

CONCERNING THE TRUSTEE

     The Indenture provides that there may be more than one Trustee thereunder, each with respect to one or more series of Debt Securities. If there are different Trustees for different series of Debt Securities, each Trustee shall be a Trustee of a trust under the Indenture separate and apart from the trust administered by any other Trustee thereunder, and except as otherwise indicate herein or a Prospectus Supplement, any action described herein taken by a Trustee may be taken by such Trustee only with respect to the one or more series of Debt Securities for which it is the Trustee under the Indenture. Any Trustee under the Indenture may resign or be removed with respect to one or more series of Debt Securities. All payments of principal of, premium, if any, and interest on and all registration, transfer, exchange, authentication and delivery (including authentication and delivery on original issuance of the Debt Securities) of, the Debt Securities will be effected by the Trustee at an office designated by the Trustee in New York, New York.

     The Indenture contains certain limitations on the right of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict or resign.

     In case of any conflicting interest relating to any Trustee's duties with respect to the Debt Securities, such Trustee shall either eliminate such conflicting interest or, except as otherwise provided in the Trust Indenture Act, resign.

     The holders of a majority in principal amount of any series of Debt Securities then outstanding will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee with respect to such series of Debt Securities, provided that such direction would not conflict with any rule of law or with the Indenture, would not be unduly prejudicial to the rights of another holder of the Debt Securities, and would not involve any Trustee in personal liability. The Indenture provides that in case an Event of Default shall occur and be known to any Trustee (and not be cured), such Trustee will be required to use the degree of care of a prudent person in the conduct of his or her own affairs in the exercise of its power. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of the Debt Securities, unless they shall have offered to the Trustee security and indemnity satisfactory to it.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, STOCKHOLDERS OR INCORPORATORS

     The Indenture will provide that no past, present or future director, officer, employee, stockholder or incorporator of the Company or any successor corporation shall have any liability for any obligations of the Company under the Debt Securities or the Indenture or for any claim based on, in respect or, or by reason of such obligations or their creation, by reason of such person's or entity's status as such director, officer, stockholder or incorporator.

GOVERNING LAW

     The Indenture and the Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York.

                          DESCRIPTION OF CAPITAL STOCK

     The following descriptions of the Company's capital stock and of certain provisions of Delaware law do not purport to be complete and are subject to and qualified in their entirety by reference to the Company's Restated Certificate of Incorporation (the "Certificate") and Restated By-Laws (the "By-Laws") and Delaware law, and, with respect to certain rights of holders of shares of Common Stock, the Rights Agreement (as defined herein). Copies of such documents have been filed with the Commission and are filed as exhibits to the Registration Statement of which this Prospectus is a part.

     As of the date hereof, the capital stock of the Company consists of 200,000,000 authorized shares of Common Stock and 100,000,000 authorized shares of Preferred Stock.

COMMON STOCK

     As of June 1, 1998, there were 94,929,952 shares of Common Stock issued and outstanding.

     The holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the Company's Board of Directors (the "Board") may from time to time determine. The shares of Common Stock are neither redeemable nor convertible, and the holders thereof have no preemptive or subscription rights to purchase any securities of the Company. Upon liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive the assets of the Company which are legally available for distribution, after payment of all debts, other liabilities and any liquidation preferences of outstanding Preferred Stock. Each outstanding share of Common Stock is entitled to one vote on all matters submitted to a vote of stockholders. There is no cumulative voting.

     In February 1997, McKesson Financing Trust issued an aggregate of 4,123,720 5% Trust Convertible Preferred Securities (each, a "Trust Security"). Each Trust Security is convertible into Common Stock at any time prior to the close of business on the business day prior to June 1, 2027 (or prior to the date of redemption of the Trust Security), at the option of the holder, at the rate of
1.3418 shares of Common Stock for each Trust Security (equivalent to a conversion price of $37.26 per share of Common Stock), subject to adjustment in certain circumstances.

PREFERRED STOCK

     As of the date hereof, there were no shares of Preferred Stock issued and outstanding. The Board is authorized to issue the Preferred Stock in classes or series and to fix the designations, preferences, qualifications, limitations, or restrictions of any class or series with respect to the rate and nature of dividends, the price and terms and conditions on which shares may be redeemed, the amount payable in the event of voluntary or involuntary liquidation, the terms and conditions for conversion or exchange into any other class or series of the stock, voting rights and other terms. Of the Preferred Stock, 10,000,000 shares have been designated Series A Junior Participating Preferred Stock (the "Series A Preferred Stock") and reserved for issuance pursuant to the Company's Rights Agreement.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION AND BY-LAWS

     The Certificate and By-Laws of the Company contain certain provisions that may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

     Pursuant to the Certificate, the Board is divided into three classes serving staggered three-year terms. Directors can be removed from office only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of the then outstanding shares of any class or series of capital stock of the Company entitled to vote generally in the election of directors. Vacancies and newly created directorships on the Board may be filled only by a majority of the remaining directors or by the plurality vote of the stockholders.

     The Certificate also provides that any action required or permitted to be taken by the holders of Common Stock may be effected only at an annual or special meeting of such holders, and that stockholders may act in lieu of such meetings only by unanimous written consent. The By-Laws provide that special meetings of holders of Common Stock may be called only by the Chairman or the President of the Company or the Board. Holders of Common Stock are not permitted to call a special meeting or to require that the Board call a special meeting of stockholders.

     The By-Laws establish an advance notice procedure for the nomination, other than by or at the direction of the Board, of candidates for election as directors as well as for other stockholder proposals to be considered at annual meetings of stockholders. In general, notice of intent to nominate a director or raise business at such meetings must be received by the Company not less than 60 nor more than 90 days prior to the date of the annual meeting and must contain certain specified information concerning the person to be nominated or the matters to be brought before the meeting and concerning the stockholder submitting the proposal.

     The Certificate also provides that certain provisions of the By-Laws may only be amended by the affirmative vote of the holders of 75% of the shares of the Company outstanding and entitled to vote. The Certificate also provides that, in addition to any affirmative vote requited by law, the affirmative vote of holders of 80% of the voting stock of the Company and two-thirds of the voting stock other than voting stock held by an interested stockholder shall be necessary to approve certain business combinations proposed by an interested stockholder.

     The foregoing summary is qualified in its entirety by the provisions of the Certificate and By-Laws, copies of which have been filed with the Commission.

RIGHTS PLAN

     Pursuant to the Company's Rights Agreement, the Board declared a dividend distribution of one right (a "Right") for each outstanding share of Common Stock to stockholders of record of the Company at November 1, 1994 (the "Record Date"). As a result of the two-for-one stock split effective January 2, 1998, each share of the Common Stock has attached to it one-half of a Right. Each Right entitles the registered holder to purchase from the Company a unit consisting of one one-hundredth of a share of Series A Preferred Stock at a purchase price of $100 per unit. The Rights expire on October 21, 2004, unless redeemed earlier by the Board. The terms of the Rights are set forth in a Rights Agreement between the Company and a Rights Agent (the "Rights Agreement"), a copy of which is filed with the Commission. The following summary outlines certain provisions of the Rights Agreement and is qualified by reference to the full text of the form of the Rights Agreement.

     The Rights are attached to all Common Stock certificates representing shares outstanding at the Record Date and shares issued between the Record Date and the Distribution Date (as defined herein), and no separate rights certificates (the "Rights Certificates") have been distributed. The Rights will separate from the Common Stock, separate Rights Certificates will be issued and a distribution date (the "Distribution Date") will occur upon the earlier to occur of (i) ten business days following the date of a public announcement that there is an Acquiring Person (as defined herein) (such date, the "Stock Acquisition Date"), (ii) ten business days (or such later date as the Board may determine) following commencement of a tender or exchange offer that would result in the offeror beneficially owning 15% or more of the Common Stock or
(iii) ten business days after the Board determines that the ownership of 10% or more of the Company's outstanding Common Stock by a person is (A) intended to cause the Company to repurchase the Common Stock beneficially owned by such person or (B) is causing, or is reasonably likely to cause, a material adverse impact on the Company.

     The term "Acquiring Person" means any person who, together with affiliates and associates, acquires beneficial ownership of shares of Common Stock representing 15% or more of the Common Stock, but shall not include the Company, any subsidiary of the Company, any employee benefit plan of the Company or of any subsidiary of the Company, or any person or entity organized, appointed or established by the Company for or pursuant to the terms of such plan.

     In the event that a person becomes an Acquiring Person (except pursuant to an offer for all outstanding shares of Common Stock which the independent directors determine to be fair to and otherwise in the best interests of the Company and its stockholders), each holder of a Right will thereafter have the right to receive, upon exercise, Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a calculated value equal to two times the exercise price of the Right. Notwithstanding the foregoing, following the occurrence of such event, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by an Acquiring Person and certain related persons and transferees will be null and void. However, Rights are not exercisable following the occurrence of such event until such time as the Rights are no longer redeemable as set forth below.

     At any time prior to the tenth day following the Stock Acquisition Date, the Company may redeem the Rights, in whole, but not in part, at a price of $.01 per Right.

     Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including without limitation, the right to vote or to receive dividends.

     In general, the Rights Agreement may be amended by the Board (i) prior to the Distribution Date in any manner, and (ii) on or after the Distribution Date in certain respects including (a) to shorten or lengthen at any time period and
(b) in a manner not adverse to the interests of Rights holders. However, amendments extending the redemption period must be made while the Rights are still redeemable.

     The Rights have certain anti-takeover effects and will cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Board. The Rights should not interfere with any merger or other business combination approved by the Board, since the Board may redeem the Rights as provided above.

SECTION 203 OF DELAWARE GENERAL CORPORATION LAW

     The Company is subject to the "business combination" statute of the Delaware General Corporation Law (Section 203). In general, such statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with any "interested stockholder" for a period of three years after the date of the transaction in which the person became an "interested stockholder," unless (i) such transaction is approved by the board of directors prior to the date the interested stockholder obtains such status, (ii) upon consummation of such transaction, the "interested stockholder" beneficially owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (iii) the "business combination" is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the "interested stockholder." A "business combination" includes mergers, asset sales and other transactions resulting in financial benefit to the "interested stockholder." An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) beneficially 15% or more of a corporation's voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to the Company and, accordingly, may discourage attempts to acquire the Company.

CERTAIN EFFECTS OF AUTHORIZED BUT UNISSUED STOCK

     The Company's authorized but unissued shares of Common Stock and Preferred Stock may be issued without additional stockholder approval and may be utilized for a variety of corporate purposes, including future offerings to raise additional capital or to facilitate corporate acquisitions.

     The issuance of Preferred Stock could have the effect of delaying or preventing a change in control of the Company. The issuance of Preferred Stock could decrease the amount of earnings and assets available for distribution to the holders of Common Stock or could adversely affect the rights and powers, including voting rights, of the holders of the Common Stock. In certain circumstances, such issuance could have the effect of decreasing the market price of the Common Stock.

     One of the effects of the existence of unissued and unreserved Common Stock or Preferred Stock may be to enable the Board to issue shares to persons friendly to current management which could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of management. Such additional shares also could be used to dilute the stock ownership of persons seeking to obtain control of the Company.

     The Company plans to issue additional shares of Common Stock (i) in connection with its employee benefit plans and (ii) upon conversion of the Trust Securities. The Company does not currently have any plans to issue shares of Preferred Stock, although, 10,000,000 shares of Series A Preferred Stock have been designated pursuant to the Company's Rights Agreement.

LIMITATION OF DIRECTORS LIABILITY

     The Certificate contains a provision that limits the liability of the Company's directors for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the Delaware General Corporation Law. Such limitation does not, however, affect the liability of a director (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or purchases and (iv) for any transaction from which the director derives an improper personal benefit. The effect of this provision is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (iv) above. This provision does not limit or eliminate the rights of the Company or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. In addition, the directors and officers of the Company have indemnification protection.

                        DESCRIPTION OF DEPOSITARY SHARES

GENERAL

     The following description sets forth certain general terms and provisions of the Depositary Shares to which any Prospectus Supplement may relate. The particular terms of the Depositary Shares to which any Prospectus Supplement may relate and the extent, if any, to which such general provisions may apply to the Depositary Shares so offered will be described in the applicable Prospectus Supplement.

     The Company may, at its option, elect to offer fractional shares of the Preferred Stock of a series, rather than full shares of the Preferred Stock of such series. In the event such option is exercised, the Company will issue receipts for Depositary Shares, each of which will represent a fraction (to be set forth in the Prospectus Supplement relating to a particular series of Preferred Stock) of a share of a particular series of Preferred Stock as described below.

     The shares of any series of Preferred Stock represented by Depositary Shares will be deposited under a Deposit Agreement (the "Deposit Agreement") among the Company, a depositary to be named in the applicable Prospectus Supplement (the "Preferred Stock Depositary"), and the holders from time to time of depositary receipts issued thereunder. Subject to the terms of the Deposit Agreement, each holder of a Depositary Share will be entitled, in proportion to the applicable fraction of a share of Preferred Stock represented by such Depositary Share, to all the rights and preferences of the Preferred Stock represented thereby (including dividend, voting, redemption, subscription and liquidation rights).

     The Depositary Shares will be evidenced by depositary receipts issued pursuant to the Deposit Agreement ("Depositary Receipts"). Depositary Receipts will be distributed to those persons purchasing the fractional shares of the related series of Preferred Stock.

     The following summary of certain provisions of the Depositary Shares and Deposit Agreement does not purport to be complete and is subject to, and is qualified in its entirety by express reference to, all the provisions of the Deposit Agreement, including the definitions therein of certain terms. The forms of Deposit Agreement and Depositary Receipt are filed as exhibits to the Registration Statement of which this Prospectus forms a part.

     Immediately following the issuance of shares of a series of Preferred Stock by the Company, the Company will deposit such shares with the Preferred Stock Depositary, which will then issue and deliver the Depositary Receipts to the purchasers thereof. Depositary Receipts will only be issued evidencing whole Depositary Shares. A Depositary Receipt may evidence any number of whole Depositary Shares.

     Pending the preparation of definitive engraved Depositary Receipts, the Preferred Stock Depositary may, upon the written order of the Company, issue temporary Depositary Receipts substantially identical to (and entitling the holders thereof to all the rights pertaining to) the definitive Depositary Receipts but not in definitive form. Definitive Depositary Receipts will be prepared thereafter without unreasonable delay, and such temporary Depositary Receipts will be exchangeable for definitive Depositary Receipts at the Company's expense.

DIVIDENDS AND OTHER DISTRIBUTIONS

     The Preferred Stock Depositary will distribute all cash dividends or other cash distributions received in respect of the related series of Preferred Stock to the record holders of Depositary Shares relating to such series of Preferred Stock in proportion to the number of such Depositary Shares owned by such holders.

     In the event of a distribution other than in cash, the Preferred Stock Depositary will distribute property received by it to the record holders of Depositary Shares entitled thereto in proportion to the number of Depositary Shares owned by such holders, unless the Preferred Stock Depositary determines that such distribution cannot be made proportionately among such holders or that it is not feasible to make such distributions, in which case the Preferred Stock Depositary may, with the approval of the Company, adopt such method as it deems equitable and practicable for the purpose of effecting such distribution, including the sale (at public or private sale) of the securities or property thus received, or any part thereof, at such place or places and upon such terms as it may deem proper.

     The amount distributed in any of the foregoing cases will be reduced by any amounts required to be withheld by the Company or the Preferred Stock Depositary on account of taxes or other governmental charges.

CONVERSION AND EXCHANGE

     If any Preferred Stock underlying the Depositary Shares is subject to provisions relating to its conversion or exchange as set forth in the Prospectus Supplement relating thereto, each record holder of Depositary Shares will have the right or obligation to convert or exchange such Depositary Shares pursuant to the terms thereof.

REDEMPTION OF DEPOSITARY SHARES

     If a series of the Preferred Stock underlying the Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the Preferred Stock Depositary resulting from any redemption, in whole or in part, of such series of the Preferred Stock held by the Preferred Stock Depositary. The redemption price per Depositary Share will be equal to the applicable fraction of the redemption price per share payable with respect to such series of the Preferred Stock. If the Company redeems shares of a series of Preferred Stock held by the Preferred Stock Depositary, the Preferred Stock Depositary will redeem as of the same redemption date the number of Depositary Shares representing the shares of Preferred Stock so redeemed. If less than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot or pro rata as determined by the Company.

     After the date fixed for redemption, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Shares will cease, except the right to receive the moneys payable upon such redemption and any money or other property to which the holders of such Depositary Shares were entitled upon such redemption, upon surrender to the Preferred Stock Depositary of the Depositary Receipts evidencing such Depositary Shares. Any funds deposited by the Company with the Preferred Stock Depositary for any Depositary Shares that the holders thereof fail to redeem will be returned to the Company after a period of two years from the date such funds are so deposited.

VOTING THE PREFERRED STOCK

     Upon receipt of notice of any meeting at which the holders of any series of the Preferred Stock are entitled to vote, the Preferred Stock Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Shares relating to such series of Preferred Stock. Each record holder of such Depositary Shares on the record date (which will be the same date as the record date for the related series of Preferred Stock) will be entitled to instruct the Preferred Stock Depositary as to the exercise of the voting rights pertaining to the number of shares of the series of Preferred Stock represented by such holder's Depositary Shares. The Preferred Stock Depositary will endeavor, insofar as practicable, to vote or cause to be voted the number of shares of the Preferred Stock represented by such Depositary Shares in accordance with such instructions, provided the Preferred Stock Depositary receives such instructions sufficiently in advance of such meeting to enable it to so vote or cause to be voted the shares of Preferred Stock, and the Company will agree to take all reasonable action that may be deemed necessary by the Preferred Stock Depositary in order to enable the Preferred Stock Depositary to do so. The Preferred Stock Depositary will abstain from voting shares of the Preferred Stock to the extent it does not receive specific instructions from the holders of Depositary Shares representing such Preferred Stock.

RECORD DATE

     Whenever (i) any cash dividend or other cash distribution shall become payable, any distribution other than cash shall be made, or any rights, preferences or privileges shall be offered with respect to the Preferred Stock, or (ii) the Preferred Stock Depositary shall receive notice of any meeting at which holders of Preferred Stock are entitled to vote or of which holders of Preferred Stock are entitled to notice, or of the mandatory conversion of or any election on the part of the Company to call for the redemption of any Preferred Stock, the Preferred Stock Depositary shall in each such instance fix a record date (which shall be the same as the record date for the Preferred Stock) for the determination of the holders of Depositary Receipts (x) who shall be entitled to receive such dividend, distribution, rights, preferences or privileges or the net proceeds of the sale thereof or (y) who shall be entitled to give instructions for the exercise of voting rights at any such meeting or to receive notice of such meeting or of such redemption or conversion, subject to the provisions of the Deposit Agreement.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

     The form of Depositary Receipt and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Preferred Stock Depositary. However, any amendment which imposes or increases any fees, taxes or other charges payable by the holders of Depositary Receipts (other than taxes and other governmental charges, fees and other expenses payable by such holders as stated under "Charges of Preferred Stock Depositary"), or which otherwise prejudices any substantial existing right of holders of Depositary Receipts, will not take effect as to outstanding Depositary Receipts until the expiration of 30 days after notice of such amendment has been mailed to the record holders of outstanding Depositary Receipts.

     Whenever so directed by the Company, the Preferred Stock Depositary will terminate the Deposit Agreement by mailing notice of such termination to the record holders of all Depositary Receipts then outstanding at least 30 days prior to the date fixed in such notice for such termination. The Preferred Stock Depositary may likewise terminate the Deposit Agreement if at any time 45 days shall have expired after the Preferred Stock Depositary shall have delivered to the Company a written notice of its election to resign and a successor depositary shall not have been appointed and accepted its appointment. If any Depositary Receipts remain outstanding after the date of termination, the Preferred Stock Depositary thereafter will discontinue the transfer of Depositary Receipts, will suspend the distribution of dividends to the holders thereof, and will not give any further notices (other than notice of such termination) or perform any further acts under the Deposit Agreement except as provided below and except that the Preferred Stock Depositary will continue (i) to collect dividends on the Preferred Stock and any other distributions with respect thereto and (ii) to deliver the Preferred Stock together with such dividends and distributions and the net proceeds of any sales of rights, preferences, privileges or other property, without liability for interest thereon, in exchange for Depositary Receipts surrendered. At any time after the expiration of two years from the date of termination, the Preferred Stock Depositary may sell the Preferred Stock then held by it at public or private sales, at such place or places and upon such terms as it deems proper and may thereafter hold the net proceeds of any such sale, together with any money and other property then held by it, without liability for interest thereon, for the pro rata benefit of the holders of Depositary Receipts which have not been surrendered.

CHARGES OF PREFERRED STOCK DEPOSITARY

     The Company will pay all charges of the Preferred Stock Depositary including charges in connection with the initial deposit of the Preferred Stock, the initial issuance of the Depositary Receipts, the distribution of information to the holders of Depositary Receipts with respect to matters on which Preferred Stock is entitled to vote, withdrawals of the Preferred Stock by the holders of Depositary Receipts or redemption or conversion of the Preferred Stock, except for taxes (including transfer taxes, if any) and other governmental charges and such other charges as are expressly provided in the Deposit Agreement to be at the expense of holders of Depositary Receipts or persons depositing Preferred Stock.

MISCELLANEOUS

     The Preferred Stock Depositary will make available for inspection by holders of Depositary Receipts at its corporate office and its New York office, all reports and communications from the Company which are delivered to the Preferred Stock Depositary as the holder of Preferred Stock.

     Neither the Preferred Stock Depositary nor the Company will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. The obligations of the Preferred Stock Depositary under the Deposit Agreement are limited to performing its duties thereunder without negligence or bad faith. The obligations of the Company under the Deposit Agreement are limited to performing its duties thereunder in good faith. Neither the Company nor the Preferred Stock Depositary is obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Preferred Stock unless satisfactory indemnity is furnished. The Company and the Preferred Stock Depositary are entitled to rely upon advice of or information from counsel, accountants or other persons believed to be competent and on documents believed to be genuine.

     The Preferred Stock Depositary may resign at any time or be removed by the Company, effective upon the acceptance by its successor of its appointment; provided, that if a successor Preferred Stock Depositary has not been appointed or accepted such appointment within 45 days after the Preferred Stock Depositary has delivered a notice of election to resign to the Company, the Preferred Stock Depositary may terminate the Deposit Agreement. See "Amendment and Termination of Deposit Agreement" above.

                            DESCRIPTION OF WARRANTS

GENERAL

     The Company may issue Warrants for the purchase of (i) Debt Securities ("Debt Warrants") or (ii) Preferred Stock or Common Stock ("Stock Warrants").

     The Warrants will be issued under Warrant Agreements (as defined herein) to be entered into between the Company and a bank or trust company, as warrant agent (the "Warrant Agent"), all to be set forth in the applicable Prospectus Supplement relating to any or all Warrants in respect of which this Prospectus is being delivered. Copies of the form of agreement for each Warrant (each a "Debt Securities Warrant Agreement" or "Stock Warrant Agreement," as the case may be, or collectively the "Warrant Agreements"), including the forms of certificates representing the Warrants ("Debt Warrant Certificates" or "Stock Warrant Certificates," as the case may be, or collectively, the "Warrant Certificates") reflecting the provisions to be included in such agreements that will be entered into with respect to the particular offerings of each type of warrant are filed as exhibits to the Registration Statement of which this Prospectus forms a part.

     The following description sets forth certain general terms and provisions of the Warrants to which any Prospectus Supplement may relate. The particular terms of the Warrants to which any Prospectus Supplement may relate and the extent, if any, to which such general provisions may apply to the Warrants so offered will be described in the applicable Prospectus Supplement. The following summary of certain provisions of the Warrants, Warrant Agreements and Warrant Certificates does not purport to be complete and is subject to, and is qualified in its entirety by express reference to, all the provisions of the Warrant Agreements and Warrant Certificates, including the definitions therein of certain terms.

DEBT WARRANTS

     General. Reference is made to the applicable Prospectus Supplement for the terms of Debt Warrants in respect of which this Prospectus is being delivered, the Debt Securities Warrant Agreement relating to such Debt Warrants and the Debt Warrant Certificates representing such Debt Warrants, including the following: (i) the designation, aggregate principal amount and terms of the Debt Securities purchasable upon exercise of such Debt Warrants and the procedures and conditions relating to the exercise of such Debt Warrants; (ii) the designation and terms of any related Debt Securities with which such Debt Warrants are issued and the number of such Debt Warrants issued with each such Debt Security; (iii) the date, if any, on and after which such Debt Warrants and any related Offered Securities will be separately transferable; (iv) the principal amount of Debt Securities purchasable upon exercise of each Debt Warrant and the price at which such principal amount of Debt Securities may be purchased upon such exercise; (v) the date on which the right to exercise such Debt Warrants shall commence and the date on which such right shall expire; (vi) a discussion of the material United States federal income tax considerations applicable to the ownership or exercise of Debt Warrants; (vii) whether the Debt Warrants represented by the Debt Warrant Certificates will be issued in registered or bearer form, and, if registered, where they may be transferred and registered; (viii) call provisions of such Debt Warrants, if any; and (ix) any other terms of the Debt Warrants.

     Debt Warrant Certificates will be exchangeable for new Debt Warrant Certificates of different denominations and Debt Warrants may be exercised at the corporate trust office of the Warrant Agent or any other office indicated in the applicable Prospectus Supplement. Prior to the exercise of their Debt Warrants, holders of Debt Warrants will not have any of the rights of holders of the Debt Securities purchasable upon such exercise and will not be entitled to any payments of principal and premium, if any, and interest, if any, on the Debt Securities purchasable upon such exercise.

     Exercise of Debt Warrants. Each Debt Warrant will entitle the holder to purchase for cash such principal amount of Debt Securities at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the applicable Prospectus Supplement relating to the Debt Warrants offered thereby. Unless otherwise specified in the applicable Prospectus Supplement, Debt Warrants may be exercised at any time up to 5:00 p.m., New York City time, on the expiration date set forth in the applicable Prospectus Supplement. After 5:00 p.m., New York City time, on the expiration date, unexercised Debt Warrants will become void.

     Debt Warrants may be exercised as set forth in the applicable Prospectus Supplement relating to the Debt Warrants. Upon receipt of payment and the Debt Warrant Certificate properly completed and duly executed at the corporate trust office of the Warrant Agent or any other office indicated in the applicable Prospectus Supplement, the Company will, as soon as practicable, forward the Debt Securities purchasable upon such exercise. If less than all of the Debt Warrants represented by such Debt Warrant Certificate are exercised, a new Debt Warrant Certificate will be issued for the remaining amount of Debt Warrants.

STOCK WARRANTS

     General. Reference is made to the applicable Prospectus Supplement for the terms of Stock Warrants in respect of which this Prospectus is being delivered, the Stock Warrant Agreement relating to such Stock Warrants and the Stock Warrant Certificates representing such Stock Warrants, including the following:
(i) the type and number of shares of Preferred Stock or Common Stock purchasable upon exercise of such Stock Warrants and the procedures and conditions relating to the exercise of such Stock Warrants; (ii) the date, if any, on and after which such Stock Warrants and related Offered Securities will be separately tradeable; (iii) the offering price of such Stock Warrants, if any; (iv) the initial price at which such shares may be purchased upon exercise of Stock Warrants and any provision with respect to the adjustment thereof; (v) the date on which the right to exercise such Stock Warrants shall commence and the date on which such right shall expire; (vi) a discussion of the material United States federal income tax considerations applicable to the ownership or exercise of Stock Warrants; (vii) call provisions of such Stock Warrants, if any; (viii) any other terms of the Stock Warrants; (ix) anti-dilution provisions of the Stock Warrants, if any; and (x) information relating to any Preferred Stock purchasable upon exercise of such Stock Warrants.

     Stock Warrant Certificates will be exchangeable for new Stock Warrant Certificates of different denominations and Stock Warrants may be exercised at the corporate trust office of the Warrant Agent or any other office indicated in the applicable Prospectus Supplement. Prior to the exercise of their Stock Warrants, holders of Stock Warrants will not have any of the rights of holders of shares of capital stock purchasable upon such exercise, and will not be entitled to any dividend payments on such capital stock purchasable upon such exercise.

     Exercise of Stock Warrants. Each Stock Warrant will entitle the holder to purchase for cash such number of shares of Preferred Stock or Common Stock, as the case may be, at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the applicable Prospectus Supplement relating to the Stock Warrants offered thereby. Unless otherwise specified in the applicable Prospectus Supplement, Stock Warrants may be exercised at any time up to 5:00 p.m., New York City time, on the expiration date set forth in the applicable Prospectus Supplement. After 5:00 p.m., New York City time, on the expiration date, unexercised Stock Warrants will become void.

     Stock Warrants may be exercised as set forth in the applicable Prospectus Supplement relating thereto. Upon receipt of payment and the Stock Warrant Certificates properly completed and duly executed at the corporate trust office of the Warrant Agent or any other office indicated in the applicable Prospectus Supplement, the Company will, as soon as practicable, forward a certificate representing the number of shares of capital stock purchasable upon such exercise. If less than all of the Stock Warrants represented by such Stock Warrant Certificate are exercised, a new Stock Warrant Certificate will be issued for the remaining amount of Stock Warrants.

                      DESCRIPTION OF PREFERRED SECURITIES

     Each McKesson Trust may issue, from time to time, only one series of Preferred Securities having terms described in the Prospectus Supplement relating thereto. The Declaration of each McKesson Trust authorizes the Regular Trustees of such McKesson Trust to issue on behalf of such McKesson Trust one series of Preferred Securities. Each Declaration will be qualified as an indenture under the Trust Indenture Act. The Preferred Securities will have such terms, including distributions, redemption, voting, liquidation rights and such other preferred, deferred or other special rights or such restrictions as shall be set forth in the related Declaration or made part of such Declaration by the Trust Indenture Act or the Business Trust Act. Reference is made to any Prospectus Supplement relating to the Preferred Securities of a McKesson Trust for specific terms, including (i) the specific designation of such Preferred Securities, (ii) the number of Preferred Securities issued by such McKesson Trust, (iii) the annual distribution rate (or method of calculation thereof) for Preferred Securities issued by such McKesson Trust, the date or dates upon which such distributions shall be payable and the record date or dates for the payment of such distributions, (iv) whether distributions on Preferred Securities issued by such McKesson Trust shall be cumulative, and, in the case of Preferred Securities having such cumulative distribution rights, the date or dates or method of determining the date or dates from which distributions on Preferred Securities issued by such McKesson Trust shall be cumulative, (v) the amount or amounts which shall be paid out of the assets of such McKesson Trust to the holders of Preferred Securities of such McKesson Trust upon voluntary or involuntary dissolution, winding up or termination of such McKesson Trust, (vi) the obligation or right, if any, of such McKesson Trust to purchase or redeem Preferred Securities issued by such McKesson Trust and the price or prices at which, the period or periods within which and the terms and conditions upon which Preferred Securities issued by such McKesson Trust shall or may be purchased or redeemed, in whole or in part, pursuant to such obligation or right, (vii) the voting rights, if any, of Preferred Securities issued by such McKesson Trust in addition to those required by law, including the number of votes per Preferred Security and any requirement for the approval by the holders of Preferred Securities, or of Preferred Securities issued by one or more McKesson Trusts, or of both, as a condition to specified actions or amendments to the Declaration of such McKesson Trust, (viii) the terms and conditions, if any, upon which Preferred Securities issued by such McKesson Trust may be converted by the holder thereof or exchanged at the election of the Company into Common Stock, Preferred Stock or any other securities of the Company, including the conversion price per share and the circumstances, if any, under which such conversion right will expire, (ix) the terms and conditions, if any, upon which the Debt Securities may be distributed to holders of the Preferred Securities,
(x) if applicable, any securities exchange upon which the Preferred Securities shall be listed, and (xi) any other relevant rights, preferences, privileges, limitations or restrictions of Preferred Securities issued by such McKesson Trust consistent with the Declaration of such McKesson Trust or with applicable law. All Preferred Securities offered hereby will be guaranteed by the Company as and to the extent set forth below under "Description of the Preferred Securities Guarantee." Certain United States federal income tax considerations applicable to any offering of Preferred Securities will be described in the Prospectus Supplement relating thereto.

     In connection with the issuance of Preferred Securities, each McKesson Trust will issue one series of Common Securities. The Declaration of each McKesson Trust authorizes the Regular Trustees of such trust to issue on behalf of such McKesson Trust one series of Common Securities having such terms including distributions, redemption, voting, liquidation rights or such restrictions as shall be set forth therein. The terms of the Common Securities issued by a McKesson Trust will be substantially identical to the terms of the Preferred Securities issued by such McKesson Trust and the Common Securities will rank pari passu, and payments will be made thereon on a pro rata basis with the Preferred Securities except that if a Declaration Event of Default occurs and is continuing, the rights of the holders of such Common Securities to payments in respect of distributions and payments upon liquidation, redemption and maturity will be subordinated to the rights of the holders of such Preferred Securities. Except in certain limited circumstances, the Common Securities issued by a McKesson Trust will also carry the right to vote and to appoint, remove or replace any of the MFT Trustees (other than a Special Regular Trustee) of that McKesson Trust. All of the Common Securities of a McKesson Trust will be directly or indirectly owned by the Company.

                 DESCRIPTION OF PREFERRED SECURITIES GUARANTEE

     Set forth below is a summary of information concerning the Preferred Securities Guarantee which will be executed and delivered by the Company for the benefit of the holders from time to time of the Preferred Securities of each McKesson Trust. The summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to the respective Preferred Securities Guarantee, a form of which has been attached as an exhibit to the Registration Statement of which this Prospectus forms a part. Each Preferred Securities Guarantee incorporates by reference the terms of the Trust Indenture Act. The trustee of each Preferred Securities Guarantee (the "Preferred Securities Guarantee Trustee") will hold the Preferred Securities Guarantee for the benefit of the holders of the Preferred Securities of that McKesson Trust.

GENERAL

     Pursuant to and to the extent set forth in each Preferred Securities Guarantee, the Company will agree, to the extent set forth therein, to pay in full to the holders of the Preferred Securities of the applicable McKesson Trust (except to the extent paid by that McKesson Trust), as and when due, regardless of any defense, right of set off or counterclaim which the McKesson Trust may have or assert, the following payments (the "Preferred Securities Guarantee Payments"), without duplication: (i) all accrued and unpaid distributions that are required to be paid on the Preferred Securities to the extent the McKesson Trust has funds available therefor, (ii) the redemption price, if any, plus accrued and unpaid distributions with respect to any such Preferred Securities called for redemption by the McKesson Trust, to the extent the McKesson Trust has funds available therefor, and (iii) upon a voluntary or involuntary dissolution, winding-up or termination of the McKesson Trust (other than in connection with the distribution of the Debt Securities held by the McKesson Trust to its holders of Preferred Securities or the redemption of all the Preferred Securities of the McKesson Trust), the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on the Preferred Securities to the date of payment to the extent that McKesson Trust has funds available therefor and (b) the amount of assets of the McKesson Trust remaining available for distribution to holders of its Preferred Securities then outstanding upon the liquidation of the McKesson Trust. If the Company were to default on its obligation to pay amounts payable on the Debt Securities held by a McKesson Trust, that McKesson Trust would lack available funds for the payment of distributions or amounts payable on redemption of its Preferred Securities or otherwise, and in such event holders of those Preferred Securities would not be able to rely upon the Preferred Securities Guarantee for payment of such amounts. Instead, a holder of such Preferred Securities would be required to rely on the enforcement (i) by the Institutional Trustee of its rights, as registered holder of the Debt Securities, against the Company pursuant to the terms of the Debt Securities or (ii) by such holder of Preferred Securities of its rights against the Company to enforce payments on Debt Securities. Each Declaration provides that each holder of Preferred Securities, by acceptance thereof, agrees to the provisions of the applicable Preferred Securities Guarantee, including the subordination provisions thereof.

     The Preferred Securities Guarantee will not apply to any payment of distributions or redemption price, if any, or to payments upon the dissolution, winding-up or termination of the related McKesson Trust, except to the extent that McKesson Trust shall have funds available therefor. If the Company does not make interest payments on the Debt Securities held by a McKesson Trust, that McKesson Trust will not pay distributions on its Preferred Securities and will not have funds available therefor. A Preferred Securities Guarantee, when taken together with the Company's obligations under the related Debt Securities and Declaration and the Indenture, including its obligations to pay costs, expenses, debts and liabilities of that McKesson Trust (other than with respect to the Trust Securities) will provide a full and unconditional guarantee by the Company of payments due on the Preferred Securities of that McKesson Trust. The terms of the subordination, if any, of a Preferred Securities Guarantee will be set forth in the applicable Prospectus Supplement.

     The Company has also agreed separately to irrevocably and unconditionally guarantee the obligations of each McKesson Trust with respect to its Common Securities (the "Common Securities Preferred Securities Guarantee") to the same extent as the related Preferred Securities Guarantee, except that upon the occurrence and during the continuation of a Declaration Event of Default with respect to the Debt Securities held by the McKesson Trust, the holders of its Preferred Securities shall have priority over the holders of the Common Securities with respect to the Preferred Securities Guarantee Payments.

CERTAIN COVENANTS OF THE COMPANY

     In each Preferred Securities Guarantee, the Company will covenant that, so long as any of the related Preferred Securities remain outstanding, if (i) the Company has exercised its option to defer interest payments on the related Debt Securities by extending the interest payment period and such extension period, or any extension thereof, shall be continuing, (ii) the Company shall be in default with respect to its payment or other obligations under the Preferred Securities Guarantee or (iii) there shall have occurred and be continuing a Declaration Event of Default or any event that, with the giving of notice or lapse of time or both, would constitute a Declaration Event of Default, then the Company shall not (a) declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of its capital stock or (b) make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank pari passu with or junior in interest to the related Debt Securities or make any guarantee payment with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company if such guarantee ranks pari passu with or junior in interest to the related Debt Securities (other than (i) as a result of a reclassification of the Company capital stock or the exchange or conversion of one class or series of the Company capital stock for another class or series of the Company capital stock,
(ii) the purchase of fractional interests in shares of the Company capital stock pursuant to the conversion or exchange provisions of such capital stock of the Company or the security being converted into or exchanged for capital stock of the Company, (iii) dividends or distributions in Common Stock, (iv) any declaration of a dividend in connection with the implementation of a stockholders' rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto, (v) payments under the Preferred Securities Guarantee, (vi) purchases of Common Stock related to the issuance of Common Stock or rights under any of the Company's benefit plans for its directors, officers or employees and (vii) obligations under any dividend reinvestment and stock purchase plans).

     As part of each Preferred Securities Guarantee, the Company will agree that it will honor all obligations relating to the conversion of the Preferred Securities into, as the case may be, Common Stock, Preferred Stock or other securities of the Company.

AMENDMENTS AND ASSIGNMENT

     Except with respect to any changes that do not materially and adversely affect the rights of holders of the related Preferred Securities (in which case no vote will be required), a Preferred Securities Guarantee may be amended only with the prior approval of the holders of at least a majority in liquidation amount of all the related Preferred Securities then outstanding. All guarantees and agreements contained in each Preferred Securities Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Company and shall inure to the benefit of the. holders of the related Preferred Securities then outstanding. Except in connection with any permitted merger or consolidation of the Company with or into another entity or any permitted sale, transfer or lease of the Company's assets to another entity the Company may not assign its rights or delegate its obligations under any Preferred Securities Guarantee without the prior approval of the holders of at least a majority of the aggregate stated liquidation amount of the related Preferred Securities then outstanding.

TERMINATION OF THE PREFERRED SECURITIES GUARANTEE

     Each Preferred Securities Guarantee will terminate as to each holder of Preferred Securities with respect to a McKesson Trust upon (i) full payment of the redemption price, if any, and accrued and unpaid distributions with respect to all related Preferred Securities, (ii) distribution of the Debt Securities held by the McKesson Trust to the holders of its Preferred Securities, (iii) full payment of the amounts payable under its Declaration upon liquidation of the McKesson Trust, or (iv) the distribution of the underlying securities to the holder thereof upon any conversion or exchange of such holder's Preferred Securities into the designated security, and will terminate completely upon full payment of the amounts payable in accordance with the applicable Declaration. Each Preferred Securities Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of related Preferred Securities must restore payment of any sum paid under such Preferred Securities or the Preferred Securities Guarantee.

EVENTS OF DEFAULT

     An event of default under a Preferred Securities Guarantee will occur upon
(a) the failure of the Company to perform any of its payment or other obligations thereunder or (b) if applicable, the failure by the Company to deliver the designated securities upon an appropriate election by the holder or holders of related Preferred Securities to convert or exchange the Preferred Securities into such designated security.

     The holders of a majority in liquidation amount of Preferred Securities then outstanding relating to the Preferred Securities Guarantee have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Preferred Securities Guarantee Trustee in respect of the Preferred Securities Guarantee or to direct the exercise of any trust or power conferred upon the Preferred Securities Guarantee Trustee under the related Preferred Securities. If the Preferred Securities Guarantee Trustee fails to enforce the Preferred Securities Guarantee, any holder of the related Preferred Securities may institute a legal proceeding directly against the Company to enforce the Preferred Securities Guarantee Trustee's rights under the Preferred Securities Guarantee, without first instituting a legal proceeding against the McKesson Trust, the Preferred Securities Guarantee Trustee or any other person or entity. Notwithstanding the foregoing, if the Company has failed to make a Preferred Securities Guarantee Payment, the related holder of Preferred Securities may directly institute a proceeding against the Company for enforcement of the Preferred Securities Guarantee for such payment. The Company waives any right or remedy to require that any action be brought first against each McKesson Trust or any other person or entity before proceeding directly against the Company.

STATUS OF THE PREFERRED SECURITIES GUARANTEE; SUBORDINATION

     The Preferred Securities Guarantee will constitute an unsecured obligation of the Company and will rank in right of payment to all other liabilities of the Company in the manner set forth in the applicable Prospectus Supplement. The terms of the Preferred Securities provide that each holder of Preferred Securities by acceptance thereof agrees to the subordination provisions, if any, and other terms of the Preferred Securities Guarantee relating thereto.

     The Preferred Securities Guarantee will constitute a guarantee of payment and not of collection (that is, the guaranteed party may institute a legal proceeding directly against the Company to enforce its rights under the Preferred Securities Guarantee without instituting a legal proceeding against any other person or entity). The Preferred Securities Guarantee does not place a limitation on the amount of additional indebtedness that may be incurred by the Company.

INFORMATION CONCERNING THE PREFERRED SECURITIES GUARANTEE TRUSTEE

     Each Preferred Securities Guarantee Trustee, prior to the occurrence of a default with respect to the related Preferred Securities Guarantee, undertakes to perform only such duties as are specifically set forth in the Preferred Securities Guarantee and, after default with respect to that Preferred Securities Guarantee, shall exercise the same degree of care as a prudent person would exercise in the conduct of his or her own affairs. Subject to such provision, a Preferred Securities Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the Preferred Securities Guarantee at the request of any holder of related Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

GOVERNING LAW

     Each Preferred Securities Guarantee will be governed by, and construed in accordance with, the laws of the State of New York.

                    DESCRIPTION OF STOCK PURCHASE CONTRACTS
                            AND STOCK PURCHASE UNITS

     The Company may issue Stock Purchase Contracts, representing contracts obligating holders to purchase from the Company, and the Company to sell to the holders, a specified number of shares of Common Stock at a future date or dates. The price per share of Common Stock may be fixed at the time the Stock Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Stock Purchase Contracts. The Stock Purchase Contracts may be issued separately or as a part of units ("Stock Purchase Units") consisting of a Stock Purchase Contract and either (x) Senior Debt Securities, Senior Subordinated Debt Securities, Subordinated Debt Securities or Junior Subordinated Debt Securities, (y) debt obligations of third parties, including U.S. Treasury securities or (z) Preferred Securities of a McKesson Trust securing the holder's obligations to purchase the Common Stock under the Stock Purchase Contracts. The Stock Purchase Contracts may require the Company to make periodic payments to the holders of the Stock Purchase Units or vice versa, and such payments may be unsecured or prefunded on some basis. The Stock Purchase Contracts may require holders to secure their obligations thereunder in a specified manner and in certain circumstances the Company may deliver newly issued prepaid stock purchase contracts ("Prepaid Securities") upon release to a holder of any collateral securing such holder's obligations under the original Stock Purchase Contract.

     The applicable Prospectus Supplement will describe the terms of any Stock Purchase Contracts or Stock Purchase Units and, if applicable, Prepaid Securities. The description in the Prospectus Supplement will not purport to be complete and will be qualified in its entirety by reference to the Stock Purchase Contracts, the collateral arrangements and depositary arrangements, if applicable, relating to such Stock Purchase Contracts or Stock Purchase Units and, if applicable, the Prepaid Securities and the document pursuant to which such Prepaid Securities will be issued.

GOVERNING LAW

     Each Stock Purchase Contract will be governed by, and construed in accordance with, the laws of the State of New York.

                              PLAN OF DISTRIBUTION

     The Company and/or McKesson Trust may sell the Offered Securities directly or through agents, underwriters or dealers.

     Offers to purchase Offered Securities may be solicited by agents designated by the Company and/or a McKesson Trust from time to time. Any such agent, who may be deemed to be an underwriter as that term is defined in the Securities Act, involved in the offer or sale of the Offered Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company and/or a McKesson Trust to such agent set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment. The Company and/or a McKesson Trust may also sell Offered Securities to an agent as principal. Agents may be entitled to, under agreements which may be entered into with the Company and/or a McKesson Trust, indemnification by the Company against certain liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for the Company in the ordinary course of business.

     If any underwriters are utilized in the sale of Offered Securities in respect of which this Prospectus is delivered, the Company and/or a McKesson Trust will enter into an underwriting agreement with such underwriters and the names of the underwriters and the terms of the transaction will be set forth in the Prospectus Supplement, which will be used by the underwriters to make resales of the Offered Securities in respect of which this Prospectus is delivered to the public. Underwriters may offer and sell the Offered Securities at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The underwriters may be entitled, under the relevant underwriting agreement, to indemnification by the Company against

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certain liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for the Company in the ordinary course of business.

     If a dealer is utilized in the sale of the Offered Securities in respect of which this Prospectus is delivered, the Company and/or a McKesson Trust will sell such Offered Securities to the dealer, as principal. The dealer may then resell such Offered Securities to the public at varying prices to be determined by such dealer at the time of resale. Dealers may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for the Company in the ordinary course of business.

     Offered Securities may also be offered and sold, if so indicated in the Prospectus Supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms ("Remarketing firms"), acting as principals for their own accounts or as agents for the Company and/or a McKesson Trust. Any Remarketing firm will be identified and the terms of its agreement, if any, with the Company and/or a McKesson Trust and its compensation will be described in the Prospectus Supplement. Remarketing firms may be deemed to be underwriters in connection with the Offered Securities remarketing thereby. Remarketing firms may be entitled under agreements which may be entered into with the Company and/or a McKesson Trust to indemnification by the Company and/or a McKesson Trust against certain liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for the Company and/or a McKesson Trust in the ordinary course of business.

     If so indicated in the Prospectus Supplement, the Company and/or a McKesson Trust will authorize agents and underwriters or dealers to solicit offers by certain purchasers to purchase Offered Securities from the Company and/or a McKesson Trust at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to only those conditions set forth in the Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable for solicitation of such offers.

                                 LEGAL MATTERS

     Unless otherwise indicated in the applicable Prospectus Supplement, the validity of the Offered Securities of McKesson will be passed upon for McKesson by Ivan D. Meyerson, Vice President and General Counsel of McKesson, and by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California.

                                    EXPERTS

     The consolidated financial statements of the Company and the related financial statement schedule incorporated in this Registration Statement by reference from the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1998 and the consolidated financial statements of FoxMeyer for the year ended March 31, 1996 incorporated in this Registration Statement by reference from McKesson's Current Report on Form 8-K/A filed with the Commission on April 28, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports incorporated herein by reference (which report dated May 18, 1998 on McKesson's consolidated financial statements expresses an unqualified opinion and which report on FoxMeyer's consolidated financial statements dated June 28, 1996 (March 18, 1997 as to paragraph seven of Note Q), expresses an unqualified opinion and includes an explanatory paragraph relating to the sale of the principal assets of FoxMeyer and its Chapter 7 bankruptcy filing). Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in auditing and accounting.

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